Exhibit 2.1
EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
CROCS, INC., AS BUYER,
FULL FORTUNE WEALTH LIMITED, AS HK SELLER,

DANIELE GUIDI, AS US SELLER,

FULL FORTUNE WORLDWIDE LIMITED, FULL FORTUNE INTELLECTUAL LIMITED AND FULL FORTUNE ONLINE LIMITED, AS THE HK ACQUIRED COMPANIES,

LUCKY TOP INC. AND HAPPY ONE LLC, AS THE US ACQUIRED COMPANIES,

ALESSANDRO ROSANO, AS GUARANTOR,

AND

FULL FORTUNE WEALTH LIMITED, AS REPRESENTATIVE

December 22, 2021

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2021 by and among: (i) Crocs, Inc., a Delaware corporation (“Buyer”); (ii) Full Fortune Wealth Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 2918255 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“HK Seller”); (iii) Mr. Daniele Guidi, a resident of the State of Nevada (“US Seller” and, together with HK Seller, “Sellers”, and each individually, a “Seller”); (iv) Full Fortune Intellectual Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 2922287 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“FF Intellectual”); (v) Full Fortune Worldwide Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 2922291, and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“FF Worldwide”); (vi) Full Fortune Online Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 3033129 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“FF Online” and collectively with FF Intellectual and FF Worldwide the “HK Acquired Companies”); (vii) Happy One LLC, a limited liability company formed under the laws of the State of Nevada (“Happy One”) and (viii) Lucky Top Inc., a corporation incorporated under the laws of the State of Delaware (“Lucky Top” and together with Happy One, the “US Acquired Companies”); (ix) solely for the purposes of Section 6.2(b) and Article VIII, Mr. Alessandro Rosano, a resident of Hong Kong (“Guarantor”); and (x) HK Seller, in its capacity as representative and agent for Sellers (“Representative”). Buyer, Sellers, the HK Acquired Companies, the US Acquired Companies, Representative and Guarantor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

RECITALS

A.    The Acquired Companies are engaged in the business of the manufacture, distribution and sale of casual footwear, including such footwear bearing the branding “Hey Dude” (as engaged in by the Acquired Companies, the “Business”).
B.    Guarantor owns all of the equity securities of HK Seller.
C.    HK Seller owns all of the equity securities of each of the HK Acquired Companies (collectively, the “HK Purchased Securities”), which constitute all of the issued and outstanding equity securities of the HK Acquired Companies.
D.    US Seller owns all of the equity securities in (collectively, the “US Purchased Securities”, and together with the HK Purchased Securities, the “Purchased Securities”) the US Acquired Companies.
E.     Concurrently with the execution and delivery of this Agreement, and as a condition to Buyer’s willingness to enter into this Agreement, (i) Guarantor has duly executed and delivered a restrictive covenants agreement with Buyer and the Acquired Companies attached hereto as Exhibit B (the “Guarantor Restrictive Covenants Agreement”) and (ii) US Seller has executed and delivered a restrictive covenants agreement with Buyer and the Acquired Companies attached hereto as Exhibit C (the “US Seller Restrictive Covenants Agreement” and together with Guarantor Restrictive Covenants Agreement, the “Restrictive Covenants Agreements”), in each case, dated as of the date hereof and effective as of the Closing.
F.    Concurrently with the execution and delivery of this Agreement, and as a condition to Buyer’s willingness to enter into this Agreement, (i) Guarantor has executed and delivered an employment agreement with FF Worldwide attached hereto as Exhibit D (the “Guarantor Employment Agreement”), (ii) Lever Your Business Inc., a Nevada corporation wholly owned by US Seller, has executed and delivered a services agreement with Lucky Top attached hereto as Exhibit E (the “Services Agreement”) and (iii) Dario Kaute, a resident of Hong Kong, has executed and delivered an employment agreement with FF Intellectual, attached hereto as Exhibit F (the “Key Person Employment Agreement” and together with Guarantor Employment Agreement and the Services Agreement, the “Employment and Services Agreements”), in each case, dated as of the date hereof and effective as of the Closing.
G.    Each Seller desires to sell, and Buyer desires to purchase, such Seller’s Purchased Securities, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
PURCHASE AND SALE OF THE SHARES
Section 1.1    Sale and Transfer of the Purchased Securities. At the Closing, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, all of such Seller’s Purchased Securities, free and clear of all Encumbrances other than those under applicable securities Laws.
Section 1.2    Consideration.
(a)    The aggregate consideration payable for the Purchased Securities (the “Consideration”) is equal to the sum of:
(i)    equity consideration consisting of 2,852,280 Buyer Shares, free and clear of any Encumbrances other than those under applicable securities Laws (the “Equity Consideration Shares”); plus
(ii)    cash consideration (the “Cash Purchase Price”) equal to the sum of the following:
(A)    the Baseline Cash Purchase Price; plus
(B)    if the Net Working Capital as of the Measurement Time exceeds the Target Net Working Capital Amount, the amount by which the Net Working Capital as of the Measurement Time exceeds the Target Net Working Capital Amount; minus
(C)    if the Net Working Capital as of the Measurement Time is less than the Target Net Working Capital Amount, the amount by which the Target Net Working Capital Amount exceeds the Net Working Capital as of the Measurement Time; plus
(D)    an amount equal to the Cash of the HK Acquired Companies as of the Measurement Time; provided however, that such amount shall not be greater than $25,000,000; plus
(E)    an amount equal to the Cash of the US Acquired Companies as of the Measurement Time; provided however, that such amount shall not be greater than $2,000,000; minus

(F)    an amount equal to the Indebtedness of the Acquired Companies as of immediately prior to the Closing; minus
(G)    the Seller Transaction Expenses as of immediately prior to the Closing; minus
(H)    the Change of Control Expenses; minus
(I)    the Seller Stamp Duty.
(iii)    Interest will not accrue on, and no interest will be payable in respect of, any amount payable pursuant to this ARTICLE I.

Section 1.3    Treatment of Cash Purchase Price.
(a)    At least five Business Days prior to the Closing Date, Representative will deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth: Sellers’ good faith estimate of the Cash Purchase Price, including (A) the amount as of the Measurement Time of Cash of the Acquired Companies, (B) the amount as of the Measurement Time of Net Working Capital, (C) the Seller Transaction Expenses as of immediately prior to the Closing, (D) Change of Control Expenses, (E) Indebtedness of the Acquired Companies as of immediately prior to the Closing, and (F) the Seller Stamp Duty (including reasonable detail regarding the calculation thereof). The Pre-Closing Statement shall be prepared in accordance with the Accounting Principles, include wire or other payment instructions for the payment in accordance with Section 1.3(b) of Seller Transaction Expenses, Change of Control Expenses and the Seller Closing Payment and be accompanied by an internally-generated estimated trial balance for each of the Acquired Companies as of immediately prior to the Closing.
(b)    Subject to the satisfaction or waiver of all of the conditions set forth in Section 2.2 and Section 2.4, at the Closing, Buyer will:
(i)    hold back and retain an amount equal to $8,500,000 (the “Adjustment Holdback Amount”) as security (but not as the sole source of recovery) for any downward adjustments to the Purchase Price made in accordance with Section 1.4;
(ii)    issue (or cause its transfer agent to issue) to HK Seller the Equity Consideration Shares;
(iii)     deposit in an escrow account with the Escrow Agent (the “Escrow Account”) an amount in cash equal to $125,000,000 (the “Escrow Amount”) in accordance with the terms of the Escrow Agreement as security (but not as the sole source of recovery) for the performance by Sellers and Guarantor of the indemnification and other agreements, covenants and obligations of Sellers and Guarantor arising under this Agreement;
(iv)    pay the amount required to discharge in full the Payoff Indebtedness to the holders of Payoff Indebtedness as set forth in the Payoff Letters and the Pre-Closing Statement;
(v)    pay the Seller Transaction Expenses and the Change of Control Expenses set forth on the Pre-Closing Statement in accordance with the payment instructions set forth in the Pre-Closing Statement;
(vi)    hold back an amount equal to the Seller Stamp Duty as set forth in the Pre-Closing Statement for the Stamp Duty payable by Buyer in accordance with Section 5.3(g); and
(vii)    pay to each Seller by wire transfer of immediately available funds in accordance with the wire instructions of such Seller set forth in the Pre-Closing Statement an amount equal to such Seller’s Cash Purchase Price Relevant Percentage of the Cash Purchase Price as stated by Seller in the Pre-Closing Statement (such amount, the “Seller Closing Payment”).
Section 1.4    Post-Closing Adjustment to Cash Purchase Price.
(a)    Following the Closing, the Cash Purchase Price will be finally determined (the “Final Cash Purchase Price”) in accordance with the adjustments and procedures set forth in this Section 1.4. On or before the date that is 90 days after the Closing Date, Buyer will prepare and deliver to Representative a statement (the “Final Closing Statement”), setting forth: Buyer’s calculation of the Final Cash Purchase Price, including (A) the amount as of the Measurement Time of Cash of the Acquired Companies, (B) the amount as of the Measurement Time of Net Working Capital, (C) the Seller Transaction Expenses as of immediately prior to the Closing, (D) Change of Control Expenses, (E) Indebtedness of the Acquired Companies as of immediately prior to the Closing, (F) and the Seller Stamp Duty (including reasonable detail regarding the calculation thereof). The Final Closing Statement shall be prepared in accordance with the Accounting Principles. If the amount of the Seller Final Closing Payment set forth in the Final Closing Statement delivered by Buyer would give rise to an obligation of the Buyer to make payment to Sellers pursuant to Section 1.4(g)(i), or of Sellers to make payment to the Buyer pursuant to Section 1.4(g)(ii) of an amount less than the Adjustment Holdback Amount (if finally determined in accordance with Section 1.4(c) and (e) to be correct), then, promptly after

Buyer delivers the Final Closing Statement to Representative in accordance with this Section 1.4(a), the Buyer shall also pay to each Seller, in the case of Section 1.4(g)(i), such Seller’s Cash Purchase Price Relevant Percentage of the entire Adjustment Holdback Amount or, in the case of Section 1.4(g)(ii), such Seller’s Cash Purchase Price Relevant Percentage of such portion of the Adjustment Holdback Amount equal to the Adjustment Holdback Amount less the amount by which the Seller Final Closing Payment exceeds the Seller Closing Payment.
(b)    Representative will be entitled to review the Final Closing Statement, together with supporting books and records of the Acquired Companies, to be provided upon Representative’s reasonable request; provided that (i) such review must be conducted at reasonable times during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Buyer or the Acquired Companies, (ii) Representative will treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with the determination of the Final Cash Purchase Price, and hereby agrees to execute and deliver such customary waivers, limitations of liability and indemnification agreements as are reasonably requested by Buyer or any Acquired Company to provide access to such books and records, and (iii) the costs and expenses incurred by Sellers for such review, including the fees of any third-party advisors of Sellers, will be borne by Sellers. If Representative disagrees with the Final Closing Statement, then Representative will give written notice (the “Objection Notice”) to Buyer within 60 days after the date Representative receives the Final Closing Statement (such period, the “Objection Period”) specifying in reasonable detail Representative’s disagreement with Buyer’s determination of the Final Cash Purchase Price, as set forth in the Final Closing Statement. The Objection Notice, if any, must specify separately each of those items or amounts as to which Representative disagrees, and Representative will be deemed to have agreed with all other items and amounts contained in the Final Closing Statement. If Representative does not deliver an Objection Notice within the Objection Period, then each Seller will be deemed to have agreed entirely with the determination of the Final Cash Purchase Price as set forth in the Final Closing Statement.
(c)    If the Objection Notice is timely delivered in accordance with the terms of Section 1.4(b), Buyer and Representative will, during the 30 days following delivery of the Objection Notice, use commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in the Objection Notice (the “Disputed Components”) in order to determine the Final Cash Purchase Price, which amounts must be within the range of the amount thereof shown in the Final Closing Statement and the amount thereof shown in the Objection Notice. If during such 30-day period, Buyer and Representative are unable to reach agreement on the Disputed Components, then they will promptly thereafter jointly engage one or more members having no conflict of interest of the dispute resolution group of an independent accounting firm of recognized international standing to be mutually agreed upon by Buyer and Representative acting reasonably and in good faith (the “Accounting Expert”) to review this Agreement and the Disputed Components for the purpose of calculating the Final Cash Purchase Price. If Buyer and Representative are unable to agree on and engage the Accounting Expert within 15 days after the conclusion of such 30-day period, or if at any time the Accounting Expert jointly engaged by Buyer and Representative is unable to continue or has withdrawn from the engagement, either Buyer or Representative may request that the International Centre for Dispute Resolution appoint a certified public accountant who at the time is, or for at least five years formerly was, a partner (or in a position of equivalent stature) in an independent accounting firm of recognized international standing, to serve as the Accounting Expert. Buyer and Representative will jointly instruct the Accounting Expert to (i) review the Final Closing Statement and the Objection Notice to resolve each Disputed Component, including, as applicable, determining each disputed item or amount to be included in calculating the Final Cash Purchase Price; and (ii) calculate the amounts of the Final Cash Purchase Price to reflect such resolution. In making its calculation of the Final Cash Purchase Price, the Accounting Expert may consider only the Disputed Components. The Accounting Expert’s determination of any disputed items or amounts and its calculation of the Final Cash Purchase Price must be within the range of the amounts thereof shown in Final Closing Statement and the amounts thereof shown in the Objection Notice.
(d)    In connection with the resolution of the Disputed Components, the Accounting Expert will act as an expert and not an arbitrator and will limit its review to the positions of the parties set out in the Final Closing Statement and the Objection Notice. The Accounting Expert may, at its discretion, conduct a conference concerning the Disputed Components, at which conference Buyer and Representative will have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants; provided, that Buyer and Representative will not take a position inconsistent with their respective positions in the Final Closing Statement and the Objection Notice. Any such conference may be held, in the discretion of the Accounting Expert, by telephone conference, videoconference or (if permitted under and consistent with then-extant and applicable COVID-19 Measures) in person. In connection with the resolution of the Disputed Components, there will be no other hearings or oral examinations, testimony, depositions, discovery or other similar Legal Proceedings. Each of the Parties will make available to the other Parties and the Accounting Expert, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such party or the Accounting Expert may reasonably request to review the Final Closing Statement and Objection Notice, and to resolve the Disputed Components.
(e)    The Accounting Expert will deliver to Buyer and Representative, as promptly as practicable and in all events within 45 days after the date of its engagement, a report setting forth, in reasonable detail, its determination of the Final Cash Purchase Price. Such report will be final and binding upon the Parties, absent manifest error. The cost of the Accounting Expert’s review and report will be borne by Buyer and Seller in the same proportion that the dollar amount of the disputed items or amounts that are not resolved in favor of Buyer or Seller, as applicable, bears to the total dollar amount of items or amounts in dispute resolved by the Accounting Expert. Each of Buyer, the Acquired Companies and Seller will bear all of its other expenses incurred in connection with the matters contemplated by this Section 1.4.
(f)    The process set forth in this Section 1.4 will be the exclusive remedy of the Parties for any dispute over the Disputed Components. The Accounting Expert may not and will not have authority or jurisdiction to resolve or decide any matter or dispute other than, as provided in and in accordance with this Section 1.4 resolving the Disputed Components and calculating the amounts of the Final Cash Purchase Price. Any other dispute or matter arising under or with respect to this Agreement (including any dispute over whether any claim, issue, element or amount is within the authority of the Accounting Expert to determine) will be reserved for and determined in accordance with Sections 8.8, 8.9 and 8.10.
(g)    As soon as reasonably practicable, but not more than ten Business Days, following the final determination of the Final Cash Purchase Price pursuant to this Section 1.4:
(i)    in the event that the amount of the Seller Final Closing Payment is greater than the amount of the Seller Closing Payment, Buyer will pay to each Seller, by wire transfer of immediately available funds to the bank account of such Seller designated by Seller in the Pre-Closing Statement (unless such Seller designates a different account of such Seller in writing within five Business Days following the final determination of the Final Cash Purchase Price under this Section 1.4), an amount equal to such Seller’s Cash Purchase Price Relevant Percentage of the amount by which the Seller Final Closing Payment exceeds the Seller Closing Payment plus the Adjustment Holdback Amount less any amount that has already been disbursed to such Seller pursuant to the last sentence of Section 1.4(a);
(ii)    in the event that the amount of the Seller Final Closing Payment is less than the amount of the Seller Closing Payment by an amount less than or equal to the Adjustment Holdback Amount, Buyer will retain from the Adjustment Holdback Amount an amount equal to the amount by which the Seller Closing Payment exceeds the Seller Final Closing Payment and pay to each Seller an amount equal to such Seller’s Cash Purchase Price Relevant Percentage of the balance of the Adjustment Holdback Amount by wire transfer of immediately available funds to the bank account of such Seller designated by such Seller in the Pre-Closing Statement (unless such Seller designates a different account of such Seller in writing within five Business Days following the final determination of the Final Cash Purchase Price under this Section 1.4) less any amount that has already been disbursed to such Seller pursuant to the last sentence of Section 1.4(a); and
(iii)    in the event that the amount of the Seller Final Closing Payment is less than the amount of the Seller Closing Payment by an amount greater than the Adjustment Holdback Amount, Buyer will retain the Adjustment Holdback Amount and, at Buyer’s option, (A) Sellers will pay to Buyer the amount by which the difference between the Seller Final Closing Payment and the Seller Closing Payment exceeds the Adjustment Holdback Amount (the “Shortfall Amount”) by wire transfer of immediately available funds (and such payment obligation of the Sellers will be joint and several) or (B) Representative and Buyer will deliver joint written instructions to the Escrow Agent to deliver from the Escrow Account to Buyer an amount equal to the Shortfall Amount.
Section 1.5    Tax Withholding. Buyer, Sellers and the Acquired Companies will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code or any other Tax Law with respect to the making of such payment. Prior to making any such deduction or withholding, the applicable payor shall provide the Person on behalf of whom such deduction or withholding is made with reasonable advance written notice of the intention to make such deduction or withholding and shall use commercially reasonable efforts to cooperate with such Person to mitigate or reduce any such deduction or withholding. To the extent that amounts are so withheld or deducted, such amounts will be treated for all purposes of this Agreement and Related Agreements as having been paid to such Person(s) in respect of whom such withholding or deduction was made. The Parties shall use commercially reasonable efforts to (i) cooperate to collect (and to provide to the requesting Party) any applicable Tax certificates (including IRS Forms W-9 or W-8) from any payee receiving any payment hereunder, including any payees of Payoff Indebtedness and Seller Transaction Expenses and (ii) provide any information reasonably necessary to determine the withholding obligations of any Person with respect to such payments.
ARTICLE II.
CLOSING; CLOSING CONDITIONS AND DELIVERIES
Section 2.1    Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 2.2, Section 2.3 and Section 2.4, the closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission (except where transmission of original documents is required pursuant to applicable Law) to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt (or in such other manner or place as mutually agreed by the Parties), on the date that is the later of (a) the 61st day following the date hereof and (b) the third Business Day following the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 2.2, Section 2.3 and Section 2.4 (other than conditions with respect to actions the respective Parties will take at the Closing itself), or on such other date as mutually agreed upon by the Parties (the “Closing Date”), with the Closing to be effective (i) with respect to the HK Acquired Companies, as of 12:00 a.m., Hong Kong Time and (ii) with respect to the US Acquired Companies, as of 12:00 a.m. Pacific Time (i.e., the beginning of the day in the applicable time zone), on the Closing Date.
Section 2.2    Conditions to Obligations of Buyer to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction, or waiver by Buyer, at or before the Closing of all of the following conditions:
(a)    all of the representations and warranties made by Sellers in this Agreement other than the Fundamental Representations must be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the facts and circumstances resulting in the failure of such representations and warranties to be so true and correct (without giving effect to any Materiality Qualifiers set forth therein), do not constitute, individually or in the aggregate, a Material Adverse Effect; provided that the Fundamental Representations must be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time, except for de minimis inaccuracies;
(b)    each Seller must have performed and complied in all material respects with all of such Seller’s covenants, obligations and agreements in this Agreement (other than Section 4.6 and subject to the last sentence of Section 4.4(a)) to be performed and complied with at or before the Closing;
(c)    there shall not have occurred any Material Adverse Effect since the date of this Agreement;
(d)    each of Guarantor Employment Agreement, Key Person Employment Agreement and Restrictive Covenants Agreements have not been terminated, rescinded or revoked by Guarantor, either Seller or any other Person party thereto (other than Buyer or any of its Affiliates) and constitutes a legal, valid and binding obligation of such Person, enforceable in accordance with its terms;
(e)    Seller must have delivered to Buyer or have caused to be delivered to Buyer each of the following documents at or before the Closing:
(i)    a certificate of a duly authorized officer of HK Seller, dated as of the Closing Date and executed by such officer, to the effect that, as to HK Seller, each of the conditions specified in Sections 2.2(a) (b) and (c) are satisfied in all respects (the “HK Seller Closing Certificate”);
(ii)    a certificate of US Seller, dated as of the Closing Date and executed by US Seller, to the effect that, as to US Seller, each of the conditions specified in Sections 2.2(a) (b) and (c) are satisfied in all respects (the “US Seller Closing Certificate” and together with the HK Seller Closing Certificate, the “Seller Closing Certificates”);
(iii)    copies of the Permits, approvals, licenses, certificates, consents, waivers, authorizations, novations or notices listed on Section 3.1(b)(ii) of the Disclosure Schedule in form and substance reasonably satisfactory to Buyer;
(iv)     certificates or instruments of assignment with respect to the Purchased Securities in accordance with Exhibit G, including an original executed counterpart of the instruments of transfer and the sold notes relating to the HK Purchased Securities in the forms attached as Annex 1 to Exhibit G;
(v)    a properly completed and executed (A) appropriate version of IRS Form W-8 for each of HK Seller and Guarantor and (B) IRS Form W-9 for US Seller, each dated as of the Closing Date;
(vi)    a certificate of US Seller certifying that attached thereto are (A) true, correct and complete copies of each of the US Acquired Companies’ governing documents, as are then in full force and effect and (B) true, complete and correct copies of the resolutions of the board of directors of US Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which US Seller is a party and the transactions contemplated herein and therein, as are then in full force and effect;
(vii)    a certificate of a duly authorized officer of HK Seller certifying that attached thereto are (A) true, correct and complete copies of each of the HK Acquired Companies’ governing documents, as are then in full force and effect and (B) true, complete and correct copies of the resolutions of the board of directors of HK Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which HK Seller is a party and the transactions contemplated herein and therein, as are then in full force and effect;
(viii)    for each US Acquired Company, a duly authorized and executed certificate and notice in substantially the form attached hereto as Exhibit H and dated as of the Closing Date, certifying that no interest in such US Acquired Company is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and otherwise satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3);
(ix)    letters of resignation, in form and substance reasonably satisfactory to Buyer, from all officers and members of the board of directors (or equivalent governing body) of each Acquired Company; and
(x)    a counterpart signature page to the Escrow Agreement, duly executed by Sellers and Representative.
(f)    US Seller shall have terminated that certain Factoring Agreement, dated as June 11, 2020, by and among Lucky Top and The CIT Group/Commercial Services, Inc. and satisfied any obligations of Lucky Top thereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made) and terminated and released all liens (including any UCC financing statements filed in connection therewith) filed in connection therewith.
Section 2.3    Conditions to Obligations of Sellers to Close. The obligations of Sellers to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction, or waiver by Representative, at or before the Closing of all of the following conditions:
(a)    Buyer shall have delivered each of the payments and items required pursuant to Section 1.3(b).
(b)    Buyer shall have delivered to HK Seller certificates representing, or other evidence of the issuance to HK Seller of, the Equity Consideration Shares.
(c)    All of the representations and warranties made by Buyer in this Agreement other than the Buyer Fundamental Representations must be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the facts and circumstances resulting in the failure of such representations and warranties to be so true and correct (without giving effect to any Materiality Qualifiers set forth therein), do not constitute, individually or in the aggregate, a material adverse effect with respect to the Buyer; provided that the Buyer’s Fundamental Representations must be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time, except for de minimis inaccuracies.
(d)    Buyer must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.
(e)    Buyer will have delivered to Representative each of the following documents at or before the Closing:
(i)     a certificate of a duly authorized officer of Buyer, dated as of the Closing Date and executed by such officer, to the effect that each of the conditions specified above in Sections 2.3(c) and (d) is satisfied in all respects (the “Buyer Closing Certificate”); and
(ii)    a counterpart signature page to the Escrow Agreement, duly executed by Buyer.
Section 2.4    Additional Conditions to Obligations of the Parties to Close. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions:
(a)    No final, non-appealable Order issued by any court of competent jurisdiction will be in effect that prevents, and no Legal Proceeding (i) by any Governmental Authority will be pending in which an unfavorable Order, or (ii) by any other Person will be pending that would reasonably be expected to result in an unfavorable Order that, in either case, would prevent the consummation of any of the transactions contemplated by this Agreement or any Related Agreement, and no final, non-appealable Order issued by any court of competent jurisdiction will be in effect, and no Legal Proceeding (i) by any Governmental Authority will be pending in which an unfavorable Order, or (ii) by any other Person will be pending that would reasonably be expected to result in an unfavorable Order that, in either case, would cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation.
(b)    Any waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement or any Related Agreement under the HSR Act shall have expired or have been terminated.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties Regarding the Acquired Companies. HK Seller represents and warrants to Buyer that the statements contained in this Section 3.1 with respect to the HK Acquired Companies and Hey Dude B.V., and US Seller represents and warrants to Buyer that the statements contained in this Section 3.1 with respect to the US Acquired Companies, in each case, are true and correct, as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”) (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 3.1 only to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made). Further, the Parties agree that any information or documentation that is disclosed in the Data Room at or before 10:00 a.m., Mountain Time, on the date of this Agreement shall not be deemed to have been disclosed on the Disclosure Schedule and will not qualify or modify the representations and warranties set forth in this Section 3.1, provided that any such information or documentation shall not form the basis of a claim of, or otherwise constitute in any way, Fraud (including, without limitation, if such information or documentation is not disclosed on the Disclosure Schedule) with respect to any representation or warranty in this Section 3.1 or on any applicable section of the Disclosure Schedule.
(a)    Organization; Standing and Power.
(i)    Each Acquired Company is duly incorporated, organized or formed (as applicable), validly existing and in good standing (to the extent such concept exists in any jurisdiction outside of the United States) under the Laws of the jurisdiction of its incorporation, organization or formation (as applicable). Each Acquired Company has all requisite power and authority to validly and duly own and operate its assets, properties and business and carry on its business as presently conducted. Each Acquired Company is duly qualified to do business and is in good standing (to the extent such concept exists in any jurisdiction outside of the United States) and is legal, valid and subsisting in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification or status, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Acquired Company, such Acquired Company’s jurisdiction of incorporation, organization or formation (as applicable) and the jurisdictions in which such Acquired Company is qualified, licensed or registered to carry on business, in each case, except where failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Effect.
(ii)     Each HK Acquired Company has all requisite power and authority to (A) execute, deliver and perform this Agreement and any Related Agreements to which such HK Acquired Company is, or at the Closing will be, a party and (B) consummate the transactions contemplated by this Agreement and the Related Agreements to which such HK Acquired Company is, or at the Closing will be, a party.
(iii)    Each US Acquired Company has all requisite power and authority to (A) execute, deliver and perform this Agreement and any Related Agreements to which such US Acquired Company is, or at the Closing will be, a party and (B) consummate the transactions contemplated by this Agreement and the Related Agreements to which such US Acquired Company is, or at the Closing will be, a party.
(b)    Authorization and Non-Contravention.
(i)    The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of each Acquired Company. Without limiting the generality of the foregoing, the board of directors of each HK Acquired Company and Seller, as the sole shareholder of each HK Acquired Company, have each duly authorized the execution, delivery and performance by such HK Acquired Company of this Agreement and each Related Agreement to which such HK Acquired Company is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Related Agreement to which each HK Acquired Company is, or will be at the Closing, a party constitutes a legal, valid and binding obligation of such HK Acquired Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The board of directors, board of managers or similar governing body of each US Acquired Company and US Seller, as the sole equityholder as of the date hereof of each US Acquired Company, have each duly authorized the execution, delivery and performance by such US Acquired Company of each Related Agreement to which such US Acquired Company is, or will be at the Closing, a party and the consummation of the transactions contemplated thereby. Each Related Agreement to which any US Acquired Company is a party constitutes a legal, valid and binding obligation of such US Acquired Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(ii)     The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not (A) constitute a breach, violation or infringement of the governing documents of any Acquired Company, (B) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which any Acquired Company or any of their respective assets or properties is subject except where breach, violation or default would not have a Material Adverse Effect, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which any Acquired Company is a party or by which any Acquired Company is bound or by which any assets, properties or business of any Acquired Company is bound or affected except where such conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect, (D) result in the creation or imposition of any Encumbrance (other than Permitted

Encumbrances) upon any assets or properties of any Acquired Company, or (E) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract, except for any notification or filing required to be made under the HSR Act and for any such Permit, approval, license, certificate, consent, waiver, authorization, novation or notice the failure to obtain which would not have a Material Adverse Effect or that has been obtained or made prior to the Closing, each of which is listed on Section 3.1(b)(ii) of the Disclosure Schedule.
(c)    Capitalization.
(i)    Section 3.1(c)(i) of the Disclosure Schedule sets forth a true, correct and complete list, for each Acquired Company other than the US Acquired Companies, of: (A) the issued share capital of such Acquired Company, and (B) the holders of any issued share capital of such Acquired Company, and for each such holder, the number and class of shares held by such holder. As of the date hereof, all of the issued share capital of each Acquired Company other than the US Acquired Companies are legally, beneficially and of record owned and held by the holders set forth on Section 3.1(c)(i) of the Disclosure Schedule, free and clear of all Encumbrances other than applicable securities Laws, and such holders have good and valid title to such issued share capitals.
(ii)    Section 3.1(c)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of, for each US Acquired Company: (A) the authorized equity securities of such Acquired Company, and (B) the holders of any issued and outstanding equity securities of such US Acquired Company, and for each such holder, the number and type of equity securities held by such holder. All of the equity securities of each US Acquired Company are legally, beneficially and of record owned and held by the holders set forth on Section 3.1(c)(ii) of the Disclosure Schedule, free and clear of all Encumbrances other than applicable securities Laws, and such holders have, or will have at the Closing, good and valid title to such equity securities.
(iii)    All of the equity securities of each Acquired Company have been duly authorized and validly issued and subscribed and are fully paid and not subject to any unsatisfied capital commitments. All equity securities set forth on Section 3.1(c)(i) and Section 3.1(c)(ii) of the Disclosure Schedule and all other equity interests and other securities that have ever been issued or granted by any Acquired Company have been issued and granted in compliance with, in all material respects, (A) all applicable Laws, including all applicable securities Laws, and (B) all requirements set forth in all governing documents of the Acquired Companies and all applicable Contracts, in each case, then in effect at the time of such issuance or grant. No equity interest or other security of any Acquired Company was issued in violation of any repurchase or pre-emptive right (or other similar right) of any Person. There are no (x) outstanding options, warrants, rights, calls, or other agreements or commitments of any character relating to, or other rights to acquire or obligations to issue capital stock or other equity interests in any Acquired Company or (y) outstanding securities, obligations or instruments convertible into or exchangeable for any equity interests in any Acquired Company or commitments to issue such securities, obligations or instruments. No Person has any right of first refusal, preemptive right, subscription right, equity appreciation right, phantom equity interests, or other similar right with respect to any equity securities in any Acquired Company. There are no voting trusts, voting agreements, proxies, shareholder or equityholder agreements or other agreements that may affect the voting or transfer of any equity securities of any Acquired Company. No equity securities have ever been repurchased, redeemed, cancelled or converted by any Acquired Company. No Acquired Company has given or agreed to give any financial assistance in connection with any acquisition, repurchase, redemption, cancellation or conversion of its or any other Acquired Company’s equity securities. No Acquired Company holds or beneficially owns, directly or indirectly, any equity securities in any Person, or holds any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.
(d)    Corporate Records. The corporate or limited liability company records (as applicable) of each Acquired Company, including such Acquired Company’s governing documents, minute books, registers, share certificate books and all other similar documents and records (“Corporate Records”) are complete and accurate in all material respects. Each Acquired Company’s governing documents are in full force and effect. A true and complete, in all material respects, copy of the Corporate Records of each Acquired Company, include their respective governing documents, has been made available to Buyer.
(e)    Litigation; Compliance with Laws; Business Restrictions.

(i)    Except as set forth in Section 3.1(e)(i) of the Disclosure Schedule, there is no, and there has not been any, claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, audit, hearing, complaint, litigation, proceeding or investigation (each, a “Legal Proceeding”) pending or, to Seller’s Knowledge, threatened against any Acquired Company, to which an Acquired Company is or was a party. No Acquired Company is or has been subject to any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority (each, an “Order”). To Seller’s Knowledge, there is no and has not been any Order against any Acquired Company’s officers, directors, managers or employees or either Seller (in each case, in such Person’s capacity as such) that would reasonably be expected to prevent, enjoin or alter or delay any of the transactions contemplated hereunder or under any Related Agreement.
(ii)    Each Acquired Company has at all times complied with and is in compliance with all Orders, Permits and applicable laws (including common law and civil law), statutes, ordinances, rules, regulations, codes, treaties, agency requirements or other requirements of any Governmental Authority or other authority of applicable jurisdiction (each, a “Law”), except where the failure to be in compliance would not have a Material Adverse Effect.
(iii)    To Seller’s Knowledge, no Acquired Company is subject to, or a party to, any charter, by law, Encumbrance, Permit or Contract that would prevent the continued operation of any Acquired Company after the Closing on substantially the same basis as operated by such Acquired Company prior to the Closing.
(iv)    None of the Acquired Companies or, to Seller’s Knowledge, any of the Acquired Companies’ employees, agents, representatives or independent contractors has been (A) excluded from participation in any governmental program, (B) suspended or declared ineligible to participate in or voluntarily excluded from any program by any Governmental Authority, or (C) subject to any disciplinary or similar Legal Proceeding or other form of monitoring or review by any Governmental Authority, trade association, professional review organization, accrediting board or certifying agency based upon any alleged improper activity on the part of any Acquired Company or such individual with respect to the Business. To Seller’s Knowledge, no Acquired Company has received any unremedied notice of deficiency from any Governmental Authority.
(f)    Financial Statements; No Undisclosed Liabilities.
(i)    Seller has delivered to Buyer true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”):
(A)    (x) the audited balance sheets and statements of income and cash flows of each of the US Acquired Companies as of, and for the 12-month period ended, March 31, 2021 and (y) the unaudited balance sheet and statements of income and cash flow of each of the US Acquired Companies as of, and for the six-month period ended, September 30, 2021 (collectively, the “US Financial Statements”);
(B)    (x) the audited balance sheets and statements of income and cash flows of each of FF Worldwide and FF Intellectual for the financial year ending March 31, 2021 and for the period from March 10, 2020 through March 31, 2021 and (y) the unaudited balance sheet and statements of income and cash flow of each of FF Worldwide and FF Intellectual as of, and for the six-month period ended, September 30, 2021 (collectively, the “HK Financial Statements”); and
(C)    the pro forma financial statements of the Acquired Companies after adjustment, comprised of the pro forma consolidated income statement of income of the Acquired Companies for the 12-month period ended on September 30, 2021, March 31, 2020, December 31, 2020, December 31, 2019 and December 31, 2018 and the related pro forma consolidated balance sheet of the Acquired Companies as of September 30, 2021, March 31, 2020, December 31, 2020, December 31, 2019 and December 31, 2018 (collectively, the “Pro Forma Financial Statements”).
(ii)    The US Financial Statements (including the notes thereto) were prepared in accordance with GAAP, consistently applied by each of the US Acquired Companies, subject, in the case of unaudited US Financial Statements, to the absence of notes and normal year-end adjustments (none of which would be material to any US Acquired Company, individually or in the aggregate). The HK Financial

Statements were prepared in accordance with HKFRS, consistently applied by each of FF Worldwide and FF Intellectual, subject, in the case of unaudited HK Financial Statements, to the absence of notes and normal year-end adjustments (none of which would be material to any HK Acquired Company, individually or in the aggregate). The Financial Statements (A) are consistent in all material respects with the books and records of the applicable Acquired Companies (which books and records are true, complete and correct in all material respects), and (B) fairly present, in all material respects, the assets, liabilities and financial condition of the applicable Acquired Companies as of their respective dates and the results of operations of the applicable Acquired Companies for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to the absence of notes and normal year-end adjustments (none of which would be material, individually or in the aggregate, to the applicable Acquired Company).
(iii)    Except as set forth on Section 3.1(f)(iii) of the Disclosure Schedule, at all times since their respective dates of formation, each of Hey Dude B.V. and FF Online has been dormant, and neither Hey Dude B.V. nor FF Online has ever had any material assets, properties, Liabilities or operations of any kind.
(iv)    The Acquired Companies have no Liability except for any Liability (A) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (B) listed on Section 3.1(f)(iv) of the Disclosure Schedule, (C) that has arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Law), (D) expressly created pursuant to this Agreement or any Related Agreement, (E) performance obligations under Contracts or applicable Law (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Law by any Acquired Company on or before the Closing), or (F) which does not constitute or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(v)    All accounts and notes receivable of the Acquired Companies and other rights to payment from customers of the Acquired Companies and trade receivables (“Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Seller’s Knowledge, there is no contest, claim or right of set off under any Contract with any obligor of any Account Receivable regarding the amount or validity of such Account Receivable. The Accounts Receivable and other debts owing to and amounts due to any Acquired Company are collectable in the Ordinary Course of Business. To Seller’s Knowledge, the Accounts Receivable are not subject to any provision for doubtful debts except to the extent described in the Financial Statements.
(g)    Absence of Certain Changes. Since the date of the Most Recent Balance Sheets, (x) there has not been a Material Adverse Effect and (y) the Acquired Companies have operated their respective businesses (including the Business), in all material respects, in the Ordinary Course of Business. Since the date of the Most Recent Balance Sheets, no Acquired Company has:
(i)    issued any equity interests or debt securities or repurchased or cancel any equity interests or debt securities of any Acquired Company;
(ii)    declared, set aside or paid any non-cash dividend or made any non-cash distribution with respect to any equity interest of any Acquired Company;
(iii)    incurred any Indebtedness other than in the Ordinary Course of Business or otherwise encumbered any assets of any Acquired Company;
(iv)    entered into any Contract with Guarantor or either Seller;
(v)    entered into, or permitted any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract of the type described in clauses (A), (B), (D), (E), (F), (H), (I), (J), (M), (N), (O), (Q) or (R) of Section 3.1(s)(i);
(vi)    granted to any Person any license, sublicense, covenant not to sue, immunity authorization, release or other right with respect to any Intellectual Property, or assigned or transferred to any Person any rights to any Intellectual Property;

(vii)    sold, assigned, transferred, licensed, sublicensed, covenanted not to sue with respect to, abandoned, cancelled, failed to maintain or prosecute, permitted to lapse or expire, or otherwise disposed of any Company IP;
(viii)    hired, retained, engaged or terminated any employee or independent contractor or consultant, in each case, that received (or would receive if hired, retained or engaged) compensation in excess of $500,000 per year, or increased in any material respect the compensation of any such employee, independent contractor or consultant;
(ix)    established any new Benefit Plan;
(x)    entered into any change of control agreement with any director, officer, manager, employee or independent contractor;
(xi)    made or authorized any amendments to any governing document any Acquired Company;
(xii)    (A) settled any Legal Proceeding other than any settlement that resulted solely in an obligation involving only the payment of monies by such Acquired Company of not more than $500,000 individually and $2,000,000 in the aggregate for all such settlements and did not involve the admission of wrongdoing by any Acquired Company or (B) commenced any Legal Proceeding;
(xiii)    accelerated the collection of any accounts receivable or delayed the payment of any accounts payable;
(xiv)    changed any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);
(xv)    (A) made, revoked or changed any material Tax election or adopted or changed any material Tax accounting method or Tax accounting practice, (B) filed any amended Tax Return, (C) entered into any settlement, closing agreement or consent with respect to any claimed, proposed or asserted Tax deficiency or assessment of Tax, or settled, adjusted, or compromised any Tax Proceeding or Taxes, (D) consented to or requested the extension or waiver of the limitation period applicable to any claim or assessment of any Tax, (E) surrendered any right to claim a refund of Taxes or (F) incurred any material Liability for Taxes except in the Ordinary Course of Business; or
(xvi)    agreed or committed to take any of the actions described in clauses “(i)” through “(xv)” above.
(h)    Title to and Condition of Assets.
(i)    Except as set forth in Section 3.1(h)(i) of the Disclosure Schedule, the Acquired Companies have good and valid title to, a valid leasehold interest in or a valid license to use, all of assets and properties used by the Acquired Companies in the operation of their respective businesses (including each property and asset located on the Acquired Companies’ premises, shown on the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances.
(ii)    The assets owned, leased or licensed by the Acquired Companies constitute all of the properties and assets necessary to operate their respective businesses in substantially the same manner, in all material respects, as operated by the Acquired Companies during the 12 months immediately preceding the date hereof. Each asset of the Acquired Companies that is tangible personal property is free from material defects, patent and latent, has been maintained in accordance with normal and applicable industry practice, is in good operating condition and repair, subject to normal wear and tear, and is suitable and sufficient for the purposes for which it is used, held for use and presently proposed to be used.
(i)    Real Property.
(i)    No Acquired Company owns or has ever owned any real property (including any ownership interest in any buildings or structures and improvements located thereon). No Acquired

Company is bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.
(ii)    Section 3.1(i)(ii) of the Disclosure Schedule sets forth a true, complete and correct list of all Contracts pursuant to which any Acquired Company leases, subleases, licenses, uses, operates or occupies or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, being a “Real Property Lease” and any real property, land, buildings and other improvements covered by the Real Property Lease being “Leased Real Property”), and, for each Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. No Acquired Company has assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other agreements granting to any Person other than an Acquired Company any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings, structures and other improvements used by the Acquired Companies are included in the Leased Real Property. No Acquired Company has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property.
(iii)    To Seller’s Knowledge, no Acquired Company has received any written notice of any violation of Laws with respect to any Real Property Lease or any Leased Real Property. To Seller’s Knowledge, there are no pending or threatened Legal Proceedings regarding condemnation or other eminent domain Legal Proceedings affecting any Leased Real Property.
(j)    Products.
(i)    All Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, the published specifications for such Products and all Laws, regulations, certification standards and other requirements of any applicable Governmental Authority or third party, and no Acquired Company has any Liability for replacement or repair of any Products or other Liabilities in connection with any Products, except for Liability incurred in the Ordinary Course of Business which is not material in amount. No Products have been the subject of any material replacement, modification, market withdrawal or recall campaign, whether ordered by a Governmental Authority or undertaken voluntarily by any Acquired Company or any distributor of any Acquired Company. To Seller’s Knowledge, no facts or conditions related to any Product exist which would reasonably be expected to result in (A) such a replacement, modification, market withdrawal or recall or (B) Liability for returns or other claims of any nature with respect to any Product, except for Liability and claims incurred in the Ordinary Course of Business which are not material in amount. To Seller’s Knowledge, there have been no citations, decisions, adjudications or written statements by any Governmental Authority stating that any Product is defective, unsafe or misbranded. There are no defects in the design, manufacturing, or materials of any Products that impair or are likely to impair the intended use of such Products other than defects which would not have a Material Adverse Effect.
(ii)    Each Acquired Company has at all times been in compliance with all Laws applicable to the sale and marketing of all Products other than any non-compliance which would not have a Material Adverse Effect.
(iii)    Each Acquired Company has complied in all material respects with advertising disclosure Laws including as set forth in Federal Trade Commission guidance.
(k)    Inventory. All inventories, stock and work in progress of the Acquired Companies are (A) in good condition for, and are usable and saleable in, the Ordinary Course of Business, (B) are held free and clear of all Encumbrances other than Permitted Encumbrances, (C) in quantities that are (x) consistent with past practice in the 12 months immediately preceding the date hereof and (y) not excessive and are adequate for the purpose of current trading requirements. None of the inventory of the Acquired Companies is (1) obsolete, slow moving, unusable or unmarketable or includes returned goods or (2) defective, unsafe or misbranded. Since the date of the Most Recent Balance Sheets, no extraordinary action has been taken in connection with the inventories included in the assets of any of the Acquired Companies including any sale or use thereof outside of the Ordinary Course of Business.
(l)    Environmental, Health and Safety Matters.

(i)    Each Acquired Company and each of their respective predecessors and Affiliates have complied and are in compliance in all material respects with all Environmental, Health and Safety Requirements applicable to the Acquired Companies, including all products manufactured, distributed, imported or exported by any Acquired Company, or the Leased Real Property. No Acquired Company nor any of their respective Affiliates has received any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement or any investigatory, remedial or corrective Liabilities. Company has furnished to Buyer all environmental audits, reports and other environmental documents relating to the Acquired Companies’ past and current properties, facilities and operations.
(ii)    None of the following exists at any property or facility currently or formerly owned, leased or operated by any Acquired Company, including the Leased Real Property: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or hazardous substance disposal areas. No Acquired Company nor any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. No Acquired Company has assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.
(iii)    Neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.
(m)    Intellectual Property.
(i)    Section 3.1(m)(i) of the Disclosure Schedule identifies each item of Registered IP, including any domain names (and for each such item, the full legal name of the owner, the jurisdiction in which it exists, the application or registration number, and the date of application, registration or issuance, as applicable, and all upcoming due dates and filing deadlines up to and including the date that is three months after the date hereof). All Registered IP is subsisting. All Registered IP that is registered is in full force and effect and valid and enforceable and has been obtained, maintained and, as applicable, assigned, in compliance with all Laws. No Acquired Company nor any former owner of any Registered IP has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application that would affect the validity or enforceability of any Owned IP. No Acquired Company nor any former owner of any Owned IP or any licensee of any Owned IP or reseller, distributor or manufacturer of any Product, has engaged in any action or any omission, conducted its business, or used or enforced or failed to use or enforce the Owned IP (or rights that would have been Owned IP but for any failure of any Acquired Company, former owner of any Owned IP, licensee of any Owned IP, or any reseller, distributor or manufacturer of any Product to act in a manner consistent with this Section 3.1(m)(i)), in a manner that would result in the abandonment, cancellation, or unenforceability of any such Owned IP (including any Registered IP), and no Acquired Company nor any former owner of any Owned IP, licensee of any Owned IP, or any reseller, distributor or manufacturer of any Product has taken (or failed to take) any action that may result in the forfeiture or relinquishment of any such Owned IP (including any Registered IP).
(ii)    Section 3.1(m)(ii) of the Disclosure Schedule contains a correct, current, and complete list of: (A) all social media accounts registered in the name of any Acquired Company or in the name of any present or former reseller, distributor, manufacturer or marketing consultant that is used to promote any Product (the “Account(s)”); and (B) the registered owner of each such Account. There are no Legal Proceedings, whether settled, pending, or threatened, alleging any (x) violation of applicable Laws or breach or other violation of any terms and conditions or terms of use applicable to each such Account (the “Terms”) by any Acquired Company; (y) violation under the Digital Millennium Copyright Act, 1998 or (z) defamation, violation of rights of any Person, or any other violation by any Acquired Company in connection with its use of social media. Any such reseller, distributor, manufacturer or marketing consultant that has control of any

Account is obligated pursuant to a commercially customary Contract to promptly relinquish to an Acquired Company control and any passwords or other access information for any such Accounts as well as all relationships associated therewith (such as followers, “friends”, visitors, and the like) upon the termination of the relationship between an Acquired Company and such reseller, distributor or manufacturer.
(iii)    The Acquired Companies (individually or collectively, as applicable) solely and exclusively own all legal, equitable and beneficial right, title and interest in and to the Owned IP free and clear of any Encumbrances (other than non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business by an Acquired Company). The Acquired Companies lawfully own or otherwise have sufficient rights to all Company IP that is required to conduct the business of the Acquired Companies (including the Business) in the manner in which it is currently being conducted. All Owned IP is fully transferable, alienable and licensable without restriction and without payment to any third party. No royalties, commissions, fees or other payments are or will become payable by any Acquired Company to any Person by reason of the Exploitation of any Owned IP.
(iv)    Except as set forth in Section 3.1(m)(iv) of the Disclosure Schedule, none of the Acquired Companies, the Products (including the Exploitation thereof), the Company IP, or the conduct of the Acquired Companies’ business (including the Business) Infringes any Intellectual Property of any Person (and have not previously done so). There is no past, pending or threatened Legal Proceeding (including any interferences, reexaminations, oppositions, cancellation or expungement proceedings brought or threatened to be brought involving any of the Company IP) involving any Acquired Company, any Products, Company IP, or the conduct of the Acquired Companies’ business (including the Business) alleging that any of the foregoing Infringes the rights of any Person, nor, to the Seller’s Knowledge, do any facts or circumstances exist that might reasonably serve as the basis for any such Legal Proceeding. No Acquired Company has received any charge, complaint, claim, demand or notice alleging any such Infringement (including any notice that the Acquired Companies must license or refrain from using any Intellectual Property of any other Person or any offer by any other Person to license any Intellectual Property to any Acquired Company), and, to Seller’s Knowledge, there is no basis therefor. To Seller’s Knowledge, no Person has Infringed any Company IP.
(v)    Section 3.1(m)(v) of the Disclosure Schedule identifies each (A) Inbound License (excluding each Inbound License for commercially available, off-the-shelf Software that (1) does not involve aggregate payments of more than $100,000 (for all licenses or users under such Inbound License) and (2) is not embedded in or used to provide any Product or modified or distributed by any Acquired Company or is not otherwise material to any Acquired Company), (B) Outbound License and (C) each other IP Agreement that is not an Inbound License or Outbound License. There is no outstanding or threatened dispute or disagreement with respect to any IP Agreement, and all IP Agreements are, to Seller’s Knowledge, valid, binding and enforceable against all parties thereto. There exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any IP Agreement by any Acquired Company or, to Seller’s Knowledge, any other party thereto. No Acquired Company is or has previously been in breach of any IP Agreement
(vi)    No Acquired Company has directly or indirectly (A) transferred ownership of, or granted any exclusive license to any other Person with respect to, any Intellectual Property (B) permitted any Person to resell, market, reproduce, distribute, or sublicense the Company IP or Products, or (C) permitted the rights of any Acquired Company in any Company IP to lapse or enter the public domain. None of the Contracts of the Acquired Companies (including any Contract for the performance of professional services by or on behalf of any Acquired Company) confers upon any Person other than the Acquired Companies any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.
(vii)    Except as set forth in Section 3.1(m)(v) of the Disclosure Schedule, no Seller or Affiliate of any Acquired Company (other than an Acquired Company), or any present or former reseller, distributor, or manufacturer of any Product, or prior owner of any Registered IP or any present or former employee, officer, consultant or contractor of any Seller, any Acquired Company, any such reseller, distributor, or manufacturer of any Product, or any prior owner of any Registered IP has any ownership of or license or other right, title or interest in any: (A) Company IP; or (B) Intellectual Property that is embodied in any Product. Each current and former employee, officer, director, manager, and independent contractor of any Acquired Company who is or has been involved in the development (alone or with others) of any Intellectual Property by or for any of the Acquired Companies has either executed a valid and enforceable written Contract that irrevocably and presently assigns to the Acquired Companies, without an obligation of additional payment, sole ownership of and all right, title and interest in and to any such Intellectual Property or transferred ownership of such Intellectual Property to an Acquired Company by operation of Law. In each case in which any Acquired Company or any prior owner of any Registered IP acquired ownership of any Registered IP, such assignment was properly executed by the applicable assignor, complied with applicable Laws, and is valid, effective and complete.
(viii)    Each Acquired Company has taken all necessary, appropriate and reasonable measures in accordance with Law to protect and preserve its rights in Company IP and to safeguard and maintain the secrecy and confidentiality of all of Trade Secrets owned, held or used by such Acquired Company. The Acquired Companies have only disclosed Trade Secrets pursuant to the terms of a commercially customary and reasonable Contract that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets. There has been no disclosure by any Acquired Company or, to Seller’s Knowledge, by any of its employees, officers, directors, managers or independent contractors of any Trade Secrets (or information that would have been a Trade Secret but for any failure of any Acquired Company to act in a manner consistent with this Section 3.1(m)(viii)) that would compromise the confidentiality of such Trade Secrets or their status or protectability under Law. Each Acquired Company is in compliance with all Contracts relating to any third party Trade Secrets to which such Acquired Company is a party or that otherwise bind such Acquired Company.
(ix)    All of the computer hardware, Software and computer services and other similar or related items of automated, computerized, or Software system(s), networks, interfaces, platforms or applications used or relied upon by any Acquired Company (collectively “Systems”): (A) are in good working order, (B) function in material accordance with all specifications and any other descriptions under which they were supplied, (C) are sufficient for the existing needs of such Acquired Company’s business, including the Business, and (D) are, to Seller’s Knowledge, free of any material defects, bugs and errors and do not contain or make available any disabling Software, code or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any Software, data or other materials (“Contaminants”) . Each Acquired Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are free from Contaminants and to protect the confidentiality, integrity, and security of its Systems and all information stored, processed, or contained therein. To Seller’s Knowledge, no Person has gained unauthorized access to any Systems. The Acquired Companies have reasonable business continuity and disaster recovery plans, procedures and facilities for the Business and make back-up copies of data and information critical to the conduct of their business (including the Business) at least once every day and conduct periodic tests (no less frequently than annually) to ensure the effectiveness of such back-up systems. The Systems have not suffered any failures, errors or breakdowns within the past 24 months that have caused any substantial disruption or interruption in the operation of the Business. Seller has provided Buyer with accurate and complete copies of all prior reports, studies, and other analyses, whether conducted by third parties or any Acquired Company, of the measures each Acquired Company takes or has taken to protect its Systems. None of such reports, studies and other analyses has revealed any failure of such security and other measures to be consistent with customary industry practices, the Acquired Company’s obligations to third parties, or Law.
(x)    Neither the execution, delivery or performance of this Agreement by any Acquired Company or Seller, nor the consummation of the transactions contemplated hereby or thereby, with or without notice or lapse of time, will result in or give any other Person the right or option to cause or declare: (A) a loss or impairment of, or Encumbrance on, the release, disclosure, or delivery to any other Person of, or the grant, assignment or transfer to any other Person of any title to or any license or other right or interest under, to or in any Company IP (including any source code to any Software owned, licensed, or leased by, or otherwise used in the business (including the Business) of the Acquired Companies) or any Intellectual Property owned or held by Buyer or any of its Affiliates (including, from and after the Closing, the Acquired Companies); or (B) a breach or modification of or default under any IP Agreement. Each item of Company IP owned or Exploited by any Acquired Company immediately prior to the Closing will be owned or available for Exploitation by such Acquired Company on identical terms and conditions immediately after the Closing.
(n)    Privacy and Security.
(i)    Section 3.1(n)(i) of the Disclosure Schedule (A) identifies and describes each distinct material electronic or other database, data lake or other collection of data containing (in whole or in part) Personal Data maintained by or for any Acquired Company in a current production environment (“Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security measures that have been adopted and maintained with respect to each such Company Database; (B) identifies each type of Personal Data “sold” by any Acquired Company or its Subsidiaries as the term is defined in California Civil Code Section 1798.140, and to whom such data was “sold”; (C) in connection with material disclosures of Personal Data to a third party, identifies each type of Personal Data disclosed for a “business purpose” by any Acquired Company, as the term is defined in California Civil Code Section 1798.140, and to whom such data was disclosed for a “business purpose”; and, (D) in connection with material disclosures of Personal Data to a third party, identifies each type of Personal Data disclosed for any purpose other than a “business purpose” and to whom such data was disclosed for such other purpose.
(ii)    Each Acquired Company and, to Seller’s Knowledge, each other juristic Person that has provided Personal Data to any Acquired Company has provided sufficient disclosure with respect to its privacy policies and related practices, including providing any type of notice and obtaining any type of consent required by any applicable Privacy Law. To Seller’s Knowledge such disclosures have not contained any material omissions or errors. Each Acquired Company’s Processing of Personal Data is and has at all times has been in accordance with: all applicable Privacy Laws; its privacy policies, documents, and promises or representations presented to or impliedly agreed to with employees, consumers or customers (actual or potential), or other Persons; and, any of its Contract obligations (collectively, “Privacy Obligation(s)”). Each Acquired Company has taken sufficient measures designed to ensure the confidentiality, integrity and security of any data or information Processed by it (including any Personal Data) (“Company Data”); and to Seller’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Company Data. No Acquired Company has received notice of and there are no past, pending or threatened Legal Proceedings related to the Processing of Company Data or any Privacy Obligations; and, to Seller’s Knowledge, there are no valid grounds for any such Legal Proceedings. Except for disclosures of Personal Data required by applicable Privacy Law, or authorized by the provider of any Personal Data, or permitted under the Privacy Obligations, no such Acquired Company has sold, leased or otherwise made available to any third party any Personal Data. No Acquired Company, or any other Person has issued or delivered, or was required by any Privacy Obligation to have issued or delivered any notice or report regarding any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Company Data, including any data breach reports or notices required under applicable Privacy Law. Neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any additional or subsequent event(s)), the performance of Seller’s obligations hereunder or thereunder, the transfer of any Personal Data to Buyer, and Buyer’s use of such information to carry on the Business will violate any Privacy Obligations.
(iii)    Each Contract between any Acquired Company and any Person that Processes Personal Data for or on behalf of an Acquired Company (a “Third-Party Processor”) complies with all applicable Privacy Obligations. Without limiting the generality of the foregoing, each Acquired Company has contractually obligated its Third-Party Processors to (A) take appropriate steps to protect and secure from unauthorized disclosure such Personal Data, (B) restrict use of such Personal Data to those authorized to use such Personal Data or who require the use of such Personal Data in order to perform the applicable services for each applicable Acquired Company, (C) prohibit such Third-Party Processor from further transferring such Personal Data without the prior written consent of the applicable Acquired Company.
(iv)    Each Acquired Company has, to the extent required by applicable Privacy Obligations, reasonable procedures in place to timely respond to written requests from any Person to an Acquired Company seeking to limit such Acquired Company’s Processing of Personal Data, or to exercise their rights to an Acquired Company’s performance under any Privacy Obligation (such as to exercise rights to access, rectify, or delete Personal Data, or to restrict Processing of or object to Processing of Personal Data, or to data portability) and each Acquired Company has timely responded to any such request. There are no such requests currently pending from any Person to an Acquired Company.
(o)    Insurance.
(i)    Section 3.1(o)(i) of the Disclosure Schedule lists each insurance policy to which any Acquired Company is a party or under which any of its assets or properties, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”), including the following information for each such Insurance Policy: (A) the title of such Insurance Policy; (B) the policy number; (C) the period of coverage; (D) the name of the insurer; (E) the name of the policyholder; and (F) the name of each covered insured.
(ii)    Section 3.1(o)(ii) of the Disclosure Schedule lists all self-insurance arrangements affecting any Acquired Company. Seller has provided to Buyer a complete and correct list of all claims made on any Insurance Policy since January 1, 2016 and indicates whether such claims have been paid, denied or are still pending.
(iii)    With respect to each Insurance Policy: (A) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect and all premiums due and payable to date thereunder have been paid; (B) no Acquired Company nor, to Seller’s Knowledge, any other party to such Insurance Policy is or has been in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (C) no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Insurance Policies provide coverage of the type and in the amounts customarily carried by Persons conducting businesses or owning properties and assets similar to those of the Acquired Companies.
(p)    Employees.
(i)    Section 3.1(p)(i) of the Disclosure Schedule sets forth a true, complete and correct list of each Acquired Company’s current employees, including their full name, job title, employer and work location, date of hire, full- or part-time status, current base salary or hourly pay, current classification status as an exempt or non-exempt employee, whether such employee is absent from active employment (including the date such employee became inactive, the reason for such inactive status, and the anticipated date of return to active employment, if applicable), accrued and unused vacation time, statutory and contractual leave (including statutory holidays, sick leave, maternity leave, paternity leave, rest days) and commission, bonus or any other compensation (if applicable).
(ii)    Except as set forth on Section 3.1(p)(ii) of the Disclosure Schedule, no employee of any Acquired Company has terminated employment in the last 90 days. To Seller’s Knowledge, no employee plans to terminate employment or engagement with any Acquired Company.
(iii)    No Acquired Company is or has been a party to, nor is any Acquired Company bound by, any collective bargaining agreement, and no Acquired Company has experienced any strike, slowdowns, work stoppages or lockouts, interruption of work, grievance, claim of unfair labor practices, other collective bargaining activity or other labor dispute arising from or relating to any Acquired Company’s employees. To Seller’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Acquired Company’s employees.
(iv)    No Acquired Company has received notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Law relating to hiring, recruiting, employing of (or continuing to employ), compensation for, classification of, or issues over whether any employee is not authorized to work in the jurisdiction in which such employee is located. The Acquired Companies have in their files a Form I-9 (or similar documentation under non-United States Law including Form IR56E under Hong Kong Law) that is validly and properly completed in accordance with Law for each employee of the Acquired Companies with respect to whom such form is required under Law.
(v)    All current and former employees of any of the Acquired Companies are or were during their employment with any Acquired Company authorized to work in the jurisdictions in which they are required to provide services in accordance with applicable Laws, including the Immigration and Naturalization Act and the Immigration Ordinance, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made against an Acquired Company or, to Seller’s Knowledge, threatened to be filed against any Acquired Company with the Equal Employment Opportunity Commission or the U.S. Department of Justice’s Civil Rights Division, the Immigrant and Employee Rights Section, the Hong Kong Equal Opportunities Commission, the Civil Division of the Department of Justice of Hong Kong, the Immigration Department or any other Governmental Authority.
(vi)    Each Acquired Company is and has been in compliance in all material respects with all Laws with respect to employment, discrimination, harassment or retaliation in employment, pay, pay equity, withholdings, terms and conditions of employment, pay rates, termination of employment, termination payments, wages, hours, overtime pay, unemployment compensation benefits, workers’ compensation, vacation and sick leave, maternity and paternity leave, statutory holidays, all leave pay, pension, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, classification of employees as exempt or non-exempt, and employment practices related to and classification of employees and independent contractors. No Acquired Company has engaged in any unfair or unlawful labor practice, as defined in the National Labor Relations Act or similar Law.
(vii)    Except as set forth on Section 3.1(p)(vii) of the Disclosure Schedule, there are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to Seller’s Knowledge, threatened, between any Acquired Company and any of the Acquired Companies’ current, former or prospective employees or other individual service providers (including independent contractors) or personal service companies (including independent contractors). No Acquired Company has received written notice from any Governmental Authority responsible for the enforcement of employment Laws indicating its intent to conduct an investigation or that any such investigation is in progress, and, to Seller’s Knowledge, no Governmental Authority is conducting or is planning to conduct such an investigation. There are no claims pending or, to Seller’s Knowledge, threatened against any Acquired Company under any workers’ compensation plan or policy or for long-term disability or under any private medical insurance or permanent health insurance scheme. No Acquired Company has implemented any layoffs of employees of any Acquired Company implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.
(viii)    All employees of the Acquired Companies whose employment is governed by United States Law are at-will employees. No employee or independent contractor of any Acquired Company is entitled to any severance, termination or change of control or other benefit or payment based on the transactions or events contemplated by this Agreement.
(ix)    Except as set forth on Section 3.1(p)(ix) of the Disclosure Schedule, the Acquired Companies’ relationship with all individuals who are designated as independent contractors or consultants to the Acquired Companies can be terminated at any time for any reason without more than 30 days’ notice and without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination of such relationship.
(x)    To Seller’s Knowledge, no current or former employee or independent contractor of any Acquired Company has been or is in violation or breach of any term of any employment contract, service agreement, secondment agreement, remote-working agreement, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, independent contractor, customer or client, or any other third party relating to the right (or scope of the right) of any such employee, former employee or independent contractor to be employed or engaged by any Acquired Company or any other Person because of the nature of the business (including the Business) conducted by the Acquired Companies or such other Person to contact or solicit customers or business contacts of the Acquired Companies or other Persons, or to the use of Trade Secrets, confidential or proprietary information of the Acquired Companies or other Persons. No Acquired Company has received any notice alleging that any such violation has occurred.
(xi)    To Seller’s Knowledge, no current or former employee or independent contractor of any Acquired Company has been or is in violation or breach of any term of any employment contract, service agreement, secondment agreement, remote-working agreement, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any Acquired Company.
(xii)    Section 3.1(p)(xii) of the Disclosure Schedule sets forth a true, complete and correct list of all Persons having any agreement with any Acquired Company under which that Person acts as an independent contractor or in a similar capacity for any Acquired Company whether on a full-time or a part-time or retainer basis or otherwise, including the nature of the services provided, the rate of compensation, and engagement date.
(xiii)    No employee layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Acquired Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. To Seller’s Knowledge, no Acquired Company has otherwise experienced any material employment-related Liability with respect to COVID-19.

(xiv)    To Seller’s Knowledge, no current or former employee, consultant or independent contractor, officer or director of any Acquired Company is or has in the past been in violation of any term of any employment contract or other contract of service, non-competition agreement, or any restrictive covenant relating to the right of any such individual to provide services to the Acquired Company because of the nature of the business conducted by the Acquired Company, work performed by the individual, or use of trade secrets or proprietary information of others. To Seller’s Knowledge, no current or former employee or independent contractor, officer or director of any Acquired Company, while performing their duties for an Acquired Company, has used or disclosed confidential, proprietary or trade secret information obtained from other prior employers or third parties to an Acquired Company or on behalf of an Acquired Company without the written consent of such prior employers or third parties.
(xv)    The Acquired Companies have since March 1, 2020 complied in all material respects with, and have not incurred any Liability under, the Worker Adjustment Retraining Notification Act (the “WARN Act”) and any applicable state or other applicable Law of similar effect, and no fact or event exists that could give rise to Liability under the WARN Act or applicable state or other applicable Law of similar effect.
(q)    Employee Benefits.
(i)    Section 3.1(q)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all material Benefit Plans and specifically identifies each Non-U.S. Benefit Plan by relevant jurisdiction. None of the Acquired Companies, Seller or any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any Benefit Plan not listed in Section 3.1(q)(i) of the Disclosure Schedule, or to modify or amend any existing Benefit Plan (except for amendments required by applicable Law with respect to which the amendment deadline has not yet lapsed). Except as prohibited by non-U.S. law, each Benefit Plan can be amended or terminated unilaterally by the Acquired Companies at any time (whether before or after Closing) to the maximum extent permitted by Law and without any penalty, cost, expense or Liability to any Acquired Company, any ERISA Affiliate, Buyer, any of their respective Subsidiaries or Affiliates, or such Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than reasonable administrative expenses of the type typically incurred in the termination of similar employee benefit plans and benefits accrued as of the date of termination that would otherwise be due in the Ordinary Course of Business.
(ii)    Seller has made available to Buyer with respect to each Benefit Plan true, correct and complete copies of (to the extent applicable to such Benefit Plan): (A) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (B) the last three annual reports (e.g., Form 5500 series and all schedules and financial statements attached thereto) filed with any Governmental Authority with respect to such Benefit Plan; (C) the most recent summary plan description, and all summaries of material modifications related thereto, and all other material communications distributed with respect to such Benefit Plan; (D) all Contracts relating to such Benefit Plan, including all trust agreements, annuity Contracts, insurance Contracts and service provider agreements; (E) the most recent determination, opinion or advisory letter issued by the IRS or the Hong Kong Inland Revenue Department with respect to such Benefit Plan; (F) the most recent actuarial valuation prepared for such Benefit Plan; (G) the most recent financial statement prepared for such Benefit Plan; (H) all material notices and correspondence to or from any Governmental Authority since December 31, 2017 relating to such Benefit Plan; and (I) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years.
(iii)    With respect to each Benefit Plan: (A) such Benefit Plan was properly and legally established; (B) such Benefit Plan is, and at all times since inception has been, documented, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including, to the extent applicable, ERISA and the Code (and the regulations and rulings issued thereunder); (C) to the Seller’s Knowledge each Acquired Company, each ERISA Affiliate and each other Person (including each fiduciary of such Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Benefit Plan, including all reporting, disclosure, notification and fiduciary duties and obligations; (D) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Benefit Plan required to be filed with any Governmental Authority or provided to any participant in such Benefit Plan (or the beneficiary of any such participant) have been properly filed or provided on or before their respective due dates and were complete and accurate in all material respects when filed or provided; (E) no Acquired Company, and to Seller’s Knowledge no ERISA Affiliate and no other Person has breached any fiduciary duty imposed upon it by ERISA or any other Law; (F) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) or under any applicable Law has occurred or is threatened or about to occur (including any of the transactions contemplated by this Agreement or any Related Agreement); (G) all contributions, premiums and other payments due or required to have been paid to (or with respect to) such Benefit Plan on or before the Closing Date have been timely paid in accordance with the terms of such Benefit Plan and applicable Law or, if not due until after the Closing Date, have been accrued in the Pre-Closing Statement or paid; and (H) no Acquired Company or ERISA Affiliate has incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any Acquired Company, any ERISA Affiliate, Buyer or any of their respective Subsidiaries or Affiliates could incur, directly or indirectly, any material, penalty, Tax, fine, Encumbrance or Liability under ERISA, the Code or any other Law (including under Section 409, 502(i) or 502(l) of ERISA or Section 4975, 4980B, 4980D, 4980H, 5000, 6721 or 6722 of the Code) or pursuant to any indemnification, contribution or similar Contract.
(iv)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan is the subject of a current, unrevoked favorable determination letter (or, in the case of a prototype or volume submitter plan, can rely on a current, unrevoked favorable opinion or advisory letter) from the IRS as to such Benefit Plan’s qualified status under the Code. Nothing has occurred (and to Seller’s Knowledge no facts or circumstances exist) that could adversely affect the qualified status of any such Benefit Plan or the exempt status of its related trust or require the filing of a submission under the IRS’s Employee Plans Compliance Resolution System (“EPCRS”) or the taking of any corrective action under EPCRS in order to maintain the qualified status of such Benefit Plan.
(v)    Each Acquired Company and each ERISA Affiliate has complied in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111 152, and all regulations and guidance issued thereunder, to the extent applicable thereto, including, to the extent applicable, including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.
(vi)    No claim (other than routine claims for benefits) or Legal Proceeding is pending or, to Seller’s Knowledge, threatened with respect to (or against the assets of) any Benefit Plan, nor to Seller’s Knowledge is there a basis for any such claim or Legal Proceeding. No Benefit Plan is (or within the last six years has been) the subject of an investigation, examination, audit or Legal Proceeding by a Governmental Authority or the subject of an application or filing under or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and, to Seller’s Knowledge, no such investigation, examination, audit or Legal Proceeding is contemplated or under consideration by any Governmental Authority.
(vii)    No Acquired Company or ERISA Affiliate has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has or could have any current or future Liability (including any contingent Liability) under or with respect to: (A) any “defined benefit plan,” as defined in Section 3(35) of ERISA, whether or not subject to ERISA, or any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is (or, at any time, was) subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (B) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (C) any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (D) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (E) any self-funded (or self-insured) health plan (including any such plan pursuant to which a stop loss policy or Contract applies), “welfare benefit fund,” as defined in Section 419 of the Code, or voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.
(viii)    No Acquired Company, ERISA Affiliate or Benefit Plan provides, has any obligation to provide or has otherwise ever promised or agreed to provide (or contribute toward the cost of) life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former owner, employee, director, manager, officer, consultant, independent contractor or other service provider of or to any Acquired Company or any ERISA Affiliate (or to the spouse, domestic partner, dependent or beneficiary of any such individual) after his or her retirement or other termination of ownership, employment or service, except to the extent required by applicable Law (and at the sole expense of the covered individual).
(ix)    Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Benefit Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Benefit Plan. No amounts have been includable (or would reasonably be expected to be includable) in the gross income of any participant in any Benefit Plan that is subject to Section 457A of the Code by reason of such section; and no additional Tax under Section 457A(c)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Benefit Plan. No stock option or other equity option granted under any Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or other equity security (as the case may be) as of the date such option was granted or has a feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
(x)    No amount payable under the Benefit Plans and no payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to any Acquired Company (including pursuant to this Agreement, any agreement referred to in this Agreement or any agreement to be entered into in connection with this Agreement) will fail to be deductible for federal income Tax purposes under Section 280G of the Code or for other tax purposes under any applicable Law.
(xi)    No Acquired Company has any agreement or obligation (whether under a Benefit Plan or otherwise) to indemnify, reimburse. “gross-up” or otherwise compensate any Person for any Taxes or interest imposed on such Person pursuant to Section 409A, 457A or 4999 of the Code or under any other applicable Law.
(xii)    Each Acquired Company and ERISA Affiliates has, at all times, properly classified all Persons providing services to such Acquired Company or ERISA Affiliate as employees and independent contractors, as the case may be, for purposes of eligibility to participate in the Benefit Plans. All individuals who, pursuant to the terms of any Benefit Plan, are entitled to participate in such Benefit Plan, are currently participating in such Benefit Plan or have been offered in writing an opportunity to do so.
(xiii)    Each Non-U.S. Benefit Plan that is intended to qualify for preferential Tax treatment meets all of the requirements for such treatment and has obtained all approvals of all relevant Governmental Authorities that are necessary to qualify for such treatment. Each Non-U.S. Benefit Plan is registered where required by, and has been maintained in all material respects in good standing under, all applicable Laws (and with all relevant Governmental Authorities). No Non-U.S. Benefit Plan is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), or similar plan or arrangement or has any unfunded or underfunded Liabilities that have not been accrued for on the Most Recent Balance Sheet or that will not be fully offset by insurance. From and after the Closing Date, Buyer and its Subsidiaries and Affiliates will receive the full benefit of any funds, accruals and reserves under the Non-U.S. Benefit Plans.
(xiv)    There has been no amendment, interpretation or other announcement (written or oral) by any Acquired Company, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Benefit Plan (or the Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.
(xv)    Neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any additional or subsequent event(s) could (A) entitle any current or former employee, director, manager, officer, consultant, independent contractor or other service provider of or to any Acquired Company to severance, retention or change of control benefits, unemployment compensation, or any other payment (whether under an Benefit Plan or otherwise), (B) otherwise increase the amount of compensation due to any current or former employee, director, manager, officer, consultant, independent contractor or other service provider of or to any Acquired Company or forgive indebtedness owed by any such individual, (C) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Benefit Plan (including any options to purchase equity interests in any Acquired Company), (D) result in the renewal or extension of the term of any Contract regarding the employment or compensation of any current or former employee, director, manager, officer, consultant, independent contractor or other service provider of or to any Acquired Company, (E) require any Acquired Company, any ERISA Affiliate, Buyer or any of their respective Subsidiaries or Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any current or former employee, director, manager, officer, consultant, independent contractor or other service provider of or to any Acquired Company, or (F) impair any of the rights of any Acquired Company, any ERISA Affiliate, Buyer or any of their respective Subsidiaries or Affiliates under or with respect to any Benefit Plan, including the right to amend, terminate, merge or transfer the asset of any Benefit Plan.
(r)    Permits. Except as set forth in Section 3.1(r) of the Disclosure Schedule, each Acquired Company has maintained at all times, in full force and effect, and has complied in all material respects with, all Permits and has filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of such Acquired Company and the conduct of its business (including the Business) as currently conducted, or the ownership, lease, use or operation of its assets or properties, except where the failure to do so would constitute a Material Adverse Effect. There is no Legal Proceeding pending or Order outstanding or, to Seller’s Knowledge, threatened against any Acquired Company that would reasonably be expected to adversely affect any such Permit. Such Permits will continue to be in full force and effect following the Closing until the expiration of such Permits in accordance with their respective terms.
(s)    Contracts and Commitments.
(i)    Section 3.1(s)(i) of the Disclosure Schedule contains a true, complete and correct list of the following Contracts to which any Acquired Company is a party or by which any of its assets or properties is bound (each Contract so listed or required to be so listed, together with each IP Agreement, being a “Material Contract”):
(A)    any Contract relating to the acquisition by any Acquired Company of any assets of a substantial nature, operating business or capital stock of any other Person, the participation in a joint venture, partnership, strategic alliance or similar arrangement with any other Person or the making of any other investment in any other Person;
(B)    any Contract (or group of related Contracts) for capital expenditures involving payments by any Acquired Company in excess of $500,000 over the life of such Contract (or group of related Contracts);
(C)    (1) any Contract (or group of related Contracts) pursuant to which any Acquired Company purchases, leases or licenses materials, supplies, equipment or other personal property or services that involves or would reasonably be expected to involve more than $500,000 over the life of such Contract (or group of related Contracts) and (2) any Contract with any Material Supplier;
(D)    (1) any Contract (or group of related Contracts) with any customer that involves or would reasonably be expected to involve more than $500,000 over the life of such Contract (or group of related Contracts) and (2) any Contract with any Material Customer;
(E)    any Real Property Lease;
(F)    any Contract under which any Acquired Company has created, incurred, assumed or guaranteed any Indebtedness, or under which any Acquired Company has imposed or become subject to any Encumbrance on any of its assets, tangible or intangible;
(G)    any Contract containing non-disclosure or confidentiality obligations binding on any Acquired Company;
(H)    any Contract that (1) limits the freedom of any Acquired Company to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition, non-interference or non-solicit obligations); (2) limits the freedom of any Acquired Company to solicit or hire any employee or independent contractor of any other Person; (3) grants to any Person any exclusive rights; (4) grants “most favored nation” or similar rights to any Person; or (5) otherwise prohibits or limits or would reasonably be expected to prohibit or limit any acquisition or transfer of any properties or assets of the Acquired Companies or the conduct of their business (including the Business) as currently conducted and as currently proposed to be conducted;
(I)    any Contract with either Seller, Guarantor or any other Affiliate of the Acquired Companies or any Affiliate of either Seller;
(J)    any collective bargaining agreement;
(K)    any Contract for the employment of any individual or with any employee containing non-competition, non-interference or non-solicit obligations;
(L)    any Contract with any independent contractor, consultant or other individual pursuant to which such individual acts as an independent contractor, consultant, or in a similar capacity for any Acquired Company;
(M)    any Contract that provides for any severance benefits, retention payments, termination payments, change of control payments or similar Liabilities;
(N)    any Contract under which any Acquired Company has made any advance or loan to any other Person (including to any of the Acquired Companies’ equityholders, officers, directors, managers or employees);
(O)    any Contract under which a default or termination would have a Material Adverse Effect;
(P)    any settlement Contract;
(Q)    any Contract with any Governmental Authority; and
(R)    any Contract pursuant to which any Acquired Company grants any Person power of attorney.
(ii)    Seller has delivered to Buyer a true, complete and correct copy of each written Material Contract (including all amendments, exhibits, schedules, statements of work and other material supplements thereto) and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each Material Contract: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) neither the Acquired Companies, nor, to Seller’s Knowledge, any other party thereto is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration under such Contract; and (C) no party has repudiated any provision of such Contract or threatened to terminate such Contract.
(t)    Tax Matters.
(i)    All income and other material Tax Returns that were required to be filed by any Acquired Company have been properly prepared and timely filed, such Tax Returns are true, complete and correct in all material respects, and no extensions for filing such Tax Returns are currently in effect. All Taxes payable by any Acquired Company were timely paid when due, or, in the case of Taxes not yet due, are properly reflected on the Pre-Closing Statement, in each case, whether or not shown as due on a Tax Return. There is no Tax Proceeding in progress, pending or, to Seller’s Knowledge, threatened, involving any Acquired Company. There are no claimed, proposed, or asserted Tax deficiencies or assessments of Tax with respect to any Acquired Company that have not been fully paid and finally settled.
(ii)    The unpaid Taxes of the Acquired Companies (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Measurement Time, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the final Net Working Capital of the applicable Acquired Company.

Since the date of the Most Recent Balance Sheet, no Acquired Company has incurred any material Liability for Taxes outside the Ordinary Course of Business.
(iii)    Representative has delivered or made available to Buyer true, complete and correct copies of all (A) Tax Returns filed by any Acquired Company for which the applicable statute of limitations has not expired, (B) audit reports and letter rulings issued by a Governmental Authority relating to Taxes due from any Acquired Company, and (C) closing agreements with respect to Tax matters entered into by any Acquired Company with any Governmental Authority.
(iv)    Each Acquired Company (A) has complied in all material respects with all Laws relating to the reporting, payment, remittance, collection, and withholding of Taxes (including payroll, employment or similar Taxes, sales or use Taxes, value added Taxes, goods and services Taxes, and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-United States Law), (B) has, within the time and in the manner prescribed by Law, withheld or collected and paid over or remitted to the applicable Governmental Authority all material amounts required to be so withheld or collected, and paid over or remitted under all Laws, and (C) for all transactions that are exempt from sales, use, goods and services, value added and similar Taxes and that were completed without charging or remitting such Taxes, have received and retained any appropriate Tax exemption certificates and other documentation qualifying such transaction as exempt.
(v)    None of Buyer or its Affiliates (as a result of acquiring any Acquired Company) or any Acquired Company is or will be required to include any material item of income or exclude any material item of deduction for any Tax period (or portion thereof) ending after the Closing Date as a result of (A) a “closing agreement” as described in Section 7121 of the Code or other Contract with a Governmental Authority (or any similar provision of any other Tax Law) executed on or before the Closing Date, (B) an installment sale or open transaction disposition made on or before the Closing Date, (C) any advanced payment or prepaid amount received, or deferred or unearned revenue accrued, on or before the Closing Date, including any income eligible for deferral under any applicable Tax Law (including, without limitation, pursuant to Section 451 of the Code, Treasury Regulations Sections 1.451-5 and Treasury Regulations Section 1.451-8), or (D) any election made under Section 965(h) of the Code (or any similar provision of any other Tax Law). None of Buyer or its Affiliates (as a result of acquiring any Acquired Company) or any Acquired Company is, or will be, required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of any other Tax Law) by reason of any change in accounting method (nor has any Governmental Authority proposed in writing any such adjustment or change of accounting method) with respect to any items arising on or before the Closing Date. Each Acquired Company has always used the accrual method of accounting for Tax purposes.
(vi)    No Acquired Company (A) has in effect any waiver of any statute of limitations regarding Taxes or Contract to an extension of time regarding the assessment of any Tax deficiency, (B) has received a claim from any Governmental Authority in a jurisdiction where such Acquired Company does not file any Tax Return that such Acquired Company is or may be subject to taxation by such jurisdiction (C) is or has ever been engaged in a trade or business, or has or has ever had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any applicable Law) or a fixed place of business, in any country other than the country in which such Acquired Company was formed, or (D) is otherwise subject to taxation in any country other than the country in which Seller or such Acquired Company was formed. No Acquired Company has nexus in any state, local, or non-United States jurisdiction other than those for which Tax Returns have been duly filed by such Acquired Company. Each Acquired Company is registered with each relevant Governmental Authority for Tax purposes to the extent required by applicable Law.
(vii)    There are no Encumbrances for Taxes upon the Purchased Securities or any of the Acquired Companies’ properties or assets.
(viii)    All persons performing services to any Acquired Company who are classified and treated by such Acquired Company as independent contractors, consultants or in a similar capacity qualify as independent contractors and are not properly classified as employees under Law.
(ix)    No Acquired Company is a party to or bound by, or has any Liability under, any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than any agreement or arrangement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes). No power of attorney has been granted by or with respect to any Acquired Company with respect to any matter relating to Taxes. No Acquired Company has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, combined, consolidated or unitary group for Tax purposes under state, local or non-United States Law, and no Acquired Company has any Liability for Taxes of any Person (other than the Acquired Companies) under any Law, as a transferee or successor, by Contract or otherwise.
(x)    All transactions that could give rise to an understatement of the federal income Tax Liability of any Acquired Company within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement. No Acquired Company is or has ever been a party to (i) any “reportable transaction” within the meaning of Section 6707A of the Code or Section 1.6011-4 of the Treasury Regulations or (ii) any other transaction requiring disclosure under a comparable provision of other applicable Tax Law. No Acquired Company is, directly or indirectly, the beneficiary of any federal, state, local or non-United States Tax holiday or Tax incentive or other similar Tax benefit, and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not have any adverse effect on the validity and effectiveness of any such Tax holiday or Tax incentive or other similar Tax benefit.
(xi)    A valid election under Section 83(b) of the Code has been filed with respect to any equity securities of any Acquired Company that are or were subject to a substantial risk of forfeiture and nontransferable within the meaning of Section 83 of the Code.
(xii)    No Acquired Company has extended, deferred or delayed the payment of any Taxes under the CARES Act or any other COVID-19 Measures, including pursuant to IRS Notice 2020-65 or IRS Notice 2021-11. No Acquired Company has claimed any Tax credits pursuant to the FFCRA or the CARES Act or requested any advance payment or refund of Tax credits under the CARES Act or otherwise.
(xiii)    No Acquired Company is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(xiv)    No Acquired Company within the last two (2) years has distributed the equity interests of another Person or has had its equity interests distributed by or to another Person in a transaction that was purported or intended to be governed in whole or part by Section 355 of the Code or Section 361 of the Code.
(xv)     Each US Acquired Company is, and at all times since its formation has been, properly classified and treated as a “C corporation” within the meaning of Section 1361(a)(2) of the Code for U.S. federal income tax purposes. A valid election under Treasury Regulations Section 301.7701-3(c) has been properly filed and made for Happy One to be classified as an association taxable as a corporation for U.S. federal income tax purposes, with such election effective beginning on the date of its formation. Except with respect to Happy One, no election under Treasury Regulations Section 301.7701-3(c) has been filed or made with respect to any Acquired Company.
(xvi)    Each Acquired Company has complied in all material respects with the applicable requirements of Section 482 of the Code and the Treasury Regulations promulgated thereunder or any other state, local or non-United States transfer pricing Laws (including all contemporaneous transfer pricing documentation requirements).
(u)    Distributors and Suppliers.
(i)    Section 3.1(u)(i) of the Disclosure Schedule contains a correct and complete list of the top 10 distributors or other customers of each Acquired Company by revenue for (A) the 12 months ended December 31, 2020 and (B) the nine months ended September 30, 2021 (collectively, the “Material Customers”).
(ii)    Section 3.1(u)(ii) of the Disclosure Schedules contains a correct and complete list of the top 10 direct suppliers or other vendors of each Acquired Company by expense for (A) the 12 months ended December 31, 2020 and (B) the nine months ended September 30, 2021 (collectively, the “Material Suppliers”).
(iii)    To Seller’s Knowledge, no Material Supplier or Material Customer has: (A) declined to renew, materially amended, cancelled or otherwise terminated, or communicated any threat to any Acquired Company to decline to renew, materially amend, cancel or otherwise terminate, its relationship with Company, (B) limited or decreased, or threatened to limit or decrease, materially its services or supplies to any Acquired Company in the case of any such Material Supplier, or (C) limited or decreased, or threatened to limit or decrease, materially its usage or purchase of any Products in the case of any such Material Customer.
(v)    Interested Party Transactions. Except as set forth in Section 3.1(v) of the Disclosure Schedule, no Acquired Company is indebted to either Seller, Guarantor or any equityholder, officer, director, manager, employee, consultant or Affiliate of any Acquired Company or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no such Person is indebted to any Acquired Company. No such Person owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than three percent of the equity of any such entity), is, or is an equityholder, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of any Acquired Company or conducts a business similar to any business conducted by the Acquired Companies (including the Business). None of Guarantor, either Seller nor any officer, director, manager, employee, consultant or Affiliate of any Acquired Company or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (i) owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Company IP or (ii) has any material interest in any other property or asset used in or pertaining to the Acquired Companies’ business (including the Business).
(w)    Propriety of Past Payments; Anti-Corruption; International Trade.
(i)    No unrecorded fund or asset of any Acquired Company has been established for any purpose. No accumulation or use of funds of any Acquired Company has been made without being properly accounted for in the books and records of such Acquired Company. Each Acquired Company has maintained: (A) books and records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of such Acquired Company’s assets, including records of payments to any person (including agents, consultants, representatives, third parties, and Governmental Authorities); and (B) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are authorized and auditable.
(ii)    To Seller’s Knowledge, no officer, director, manager, any employee, consultant, agent or other Person acting on behalf of any Acquired Company is a government official, a political party or a candidate for political office. To Seller’s Knowledge, none of the Acquired Companies or any equityholder, officer, director or manager of any Acquired Company has been convicted of or pleaded guilty to an offense involving Fraud, corruption or moral turpitude.
(iii)    Each Acquired Company, and all of its directors, officers, employees, and agents acting on its behalf, are, and have been, at all times in compliance with all applicable Anti-Corruption Laws and Global Trade Laws.
(iv)    No Acquired Company nor any directors, officers, employees or agents of any Acquired Company, has taken any act in furtherance of an offer, payment, promise to pay, or authorization ratification, of payment, directly or indirectly, of any gift, money, contribution or thing of value to any person, for the purpose of (A) improperly influencing any act or decision of such person in their professional capacity, (B) inducing or such person to, or rewarding such person for, doing or omitting to do any act in violation of their professional duties or performing improperly any of their professional duties, or (C) securing any improper advantage or to obtain or retain business. No Acquired Company nor any of their respective directors, officers, employees, or agents acting on their behalf, has solicited or accepted a financial or other advantage in exchange for, or as a reward for, improperly performing any of their professional duties.
(v)    No Acquired Company is, no wholesale customer or distributor of any Acquired Company is, and to Seller’s Knowledge, no other customers of any Acquired Company is (A) located in a Restricted Country or (B) a Restricted Party.
(vi)    No Acquired Company nor any directors, officers, employees or agents acting on behalf of any Acquired Company has, directly or indirectly: (A) made or authorized any unlawful import into the United States in violation of applicable Global Trade Laws, (B) engaged in any business with or used any corporate funds to contribute to or finance the activities of, any Restricted Party, or (C) engaged in any business in, or provided, sold to, or otherwise transferred, without any required approval or other authorization from the government of the U.S., any products or services to any Restricted Country or any instrumentality, agent, entity, or individual acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such Restricted Countries or of Venezuela.
(vii)    Each Acquired Company has obtained all registrations, approvals or licenses necessary for importing, exporting, or providing of products and services in accordance with all applicable Global Trade Laws (collectively, “Trade Licenses”) and all such Trade Licenses (if any) are valid, current and in full force and effect. Seller has made available to Buyer true and complete copies of all Trade Licenses and all export classification rulings (if any) of the products or services of any Acquired Company.
(viii)    No Acquired Company nor any directors, officers, employees or agents acting on behalf of any Acquired Company, has at any time been the subject of any investigation by a Governmental Authority into potential violations of any Anti-Corruption Laws or Global Trade Laws, and no investigation by any Governmental Authority with respect to Anti-Corruption Laws or Global Trade Laws is pending or, to Seller’s Knowledge, threatened.
(ix)    No Acquired Company has made or currently intends to make any disclosures (voluntary or otherwise) to any Governmental Authority regarding an alleged, potential, or actual violation of any Anti-Corruption Laws or Global Trade Laws by any Acquired Company or any of their respective directors, officers, employees, or agents acting on their behalf.
(x)    No proceeds transferred pursuant to this Agreement shall be (A) used in violation of any Anti-Corruption Law or (B) transferred, directly or indirectly, to or for the benefit of any Restricted Party or otherwise in violation of Global Trade Laws.
(xi)    Products imported by each Acquired Company have not been subject to any penalties (civil or criminal), claims for liquidated damages, or notices of redelivery issued by United States Customs and Border Protection (“CBP”) or any other Governmental Authority, or to any detentions, seizures or forfeitures by CBP or any other Governmental Authority. To the Seller’s Knowledge, there is no reason to believe any products imported by any Acquired Company may become subject to: (A) any detention, seizure or forfeiture; (B) any notice of redelivery or claim for liquidated damages; (C) any country of origin marking notice; or (D) any other fine or penalty.
(xii)    Each of Acquired Company has timely filed (or caused to be timely filed) with CBP or other applicable Governmental Authority all importer security filings, entries and entry summaries and similar documentation required to be filed by such Acquired Company through the Closing relating to imported merchandise, and such importer security filings, entries and entry summaries and other similar documentation are true, correct and complete in all material respects. No Acquired Company has requested or caused to be requested any extensions of liquidation of any previously filed entries or have flagged or caused to be flagged any previously filed entries for reconciliation. Each of the US Acquired Companies has timely paid (or caused to be timely paid) to CBP all customs duties, fees and any other charges required to be paid with respect to imported merchandise. Each of the US Acquired Companies has timely filed (or caused to be timely filed) with CBP all Electronic Export Information (“EEI”) in the Automated Export System for all export shipments for which an EEI filing is required by Law.
(xiii)    Each Acquired Company has fully disclosed the extent, if any, the products it imports are subject to antidumping duties, countervailing duties, or other additional duties (e.g., Section 232 or Section 301 duties) resulting from investigations conducted by the United States Department of Commerce, the United States International Trade Commission, the United States Trade Representative, or any other Governmental Authority.
(xiv)    None of the products imported by any of the Acquired Companies are made by convict labor, forced labor or indentured labor (including forced or indentured child labor).
(x)    Brokers. None of the Acquired Companies or any Person acting on their behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which any Acquired Company, Seller, Buyer or any of their respective Affiliates is or may become liable.

Section 3.2    Representations and Warranties Regarding Seller. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements with respect to such Seller contained in this Section 3.2 are true and correct, as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 3.2 only to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made). Further, the Parties agree that any information or documentation that is disclosed in the Data Room at or before 10:00 a.m., Mountain Time, on the date of this Agreement shall not be deemed to have been disclosed on the Disclosure Schedule and will not qualify or modify the representations and warranties set forth in this Section 3.2, provided that any such information or documentation shall not form the basis of a claim of, or otherwise constitute in any way, Fraud (including, without limitation, if such information or documentation is not disclosed on the Disclosure Schedule) with respect to any representation or warranty in this Section 3.2 or on any applicable section of the Disclosure Schedule.
(a)    Power, Authority and Capacity. HK Seller is duly incorporated and validly existing under the Laws of Hong Kong. HK Seller has all corporate power and authority to (i) execute, deliver and perform this Agreement and any Related Agreements to which HK Seller is, or at the Closing will be, a party and (ii) consummate the transactions contemplated by this Agreement and the Related Agreements to which HK Seller is, or at the Closing will be, a party. US Seller has the personal capacity and right to execute, deliver and perform this Agreement and each of the Related Agreements to which US Seller is a party and to consummate the transactions contemplated by this Agreement and each of the Related agreements to which US Seller is a party. No spousal or similar consent (whether related to joint ownership, community property or otherwise) is required in connection with the execution, delivery and performance by US Seller of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.
(b)    Authorization and Non-Contravention.
(i)    This Agreement and the Related Agreements to which HK Seller is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of HK Seller, enforceable against HK Seller in accordance with its terms. HK Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which HK Seller is, or will be at the Closing, a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not (A) constitute a breach, violation or infringement of Seller’s governing documents, (B) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which HK Seller or any of HK Seller’s assets or properties, including the HK Purchased Securities, is subject except where such breach, violation or default would not materially adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which HK Seller is a party or by which HK Seller is bound or by which any of HK Seller’s assets or properties is bound or affected except where such conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not materially adversely affect HK Seller’s ability to consummate the transactions contemplated by this Agreement, (D) result in the creation of imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Acquired Companies’ assets or properties or (E) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract except for any notification or filing required to be made under the HSR Act and for any such Permit, approval, license, certificate, consent, waiver, authorization, novation or notice the failure of which to obtain would not materially adversely affect HK Seller’s ability to consummate the transactions contemplated by this Agreement.
(ii)    This Agreement and the Related Agreements to which US Seller is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of US Seller, enforceable against US Seller in accordance with its terms. US Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which US Seller is, or will be at the Closing, a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not (A) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which US Seller or any of US Seller’s assets or properties, including the US Purchased Securities, is subject except where such breach, violation or default would not materially adversely affect US Seller’s ability to consummate the transactions contemplated by this Agreement, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which US Seller is a party or by which US Seller is bound or by which any of US Seller’s assets or properties is bound or affected except where such conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not materially adversely affect US Seller’s ability to consummate the transactions contemplated by this Agreement, (C) result in the creation of imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Acquired Companies’ assets or properties or (D) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract except for any notification or filing required to be made under the HSR Act and for any such Permit, approval, license, certificate, consent, waiver, authorization, novation or notice the failure of which to obtain would not materially adversely affect US Seller’s ability to consummate the transactions contemplated by this Agreement.
(c)    Title to Purchased Securities. HK Seller owns all of the HK Purchased Securities free and clear of all Encumbrances. US Seller owns all of the US Purchased Securities free and clear of all Encumbrances. No Seller is a party to any voting agreement, equityholder agreement, buy-sell agreement or other agreement that may affect the voting or transfer of any Purchased Securities or is otherwise related to any Purchased Securities. Guarantor indirectly owns all of the equity interests of Seller.
(d)    Litigation. There is no, and has not been any, Legal Proceeding pending, or to HK Seller’s Knowledge, threatened against HK Seller or to US Seller’s Knowledge, threatened against US Seller to which HK Seller or US Seller is, was or is threatened to be a party or concerning any Acquired Company that would prevent, enjoin or materially alter or delay the transactions contemplated hereunder. Neither Seller is, and neither Seller has been, subject to any Order, and there is no, and has not been any, Order against either Seller that would prevent, enjoin or materially alter or delay any of the transactions contemplated hereunder.
(e)    Brokers. Neither Seller, nor any Person acting on behalf of either Seller has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby for which any Acquired Company, either Seller, Buyer or any of their respective Affiliates is or may become liable.
(f)    Equity Consideration Shares.
(i)    HK Seller understands and agrees that the consummation of the transactions contemplated by this Agreement and the Related Agreements, including the delivery of the Equity Consideration Shares, constitutes the offer and sale of securities under the Securities Act and applicable state statutes, the Equity Consideration Shares are being acquired for HK Seller’s own account, for investment purposes only, and not with a present view towards the public sale or distribution thereof. At the time HK Seller was offered the Equity Consideration Shares, HK Seller was, and at the date hereof it is, and it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(ii)    HK Seller understands that the Equity Consideration Shares are being offered and sold hereunder in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities Laws, and that Buyer is relying upon the truth and accuracy of, and HK Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of HK Seller set forth herein in order to determine the availability of such exemptions and the eligibility of HK Seller to acquire the Equity Consideration Shares. HK Seller understands and agrees that the Equity Consideration Shares are “restricted securities” within the meaning of United States securities Laws and that HK Seller may not sell, transfer or assign the Equity Consideration Shares, or any portion thereof, without registration under the Securities Act or state securities Laws or an applicable exemption therefrom, and the Equity Consideration Shares shall bear a customary restrictive legend to that effect, as set forth in Section 3.2(f)(vi). HK Seller further understands that the Equity Consideration Shares are subject to further restrictions as set forth in Section5.6.
(iii)    HK Seller has been furnished with all information and materials relating to the business, finances and operations of Buyer and information and materials relating to the offer and sale of the Equity Consideration Shares which have been requested by HK Seller or its advisors. HK Seller and each of its advisors, if any, have been afforded the opportunity to ask questions of the management team of Buyer and, to the extent such questions have been asked, such questions have been satisfactorily answered. HK Seller has conducted its own independent investigation of Buyer and its business, and based thereon and its reliance on the representations and warranties in Section 3.3, has formed an independent judgment concerning the transactions contemplated hereby. HK Seller understands that its acquisition of the Equity Consideration Shares involves a significant degree of risk.
(iv)    HK Seller understands that no United States federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Equity Consideration Shares.
(v)    HK Seller understands that (i) the sale or re-sale of the Equity Consideration Shares have not been registered under the Securities Act or any applicable state securities Laws, and such Equity Consideration Shares may not be transferred unless (A) such Equity Consideration Shares are sold pursuant to an effective registration statement under the Securities Act, (B) subject to Section 4.7, HK Seller has delivered to Buyer an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that such Equity Consideration Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to Buyer, (C) such Equity Consideration Shares are sold or transferred pursuant to Rule 144, or (D) such Equity Consideration Shares are sold pursuant to Regulation S, and HK Seller shall have delivered to Buyer, at the cost of HK Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be reasonably acceptable to Buyer; (ii) any sale of such Equity Consideration Shares made in reliance on Rule 144 or Regulation S may be made only in accordance with the terms of said rule and further, if said rule is not applicable, any re-sale of such Equity Consideration Shares under circumstances in which HK Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Buyer nor any other Person is under any obligation to register the resale of the Equity Consideration Shares under the Securities Act or any state securities Laws or, except as provided in Section 4.7, to comply with the terms and conditions of any exemption thereunder (in each case).
(vi)    HK Seller understands that any certificate or book-entry notation representing the Equity Consideration Shares will bear a legend in substantially the following form:
“THE SHARES REPRESENTED HEREBY (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT, AS MAY BE AMENDED BY THE PARTIES THERETO FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER OF THE SECURITIES), WHICH INCLUDES CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH THEREIN.”
Section 3.3    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3.3 are true and correct as of the date hereof and as of the Closing Date.
(a)    Organization; Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to (i) execute, deliver and perform this Agreement and all Related Agreements to which Buyer is a party, and (ii) consummate the transactions contemplated by this Agreement and the Related Agreements to which Buyer is a party.

(b)    Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and each of the Related Agreements to which Buyer is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Related Agreements to which Buyer is a party each constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer’s execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby do not (i) constitute a breach, violation or infringement of Buyer’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Buyer or any of its assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which Buyer is a party or by which Buyer is bound or by which any of Buyer’s assets or properties is bound or affected, or (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract, except any notification or filing required to be made under the HSR Act and the expiration or termination of the waiting period thereunder and, with respect to subsections (ii), (iii) and (iv), as would not materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
(c)    Litigation. There is no, and has not been any, Legal Proceeding pending, or to the knowledge of Buyer’s executive officers, threatened against Buyer or to which Buyer is, was or is threatened to be a party that would prevent, enjoin or materially alter or delay the transactions contemplated hereunder. Buyer is not, and Buyer has not been, subject to any Order, and there is no, and has not been any, Order against Buyer that would prevent, enjoin or materially alter or delay any of the transactions contemplated hereunder.
(d)    SEC Filings, Financial Statements, Undisclosed Liabilities.
(i)    Buyer has timely filed with or furnished to, as applicable, the SEC all reports, (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Buyer SEC Documents”). True, correct, and complete copies of all the Buyer SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Buyer.
(ii)    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).
(iii)    The balance sheet of Buyer dated as of September 30, 2021 contained in the Buyer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Balance Sheet”. Neither Buyer nor any of its Subsidiaries has any Liabilities that would be required by GAAP to be reflected in the Buyer Balance Sheet or disclosed in the notes thereto other than Liabilities that: (A) are reflected or reserved against in the Buyer Balance Sheet (including in the notes thereto); (B) were incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice; (C) are incurred in connection with the transactions contemplated by this Agreement; or (D) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Buyer.

(iv)    The Buyer Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Select Market. There is no Legal Proceeding or investigation pending or, to the knowledge of Buyer’s executive officers, threatened against Buyer by such stock exchange or the SEC with respect to any intention by such entity to deregister the Buyer Shares or prohibit or terminate the listing of the Buyer Shares on such stock exchange.
(e)    Capitalization. The authorized, issued and outstanding shares of capital stock of Buyer are set forth in the Buyer SEC Documents. Except as set forth in the Buyer SEC Documents, there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which Buyer is a party or which are binding upon Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its capital stock. Upon issuance and delivery of the Equity Consideration Shares to the Sellers at the Closing in accordance with the terms and provisions of this Agreement, such Equity Consideration Shares will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract, and (iv) be issued to HK Seller with good and valid title, free and clear of any Encumbrances other than the Lock-up provided herein.
(f)    Brokers. Neither Buyer nor any Person acting on its behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which any Acquired Company, either Seller or any of their respective Affiliates is or may become liable.
(g)    Financing. As of the date hereof, Buyer has provided Seller with a true, correct and complete copy of each of the Debt Commitment Letters and executed fee letters associated therewith (provided, however, that the fee payments and other commercially sensitive information in any fee letter (including provisions in such fee letter related solely to fee payments and economic terms) may have been redacted), each dated as of the date hereof, pursuant to which the Debt Financing Sources party thereto have committed, subject only to the terms and conditions set forth in the Debt Commitment Letters, to provide to Buyer the amount of financing set forth in the Debt Commitment Letters, for purposes of effecting the transactions contemplated by this Agreement. Buyer has fully paid all commitment fees and closing payments, if any, required by such Debt Commitment Letters to be paid on or before the date of this Agreement. As of the date hereof, each of the Debt Commitment Letters is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto and is in full force and effect, has not been (other than as permitted hereunder) amended, modified, withdrawn, terminated or rescinded in any respect. As of the date hereof, Buyer is not a party to any written side letters, contracts or other agreements or any arrangements in respect of or modifying the terms o
f the Debt Commitment Letters or the financing not set forth in the Debt Commitment Letters. Accordingly, as of the date hereof, Buyer has sufficient committed cash, available lines of credit and other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it pursuant to this Agreement (including the Adjustment Holdback Amount). At the time the Closing is required to occur hereunder, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price and any other amounts to be paid by it in cash pursuant to this Agreement (including the Adjustment Holdback Amount). Buyer acknowledges and agrees that the availability of funds shall not be a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement. Buyer’s execution, delivery and performance of the definitive financing documentation entered into pursuant to the Debt Commitment Letters and the consummation of the transactions contemplated thereunder will not, as of the Closing, conflict with or require any consent under (x) (i) the Indenture in respect of the 4.125% Senior Notes due 2031, dated as of August 10, 2021, with Crocs, Inc., as issuer and (ii) the Indenture in respect of the 4.25% Senior Notes due 2029, dated as of March 12, 2021, with Crocs, Inc., as issuer and (y) the Second Amended and Restated Credit Agreement dated as of July 26, 2019 among Buyer, the other Borrowers (as defined therein) party thereto, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as administrative agent, swing line lender and issuing lender and the other parties party thereto (in each case, other than consents that have been obtained).
ARTICLE IV.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the earlier of the Closing and the date of the termination of this Agreement in accordance with ARTICLE VII.
Section 4.1    Efforts to Consummate; Filings and Consents.
(a)    General Efforts. Upon the terms and subject to the conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Laws) to consummate the transactions contemplated by this Agreement and any Related Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE II).
(b)    HSR. Each of the Parties shall (and shall cause their respective Affiliates to): (i) promptly, but in no event later than five Business Days after the date of this Agreement unless otherwise agreed to in writing by Buyer and Sellers or Representative, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by this Agreement or any Related Agreement and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required under Antitrust Laws to be made with, or obtained from, any other Governmental Authority in connection with the transactions contemplated by this Agreement or any Related Agreement. Each Party will promptly notify the other Parties of any substantive written communication made to or received by such Party, as the case may be, from any Governmental Authority under Antitrust Laws regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed written communication to any such Governmental Authority and consider the other Parties’ reasonable comments in good faith, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry under Antitrust Laws concerning this Agreement or any Related Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend, and furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement or any Related Agreement and the transactions contemplated hereby. Any such provision of information, rights to participate, or consultations between the Parties pursuant to this Section 4.1(b) may be made on an outside antitrust counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that Sellers or Buyer, as applicable, may redact materials to address reasonable privilege or confidentiality concerns and to remove references concerning the valuation of Acquired Companies. Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any filings, notifications, consents or approvals under any Antitrust Laws, and in the event that the Parties do not agree with respect to any matter in connection with the required consents and approvals under any Antitrust Laws, Buyer, after considering in good faith the views of Representative, shall have ultimate authority to decide such matters.
(c)    Notices and Consents. Each Seller and each Acquired Company will give all notices, and each Seller, each Acquired Company and Buyer shall use commercially reasonable efforts to obtain all consents, approvals, waivers, authorizations, or novations, as the case may be, necessary in connection with the transactions contemplated by this Agreement or any Related Agreement as expeditiously as possible. Any instrument evidencing any such consent, approval, waiver, authorization, notice or novation to be obtained prior to the Closing will be in form and substance satisfactory to Buyer. Seller will provide Buyer true, complete and correct copies of all letters, applications or other documents prior to their submission to, or promptly after receipt from, any Person with respect to each such consent, approval, waiver, authorization, notice or novation. Each of the Parties will promptly and regularly advise the other Party concerning the status of each such consent, approval, waiver, authorization, notice and novation, including any difficulties or delays such Party has experienced in obtaining and any conditions required for any such consent, approval, waiver, authorization, notice or novation (including receipt of any oral communication from a Governmental Authority). No Party shall and each shall cause its Affiliates and each of their respective officers or any other representatives or agents not to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless, in the case of either Seller or the Acquired Companies, Representative consults with Buyer, or in the case of Buyer, Buyer consults with Representative in advance and, to the extent permitted by such Governmental Authority, gives such Party the opportunity to attend and participate thereat. No Party shall and Sellers shall not permit any other Acquired Company to: (i) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or any Related Agreement; or (ii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation, in each case, without the prior written consent of Buyer, in the case of any such action by HK Seller, US Seller, or any Acquired Company, or Representative, in the case of Buyer. In the event any Order is issued by a court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of transactions contemplated by this Agreement and any Related Agreement, the Parties shall use their respective commercially reasonable efforts to have such Order lifted. The Parties agree that Section 4.1(b) shall govern the Parties respective obligations and rights with respect to the HSR Act and any other requirements under any other Antitrust Laws, and in the event of any conflict between this Section 4.1(c) and Section 4.1(b), Section 4.1(b) shall control.
(d)    Certain Limitations. Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, Sections 4.1(a), (b) and (c) and Section 5.1, nothing in this Agreement requires, or will be construed to require, Buyer to do or agree to do any of the following, whether prior to or following the Closing: (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material capital stock, assets, rights, products or businesses of Buyer or any of its Affiliates (including any Acquired Company); (ii) agreeing to any material restrictions on the activities of Buyer or any of its Affiliates (including any Acquired Company) or any of their respective businesses; (iii) waiving any material rights to which it is entitled; (iv) defending, commencing or prosecuting any Legal Proceeding; (v) taking any other action to prevent, effect the dissolution of, vacate, or lift any Order in any Legal Proceeding that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement and any Related Agreement; or (vi) waiving any of the conditions set forth in ARTICLE II.
Section 4.2    Operation of the Business.
(a)    Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed (and if Buyer does not deliver to Representative a response to any written request for consent delivered in accordance with Section 8.2 within ten Business Days, such action shall be deemed consented to)), none of the HK Acquired Companies and the US Acquired Companies will, and HK Seller will cause the HK Acquired Companies and Hey Dude B.V. not to, and US Seller will cause the US Acquired Companies not to, (i) engage in any practice, take any action or enter into any Contract or transaction outside the Ordinary Course of Business, except for any action expressly contemplated by this Agreement and (ii) otherwise intentionally engage in any practice, take or fail to take any action or enter into any Contract or transaction outside the Ordinary Course of Business that would cause the representations and warranties regarding the Acquired Companies contained herein to be untrue at any time between the date hereof and the Closing, except where such practice, action or Contract (or failure to use its commercially reasonable efforts to take or enter into the same) would not have a Material Adverse Effect. HK Seller and each HK Acquired Company will use commercially reasonable efforts to keep the business and assets of each HK Acquired Company and Hey Dude B.V. (including the Business) substantially intact and US Seller and each US Acquired Company will use commercially reasonable efforts to keep the business and assets of each US Acquired Company (including the Business) substantially intact, including, in each case, the present operations, physical facilities, working conditions and business relationships of such Acquired Company, including with licensors, suppliers, distributors, employees and independent contractors and consultants of such Acquired Company, and operate the business of such Acquired Company in a manner consistent with past practices, including all accounting policies and capital expenditures, in each case, except where the failure to do so would not have a Material Adverse Effect.
(b)    Without limiting the generality of Section 4.2(a), without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) (and if Buyer does not deliver to Representative a response to any written request for consent delivered in accordance with Section 8.2 within ten Business Days, such action shall be deemed consented to)) or unless otherwise expressly provided in this Agreement, none of the Acquired Companies will, HK Seller will cause the HK Acquired Companies and Hey Dude B.V. not to, and US Seller will cause the US Acquired Companies not to:
(i)    take any action if such action would have been required to be listed on Section 3.1(g) of the Disclosure Schedule if taken since the date of the Most Recent Balance Sheets and prior to the date hereof;

(ii)    hire, retain, engage or terminate any employee or individual independent contractor or consultant, in each case, that received (or would receive if hired, retained or engaged) compensation in excess of $200,000 per year; or
(iii)    establish, adopt, terminate or amend any material Benefit Plan (or any compensation or benefit plan, scheme, fund, policy, practice, program, Contract, agreement or arrangement that would be a Benefit Plan if it were in existence as of the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any Benefit Plan (or any compensation or benefit plan, scheme, fund, policy, practice, program, Contract, agreement or arrangement that would be a Benefit Plan if it were in existence as of the date hereof), or grant any employee, individual independent contractor, officer, director or other service provider any increase in compensation, bonuses or other benefits other than (A) any reasonable merit-based increases in salary and wages to employees in the Ordinary Course of Business and (B) any amendment to any Benefit Plans to the extent required by applicable Laws.
(c)    Notwithstanding the foregoing provisions of this Section 4.2, the Acquired Companies can pay cash dividends and distributions at or prior to the Closing, and each of the HK Acquired Companies hereby waives, and Buyer shall cause each of the HK Acquired Companies to waive, (i) any right to challenge any such dividend or distribution paid between the date hereof and the Closing and (ii) any claim that HK Seller is required pursuant to applicable Law to return to any HK Acquired Company any such dividend or distribution.
Section 4.3    Access; Audit Cooperation.
(a)    Each Seller, each HK Acquired Company and each US Acquired Company will, and HK Seller will cause Hey Dude B.V. to, permit Buyer and its representatives to upon reasonable prior written notice, provide reasonable access at all reasonable times during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of the Acquired Companies, subject to compliance with applicable Law, to all premises, properties, personnel, books, records (including Tax records and accounting records), Contracts, instruments and documents of or pertaining to any Acquired Company and permit Buyer and its representatives to make such copies and inspections thereof as may reasonably be requested.
(b)    Without limiting Section 4.3(a), Sellers and each Acquired Company will use commercially reasonable efforts to, at Buyer’s request and at its cost and expense (i) engage an independent accounting firm (with such firm to be selected by Buyer in its sole discretion) to perform any audit of any of the Acquired Companies requested by Buyer (the “Audit”) and (ii) cooperate with Buyer, such accounting firm and Buyer’s other representatives in connection with any such Audit, including by using their respective commercially reasonable efforts to assist in the completion of such Audit by any date reasonably requested by Buyer. Notwithstanding the foregoing, the completion of the Audit shall not in any way be a condition to the Closing under this Agreement nor shall the results of any such Audit constitute (or be deemed to constitute) a Material Adverse Effect provided that the underlying facts with respect to the results of such Audit may be considered in determining whether a Material Adverse Effect has occurred.
Section 4.4    Notice of Developments.
(a)    Representative will give prompt written notice to Buyer of (i) any breach or inaccuracy of any representation or warranty regarding the Acquired Companies or Sellers (including those in ARTICLE III) or any breach or nonperformance of any covenant, obligation or agreement made by either Seller or any Acquired Company (including those in this ARTICLE IV and ARTICLE V or those contained in any other Related Agreement), (ii) the occurrence of any material damage to or loss or destruction of any assets owned or leased by any Acquired Company (whether or not insured) or (iii) the occurrence of any event or condition which resulted in, or would reasonably be expected to result in, a Material Adverse Effect. The failure of Representative to provide notice as required by this Section 4.4(a) will not, itself, result in the failure of the condition set forth in Section 2.2(b) unless the matter for which Representative failed to provide such notice would otherwise result in the failure of a condition set forth in Section 2.2(a), (b), (c) or (d).
(b)    Following notice by Representative under Section 4.4(a) with respect to a breach of representation or warranty, Sellers may deliver to Buyer a proposed amendment to the Disclosure Schedule addressing the matter or event that was the subject of such notice under Section 4.4(a) to qualify the applicable representations and warranties made by either Seller or any Acquired Company, but only to the extent such matter or event first occurred following the date hereof. If the condition set forth in Section 2.2(a) would not have been satisfied but for such proposed amendment, Buyer may terminate this Agreement by notice in writing to Representative within five Business Days of receiving notice under Section 4.4(a). If Buyer has the right to terminate this Agreement pursuant to this Section 4.4(b) and does not terminate this Agreement in accordance with this Section 4.4(b), Buyer is deemed to have waived any such breach or inaccuracy of the representations and warranties specifically addressed by such proposed amendment, and such proposed amendment shall be deemed accepted by Buyer and shall amend and supplement the Disclosure Schedule effective as of the date of this Agreement.
Section 4.5    Exclusivity. None of HK Seller, US Seller, any HK Acquired Company, or US Acquired Company will, and will not permit any of their respective Affiliates or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives or agents to, directly or indirectly, (a) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition or purchase of a substantial amount of the assets, equity interests or other securities of any Acquired Company, or any tender offer or exchange offer, merger, consolidation, business combination, re-capitalization, spin-off, liquidation, dissolution, equity or debt financing or similar transaction involving any Acquired Company, or any other transaction, the consummation of which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (any of the foregoing, a “Transaction Proposal”) or agree to or endorse any Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any Transaction Proposal, or furnish to any other Person any information with respect to the business or assets of any Acquired Company in connection with a Transaction Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing in connection with a Transaction Proposal. Representative will promptly notify Buyer in the event that HK Seller, US Seller, any Acquired Company or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives and agents receives any unsolicited indication of interest or proposal regarding a Transaction Proposal, including the identity of the Person indicating such interest or making such Transaction Proposal and a copy thereof.
Section 4.6    Financing Cooperation.
(a)    Each Seller shall, and shall cause the Acquired Companies to use commercially reasonable efforts to provide to Buyer reasonable and customary cooperation requested by Buyer in connection with obtaining debt financing in connection with the payment of the Cash Purchase Price and the consummation of the other transactions pursuant to this Agreement (the “Debt Financing”). The foregoing cooperation by each Seller and the Acquired Companies shall include, at the reasonable request of Buyer, using commercially reasonable and customarily required efforts in respect of (i) assisting Buyer and the Debt Financing Sources in the preparation of any prospectus, offering memorandum, ratings agency presentation or marketing material and similar reasonably and customarily required documents in connection with debt financings of this type that Buyer may provide or be required to provide to any Debt Financing Source (the “Offering Documentation”), including, prior to the beginning of the applicable marketing period for the Debt Financing, executing and delivering customary representation letters in connection with bank information memoranda, reviewing and commenting on any draft of a business description and “Management’s Discussion and Analysis” of the Acquired Companies’ financial statements to be included in the Offering Documentation, furnishing customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by (or on behalf of) Buyer to give effect to the transactions contemplated hereby, and causing each Acquired Company’s independent auditors, if any, to provide, consistent with customary practice, reasonable assistance in the preparation of such unaudited pro forma financial statements by Buyer and to deliver customary comfort letters and any required consent for inclusion of financial statements and other financial information in any Offering Documentation; provided that (A) each Seller’s and the Acquired Companies’ obligation to provide information for such materials shall be limited to information about the Acquired Companies and (B) neither Seller and none of the Acquired Companies shall have any obligation to provide any financial or other information that is not reasonably available to Sellers or the Acquired Companies; (ii) cooperating with marketing efforts of Debt Financing Sources, (iii) cooperating with Buyer’s legal counsel in connection with any legal opinions provided that in no event shall either Seller or the Acquired Companies be required to deliver or obtain opinions of internal or external counsel, (iv) providing prompt written notice (in reasonable detail) upon knowledge of any facts that would or would likely require the restatement of any financial information or financial statements provided by or on behalf of the Acquired Companies for such financial statements to comply with GAAP or HKFRS, as applicable, (v) cooperating with Buyer in its procuring of definitive financing documents, including providing information pertinent to the Acquired Companies and in the possession of either Seller or the Acquired Companies that is reasonably necessary for such definitive financing documents or the performance by Buyer thereunder and facilitating the pledging of collateral, including cooperating in connection with the payoff of existing indebtedness and the release of related Encumbrances and termination of other security interests (provided that no obligation of the Acquired Companies under any such document or agreement and no pledge shall be effective until the Closing), (vi) assisting Buyer in obtaining waivers, consents, estoppels and approvals from other parties to material leases and other material Contracts relating to the Acquired Companies with respect to the Debt Financing, (vii) taking all corporate, limited liability company or other actions, subject to the occurrence of the Closing, that are necessary or customary to permit the consummation of the Debt Financing, and (viii) providing at least five Business Days prior to the Closing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act. Subject to Buyer’s indemnification obligations under Article VI, each Seller (on its behalf and on behalf of each of the Acquired Companies) hereby consents to the use of all logos of such Seller and any of the Acquired Companies in connection with the initial syndication or marketing of the Debt Financing; provided, that such logos are used solely in a manner that is customary for such purposes and not intended to or reasonably likely to harm or disparage either Seller or the Acquired Companies or the reputation or goodwill of either Seller or the Acquired Companies.
(b)    Notwithstanding anything to the contrary set forth in Section 4.6(a), in no event shall the obligations in Section 4.6(a) require either Seller or, before Closing is consummated, any of the Acquired Companies, or any of their respective members, managers, directors, officers, employees, agents or other representatives to (i) waive or amend any terms of this Agreement or to pay any commitment or other fee or reimburse any expenses prior to the Closing, or incur any Liability or obligation or give any indemnities to any third party in connection with the Debt Financing (or any replacements thereof), (ii) authorize, approve or execute any loan agreements, security agreements or related documents or instruments in connection with the Debt Financing, (iii) take any action that would unreasonably interfere (as reasonably determined by the Seller and the Acquired Companies) with the ongoing business or operations of the Acquired Companies, (iv) execute or enter into any contract or make any binding commitment that is not expressly conditioned on the consummation of the Closing and that does not terminate without Liability to Sellers or the Acquired Companies upon termination of this Agreement; (v) adopt resolutions approving contracts or take any other actions in connection with the Debt Financing; (vi) provide access to or disclosing information that is subject to any attorney-client privilege of Sellers or the Acquired Companies; (vii) take any action that would reasonably be expected to conflict in any respect with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Law, any governing documents of any of the Acquired Companies, or any Contract to which any of the Acquired Companies is a party or by which any of their respective properties or assets is bound, (viii) cause or result in any Closing condition to fail to be satisfied or any representation, warranty or covenant hereunder to be breached, (ix) consent to the pre-filing of any financing statements or any other grant of Encumbrances prior to the Closing Date, (x) have any Liability or obligation under any agreement or document relating to Debt Financing, or (xi) require the delivery of, or assistance in the preparation of, any financial statements other than the Financial Statements.
(c)    Buyer shall promptly upon request reimburse Seller for any reasonable and documented out-of-pocket fees, expenses and costs (including, without limitation, reasonable and documented out-of-pocket auditors’, accountants’ and attorneys’ fees) incurred in connection with Seller and the Acquired Companies’ obligations under Section 4.6(a) and will indemnify and hold harmless the Acquired Companies, Sellers and each of their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except, in any event, to the extent resulting from the gross negligence or willful misconduct of any of the Acquired Companies, Seller, or any of their respective representatives.
(d)    Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters or other financing for the transactions contemplated by this Agreement on or prior to the Closing Date.
Section 4.7    Rule 144.

With a view to making available to HK Seller and its transferees the benefits of Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or any other similar rule or regulation of the SEC that may at any time permit HK Seller and its transferees to resell the Equity Consideration Shares without registration (“Rule 144”), Buyer agrees, at Buyer’s sole expense, to:
(a)    make and keep available at all times public information necessary to comply with Rule 144, as those terms are understood and defined in Rule 144;
(b)    file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act so long as Buyer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;
(c)    furnish to HK Seller or its transferees so long as HK Seller or its transferees owns any Equity Consideration Shares, promptly upon request, (i) a written statement by Buyer that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer (unless otherwise available via the SEC’s EDGAR filing system), and (iii) such other information as may be reasonably requested to permit HK Seller or its transferees to sell such securities pursuant to Rule 144 without registration; and
(d)    take such additional action as is requested by HK Seller to enable HK Seller or its transferees to sell the Equity Consideration Shares pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to Buyer’s transfer agent as may be requested from time to time by Seller and otherwise fully cooperate with HK Seller and HK Seller’s broker to effect such sale of securities pursuant to Rule 144.
ARTICLE V.
ADDITIONAL COVENANTS
Section 5.1    Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 5.3), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor pursuant to ARTICLE VI).
Section 5.2    Confidential Information. Effective upon the Closing, the NDA will automatically terminate without any further action by any Person. From and after the Closing, each Seller will, and will instruct its Affiliates, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning the Acquired Companies, Buyer and their respective Affiliates and the business and affairs of Buyer and the Acquired Companies and their respective Affiliates that is not generally available to the public (provided that any information generally available to the public as a result of either Seller’s breach of this Section 5.2 will not be deemed to be generally available to the public hereunder) (collectively, the “Confidential Information”), (b) refrain from using or disclosing any Confidential Information except to its Affiliates, advisors, representatives and agents or as otherwise expressly contemplated by this Agreement and (c) promptly deliver to Buyer or destroy, at the election of Buyer, all tangible embodiments (and all copies) of any Confidential Information that are in the possession or under the reasonable control of such Seller, or the reasonable control of any of its Affiliates, advisors, representatives or agents. In the event that either Seller or any of such Seller’s Affiliates, advisors, representatives or agents is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller or such other Person, as applicable, will promptly notify Buyer (if permitted by law) of the request or requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 5.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or such other Person, as applicable, is, on the advice of counsel, required to disclose any Confidential Information, such Seller or such other Person, as applicable may disclose only that portion of the Confidential Information that is required to be disclosed; provided, however, that the disclosing Person will take such actions to obtain, at the reasonable request of Buyer and at Buyer’s sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. Except to the extent disclosed by the Parties pursuant to applicable securities Laws, the terms of this Agreement and the Related Agreements will be deemed Confidential Information.
Section 5.3    Tax Matters.
(a)    Preparation and Filing of Tax Returns.
(i)    During the period between the date hereof and the earlier of the Closing and the date of the termination of this Agreement in accordance with ARTICLE VII, at Sellers’ expense, Representative will prepare or cause to be prepared and file or cause to be filed all Tax Returns of or with respect to any Acquired Company with a due date (including any applicable extensions) on or before the Closing Date, and shall timely pay, or cause to be paid, all Taxes due in connection therewith. Each such Tax Return shall be timely filed, prepared in a manner consistent with past practice, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior Tax periods (including any such position, election or method that would have the effect of deferring income to periods (or portions thereof) beginning after the Closing Date or accelerating deductions to periods (or portions thereof) ending on or prior to the Closing Date), unless otherwise required by applicable Tax Law. No later than 30 days prior (or reasonably prior in case of Tax Returns for Taxes other than income Taxes) to the deadline for the timely filing of any such Tax Returns (including any applicable extensions), Representative will provide a copy of such Tax Return to Buyer for Buyer’s review and comments, and shall consider any reasonable comments of Buyer in good faith.
(ii)    After the Closing, Buyer will prepare or cause to be prepared, and Buyer will file or cause to be filed, all Tax Returns of or with respect to any Acquired Company for Pre-Closing Tax Periods and Straddle Periods. No later than 30 days prior (or reasonably prior in case of Tax Returns for Taxes other than income Taxes) to the deadline for the timely filing of any such Tax Returns (including any applicable extensions), Buyer will provide a copy of such Tax Return to Representative for Representative’s review and comments, and shall consider any reasonable comments of Representative in good faith; provided, that to the extent that any such Tax Return could give rise to a liability of any Seller pursuant to this Agreement, if Buyer does not accept any reasonable comment(s) timely provided by Representative with respect to any issue regarding such Tax Return (such disputed issue, “Tax Return Disputed Issue”), then the filing of such Tax Return shall not be determinative of the existence of a claim for indemnification under ARTICLE VI or the amount of Damages relating to such claim, in each case, with respect to the Tax Return Disputed Issue, and the Sellers shall not have any liability under this Agreement with respect to the Tax Return Disputed Issue to the extent that any such reasonable comment(s) not accepted by Buyer could have reduced an applicable Tax liability if accepted. Buyer shall not amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period that was filed prior to the Closing Date and that could give rise to a liability of any Seller pursuant to this Agreement without the written consent of Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    Liability for Taxes. Promptly upon written demand from Buyer, Sellers (in accordance with their respective Relevant Percentage) will reimburse Buyer for all Taxes of any Acquired Company for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and for Seller’s portion (as determined pursuant to Section 5.3(c)) of all Taxes of any Acquired Company for any Straddle Period, to the extent such Taxes were not taken into account in determining the Seller Final Closing Payment. Any amounts paid by Sellers to Buyer pursuant to this Section 5.3(b) will be treated as an adjustment to the Purchase Price unless otherwise required by Law.
(c)    Apportionment of Straddle Period Taxes. With respect to any Straddle Period, the Taxes of an Acquired Company attributable to such Straddle Period will be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on (and includes) the Closing Date (the “Pre-Closing Straddle Period”), which portion will be the responsibility of Sellers, and the portion of the Straddle Period that begins on the first day after the Closing Date and ends on the last day of the Straddle Period, which portion will be the responsibility of Buyer. The portion of any Taxes allocated to the Pre-Closing Straddle Period will (i) in the case of any property or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date based on an interim closing of the books as of the close of business on the Closing Date. None of Buyer, any of its Affiliates or any other Party shall make an election under Section 338(g) of the Code with respect to any US Acquired Company without the prior written consent of Representative.
(d)    Cooperation. Each Party will cooperate in all reasonable respects, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of any Tax Return or claim for refund or any Tax Proceeding, in each case with respect to the Acquired Companies. Such cooperation includes (i) promptly forwarding copies (to the extent related thereto) of relevant Tax notices, forms or other communications received from or sent to any Governmental Authority and (ii) upon reasonable request, providing each other with records and information which are reasonably relevant to any such Tax Returns or Tax Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement or in any Related Agreements, however, none of Buyer or its Affiliates (including the Acquired Companies after the Closing) shall be required to provide any Tax Returns of Buyer or its Affiliates (other than those Tax Returns described in Section 5.3(a)(ii), Section 5.3(f) or Section 5.3(g)) to any other Party, and none of Sellers or any of their respective Affiliates (other than the Acquired Companies) shall be required to provide any Tax Returns of Sellers or any of their respective Affiliates (other than those Tax Returns described in Sections 5.3(f) or 5.3(g) or Tax Returns of or with respect to the Acquired Companies) to any other Party.
(e)    Control of Tax Proceedings. Buyer will have the right to control and to settle, adjust or compromise in its sole discretion, any Legal Proceeding regarding any Taxes or Tax Returns (“Tax Proceeding”) of or with respect to any Acquired Company. With respect to any such Tax Proceeding that relates to a Pre-Closing Tax Period and could materially affect any obligation of Sellers under this Agreement, Buyer shall permit Representative, at Sellers’ expense, to participate in and to review and comment on any material documents filed or submitted in connection with such Tax Proceeding, and Buyer will consider in good faith any reasonable comments timely provided by Representative. If Buyer does not accept any reasonable comments timely provided by Representative with respect to any issue regarding documents filed or submitted in connection with such Tax Proceeding (such disputed issue, “Tax Proceeding Disputed Issue”), then the settlement, adjustment or compromise of such Tax Proceeding shall not be determinative of the existence of a claim for indemnification under ARTICLE VI or the amount of Damages relating to such claim, in each case, with respect to the Tax Proceeding Disputed Issue, and the Sellers shall not have any liability under this Agreement with respect to the Tax Proceeding Disputed Issue to the extent any such reasonable comment(s) not accepted by Buyer could have reduced an applicable Tax liability if accepted.
(f)    Transfer Taxes. Buyer and each applicable Seller will each prepare and file such Tax Returns as may be, respectively, required of them (other than with respect to the Stamp Duty, which shall be governed by Section 5.3(g)) in connection with all sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Purchased Securities hereunder (collectively, including for avoidance of doubt the Stamp Duty, “Transfer Taxes”); provided, however, that the cost of all such Transfer Taxes will be borne 50% by Sellers (in accordance with their respective Relevant Percentages) and 50% by Buyer.
(g)    Stamp Duty. During the period between the date hereof and the earlier of the Closing and the date of the termination of this Agreement in accordance with ARTICLE VII, (i) the Parties shall use commercially reasonable efforts to cooperate in connection with the preparation of the instruments of transfer and bought and sold notes relating to the transfer of the HK Purchased Securities and such other supporting documents to be delivered to the Stamp Office on the Closing Date and (ii) HK Seller, US Seller, each HK Acquired Company and each US Acquired Company shall, and shall cause Hey Dude B.V. to, deliver to Buyer on or before the Closing Date the documents and information set forth on Exhibit I. As soon as practicable after the Closing Date, Buyer shall submit (or cause to be submitted) the instruments of transfer and bought and sold notes relating to the transfer of the HK Purchased Securities and such other documents required by applicable Law to the Stamp Office for stamping, with the intention that only a “pending adjudication” stamp will be obtained where actual payment of the Stamp Duty will be made after the final determination of the Final Cash Purchase Price pursuant to Section 1.4. As soon as reasonably practicable, but not more than ten Business Days, following the final determination of the Final Cash Purchase Price pursuant to Section 1.4, Buyer shall submit (or cause to be submitted) the relevant supporting documents evidencing the amount of the value of the Equity Consideration Shares and the Final Cash Purchase Price allocable to each HK Acquired Company in accordance with applicable Law to the Stamp Office for adjudication of the Stamp Duty payable and shall arrange for the payment of the final Stamp Duty payable accordingly. Throughout the Stamp Duty adjudication process, Representative shall promptly provide to Buyer any other documentation or assistance which Buyer reasonably requests in connection with arrangements for the adjudication of the Stamp Duty. If the Seller Stamp Duty as adjudicated by the Stamp Office exceeds the amount of the Seller Stamp Duty retained by Buyer pursuant to

Section 1.3(b)(v) (as further adjusted by Section 1.4), Sellers (in accordance with their respective Relevant Percentage) shall pay an amount equal to such shortfall to Buyer within ten Business Days upon written notice from Buyer. If the Seller Stamp Duty as adjudicated by the Stamp Office is lower than the amount of the Seller Stamp Duty retained by Buyer pursuant to Section 1.3(b)(v) (as adjusted by Section 1.4), Buyer shall pay an amount equal to such excess to Sellers (in accordance with their respective Cash Purchase Price Relevant Percentages) within ten Business Days of becoming so aware.
(h)    Tax Contracts. Representative shall terminate or cause to be terminated on or before the Closing Date, all Tax sharing agreements, Tax indemnification agreements or Tax allocation agreements or similar Contracts that any Acquired Company is a party to or bound by (other than customary commercial Contracts entered into with third parties in the Ordinary Course of Business not primarily related to Taxes or such Contracts solely between or among the Acquired Companies).
(i)    Seller Tax Treatment. For the avoidance of doubt, HK Seller shall be permitted at any time to elect to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.
(j)    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.3 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty days.
Section 5.4    Released Claims.
(a)    Effective as of the Closing, except with respect to (a) any claim to enforce the terms of or for any breach of this Agreement or any Related Agreement (including the right to receive payment under this Agreement), (b) any rights, if any, with respect to any directors’ and officers’ liability insurance policy and rights to indemnification or advancement under any Acquired Company’s organizational documents, and (c) any unpaid compensation and employment benefits as of the Closing (collectively, the “Buyer Unreleased Claims”), each Seller, on behalf of such Seller and such Seller’s Releasors, unconditionally and irrevocably waives, releases and forever discharges Buyer, the Acquired Companies and each of their respective Affiliates and each of their respective officers, managers, directors, equityholders, financing sources, advisors, attorneys, consultants and representatives and any predecessors, successors or assigns of any of the foregoing (each, a “Buyer Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business, any Acquired Company or Buyer (collectively, the “Buyer Released Liabilities”), and each Seller and each of its respective Releasors will not seek to recover any amounts in connection therewith or thereunder from any Buyer Released Person. Each Seller represents on its own behalf and on behalf of such Seller’s Releasors that such Seller has not and none of its Releasors has, asserted any claim against any Buyer Released Person for indemnification or otherwise and that such Seller is not, and none of its Releasors is aware of any claim by such Seller or any of its Releasors (nor of any fact, circumstance or event that forms or would form the basis for any such claim) other than Buyer Unreleased Claims or claims that are waived, released and forever discharged under this Section 5.4. Each Seller is aware that such Seller or any of its Releasors may hereafter discover claims or facts in addition to or different from those that such Seller or any of its Releasors now know or believe to be true with respect to the matters released herein, but that, except for the Buyer Unreleased Claims, it is the intention of such Seller and its Releasors to fully and finally release all Buyer Released Liabilities and Liabilities of any nature related thereto that do exist, may exist or heretofore have existed. Each Seller irrevocably covenants, and irrevocably covenants to cause such Seller’s Releasors, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Buyer Released Person, based upon any matter released under this Section 5.4 (which expressly exclude the Buyer Unreleased Claims). Each Seller represents and warrants on such Seller’s own behalf and on behalf of such Seller’s Releasors to the Buyer Released Persons that neither Seller, nor any of its Releasors has assigned or transferred or purported to assign or transfer to any Person all or any portion of, or any interest in any Buyer Released Liability or any Legal Proceeding or Liability that is or that purports to be released or discharged under this Section 5.4. Without in any way limiting any of the rights and remedies otherwise available to any Buyer Released Person, each Seller on its own behalf and on behalf of such Seller’s Releasors, will indemnify, defend and hold harmless each Buyer Released Person from and against all Liabilities, whether or not involving third party claims, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to the occurrence of the assertion by or on such Seller’s own behalf or on behalf of any of such Seller’s Releasors of any claim or other matter purported to be released under this Section 5.4(a).

(b)    Effective as of the Closing, except with respect to any claim to enforce the terms of or for any breach of this Agreement or any Related Agreement (the “Company Unreleased Claims”), each Acquired Company, on behalf of itself and such Acquired Company’s Releasors, unconditionally and irrevocably waives, releases and forever discharges each Seller and each of their respective Affiliates and each of their respective officers, managers, directors, equityholders, financing sources, advisors, attorneys, consultants and representatives and any predecessors, successors or assigns of any of the foregoing (each, a “Company Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business, any Acquired Company or Buyer (collectively, the “Company Released Liabilities”), and each of Seller and its respective Releasors will not seek to recover any amounts in connection therewith or thereunder from any Company Released Person. Seller represents on its own behalf and on behalf of such Person’s Releasors that none of Seller or its respective Releasors has asserted any claim against any Company Released Person for indemnification or otherwise and that none of Seller or any of its respective Releasors is aware of any claim by Seller or any of its respective Releasors (nor of any fact, circumstance or event that forms or would form the basis for any such claim) other than Company Unreleased Claims or claims that are waived, released and forever discharged under this Section 5.4. Seller is aware that Seller or any of its respective Releasors may hereafter discover claims or facts in addition to or different from those that Seller or any of its respective Releasors now know or believe to be true with respect to the matters released herein, but that, except for the Company Unreleased Claims, it is the intention of Seller and its respective Releasors to fully and finally release all Company Released Liabilities and Liabilities of any nature related thereto that do exist, may exist or heretofore have existed. Seller irrevocably covenants, and irrevocably covenants to cause the such Person’s Releasors, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Company Released Person, based upon any matter released under this Section 5.4 (which expressly exclude the Company Unreleased Claims). Seller represents and warrants on such Person’s own behalf and on behalf of such Person’s Releasors to the Company Released Persons that neither Seller, nor any of its respective Releasors has assigned or transferred or purported to assign or transfer to any Person all or any portion of, or any interest in any Company Released Liability or any Legal Proceeding or Liability that is or that purports to be released or discharged under this Section 5.4. Without in any way limiting any of the rights and remedies otherwise available to any Company Released Person, each of Seller on its own behalf and on behalf of such Person’s Releasors, will indemnify, defend and hold harmless each Company Released Person from and against all Liabilities, whether or not involving third party claims, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to the occurrence of the assertion by or on Seller’s own behalf or on behalf of any of Seller’s Releasors of any claim or other matter purported to be released under this Section 5.4(b).
Section 5.5    Employee Matters.
(a)    From the Closing Date until the first anniversary of the Closing Date (or until termination of the applicable Continuing Employee’s (as such term is defined below) employment), Buyer shall provide or cause the Acquired Companies (or another Affiliate of Buyer) to provide each employee of the Acquired Companies who is employed by the Acquired Companies immediately prior to the Closing and who remains employed by the Acquired Companies immediately after the Closing (each such employee, a “Continuing Employee”) (i) an annual base salary or base hourly wage rate, as applicable, that is at least equal to the annual base salary or base hourly wage rate, as applicable, payable by the Acquired Companies to such Continuing Employee as of date hereof (as such amount may be increased between the date hereof and the Closing for reasonable merit increases in the Ordinary Course of Business), (ii) annual cash bonus or incentive compensation opportunities (excluding equity incentives) that are substantially comparable in the aggregate to those (excluding equity and equity-based incentives) provided under the Benefit Plans listed in Schedule 3.1(q)(i) of the Disclosure Schedule by the Acquired Companies to such Continuing Employee immediately prior to the Closing Date (but disregarding any increases or enhancements made to such bonus and incentive compensation opportunities between the date hereof and the Closing), and (iii) other employee benefits (other than pension benefits, deferred compensation benefits, retiree health and welfare benefits, severance, retention, transaction and change of control benefits) that are substantially comparable in the aggregate to the employee benefits (other than pension benefits, deferred compensation benefits, retiree health and welfare benefits, severance, retention, transaction and change of control benefits) provided under the Benefit Plans listed in Schedule 3.1(q)(i) of the Disclosure Schedule to such Continuing Employee immediately prior to the Closing (but disregarding any increases or enhancements made to such employee benefits between the date hereof and the Closing). If the employment of any Continuing Employee is terminated by Buyer or Buyer’s Affiliates (including the Acquired Companies) (other than for cause or summary dismissal and other than by virtue of a transfer of employment between Buyer and/or its Affiliates (including the Acquired Companies)) within the one-year period immediately following the Closing Date, Buyer will provide such employee with severance benefits in a manner consistent with Buyer’s severance guidelines, as then in effect; provided, however, that, to the extent applicable, the calculation of any such severance benefits shall take into account such Continuing Employee’s service with the Acquired Companies as well as such Continuing Employee’s service with Buyer and its Affiliates.
(b)    Buyer agrees that, from and after the Closing Date, Buyer shall use commercially reasonable efforts, and shall cause the Acquired Companies to use commercially reasonable efforts, to grant all of the Continuing Employees service credit for such employee’s employment with the Acquired Companies prior to the Closing Date (i) for eligibility and vesting purposes and (ii) to the extent applicable, for purposes of vacation accrual and severance benefit determinations (but not benefit accrual purposes) under any benefit plan, program or arrangement in which such Continuing Employee participates that may be established or maintained by Buyer or any of its subsidiaries (including, after the Closing, the Acquired Companies) on or after the Closing Date (the “New Plans”); provided, however, that such service credit need not be provided to the extent it would result in duplication of benefits or such service was not taken into account for such purposes under the corresponding Benefit Plan as of the day immediately preceding the Closing Date. In addition, Buyer shall use commercially reasonable efforts, or shall cause its subsidiaries (including, after the Closing, the Acquired Companies) to use commercially reasonable efforts, to cause any New Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive for the balance of the plan year in which the Closing occurs all pre-existing condition exclusions and actively at work requirements, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by a Continuing Employee under the corresponding Benefit Plan as of the day immediately preceding the Closing Date, and (ii) to take into account any deductible, co-insurance and covered out-of-pocket expenses incurred prior to the Closing Date by any Continuing Employee (or covered dependent thereof) under the corresponding Benefit Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under such New Plan for the balance of the plan year in which the Closing occurs.
(c)    Nothing in this Section 5.5 is intended, or shall be construed, to (i) confer upon any Continuing Employee or any other Person other than the Parties to this Agreement any rights or remedies hereunder, including any third-party beneficiary rights, any right to employment or continued employment (or any particular term or condition of employment), or any right to enforce the terms of this Section 5.5, (ii) establish, amend or be deemed to establish or amend any Benefit Plan, any New Plan or any other benefit plan, program, policy, practice, agreement or arrangement of Buyer or any of its Affiliates or shall limit the rights of any Acquired Company, Buyer or any of their respective Affiliates to establish, amend or terminate any Benefit Plan, any New Plan or any other benefit plan, program, policy, practice, agreement or arrangement of Buyer or any of its Affiliates, whether before, on or after Closing, or (iii) restrict or impair, in any way, the rights of the Acquired Companies, Buyer and their respective Affiliates to terminate the employment or service of any Continuing Employee or any other Person (or to change the terms and conditions of such employment or service) at any time and for any (or no) reason, whether before, at or after the Closing.
Section 5.6    Lock-up.
(a)    HK Seller agrees that HK Seller shall not, and shall cause and direct each of its Affiliates not to, Transfer any Equity Consideration Shares (the “Lock-up”) until the end of the applicable Lock-up Period.
(b)    For purposes of this Section 5.6:
(i)    The term “Lock-up Period” means the period beginning on the Closing Date and continuing to, and including, the date that is 12 months after the Closing Date, provided that (A) on the date that is six months after the Closing Date, 50% of the Equity Consideration Shares can be Transferred without restriction under this Section 5.6, and (B) on the date that is twelve months after the Closing Date, the remaining 50% of the Equity Consideration Shares can be Transferred without restriction under this Section 5.6.
(ii)    The term “Transfer” means (A) the sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, lend, gift or otherwise dispose of or agreement to dispose of, directly or indirectly, any Equity Consideration Shares, (B) engaging in any hedging or other transaction or arrangement (including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) with respect to any Equity Consideration Shares which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by HK Seller or someone other than HK Seller), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the Equity Consideration Shares held by HK Seller, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the shares, in cash or otherwise, or (C) the public announcement of any intention to effect any transaction specified in clause (A) or (B).
Section 5.7    Commitment Regarding Indemnification Provisions.
(a)    During the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, Buyer shall cause the organizational documents of any Acquired Company to contain provisions no less favorable with respect to indemnification or exculpation in favor of, and limitation on the personal liability of, each current or former director, manager or officer of any Acquired Company or other Person entitled to indemnification pursuant to such organizational documents (collectively, “Covered Persons”) than are as provided for in the organizational documents of the Acquired Companies in effect as of the date hereof. Notwithstanding the foregoing, Buyer may amend, modify or terminate, or permit the amendment, medication or termination of any Acquired Company’s organizational documents in any manner that would not be materially adverse to the Covered Persons with respect to pre-Closing periods.
(b)    As of the Closing, Sellers have obtained or caused one or more of the Acquired Companies to obtain as of the Closing Date “tail” insurance with respect to the current policies of directors’ and officers’ liability insurance maintained by the Acquired Companies immediately prior to the Closing Date with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “Tail Policy”).
(c)    In the event the Buyer, any Acquired company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of the Buyer or the applicable Acquired Company, as the case may be, shall assume all of the obligations set forth in this Section 5.7.
(d)    This Section 5.7 is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Person is entitled, whether pursuant to applicable law, Contract, organizational documents or otherwise.
ARTICLE VI.
CERTAIN REMEDIES
Section 6.1    Indemnification Obligations and Escrow Amount.
(a)    Indemnification Obligations of Seller. Each Seller agrees to indemnify, defend, and reimburse Buyer and its Affiliates (including the Acquired Companies) and each of their respective officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Buyer Indemnified Person”) for and hold harmless each Buyer Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:
(i)    any breach or inaccuracy of any representation or warranty made by such Seller in this Agreement or such Seller’s Seller Closing Certificate;
(ii)    any breach or nonperformance of or noncompliance with any covenant, obligation or agreement of such Seller or, prior to the Closing, of any of such Seller’s Acquired Companies, set forth in this Agreement;

(iii)    any Payoff Indebtedness, Seller Transaction Expenses or Change of Control Expenses not paid or satisfied in full before the Closing or included in the determination of the Seller Final Closing Payment, to the extent such Seller Transaction Expenses or Change of Control Expenses have not been taken into account in the determination of the Final Cash Purchase Price;
(iv)    to the extent not included in the determination of the Seller Final Closing Payment, any Indemnified Taxes or other Indebtedness;
(v)    the matters described on Exhibit J; or
(vi)    any Fraud on the part of any Acquired Company (prior to the Closing) or such Seller.
(b)    Indemnification Obligations of Buyer. Buyer agrees to indemnify, defend, and reimburse Sellers and their respective Affiliates and each of their respective officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Seller Indemnified Person”) for and hold harmless each Seller Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:
(i)    any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or the Buyer Closing Certificate; or
(ii)    any breach or nonperformance of or noncompliance with any covenant, obligation or agreement of Buyer set forth in this Agreement.
(c)    Escrow Amount. The Escrow Amount, less any amounts that have been released to compensate any Buyer Indemnified Persons for Damages as provided in this Article VI or pursuant to Section 1.4(g), will be released to Sellers within five Business Days after the date that is 18 months after the Closing Date; provided, however, that a portion of the Escrow Amount that is necessary to satisfy any pending Claims specified in a written notice delivered to Representative prior to 11:59 p.m., Mountain Time, on the date that is 18 months after the Closing Date will not be payable to Sellers hereunder until final resolution of all such Claims, at which time the amount of the Escrow Amount held back to satisfy such pending Claims will be released to the applicable Buyer Indemnified Person(s) or Sellers, as applicable.
(d)    Nature of Liability of Sellers. The representations and warranties regarding the Acquired Companies in Section 3.1, the representations and warranties regarding Sellers in Section 3.2 (and in either Seller Closing Certificate with respect thereto), the agreements, covenants and obligations of Sellers in this Agreement or any Related Agreement, and all associated obligations of Sellers with respect to indemnification are individual and several, and not joint, obligations, and each Seller shall only be liable for such Seller’s obligations with respect to indemnification pursuant to this Article VI; provided, however, that Sellers will be jointly and severally liable for any indemnification obligations satisfied by Buyer or any other Buyer Indemnified Person by recovery from the Escrow Account as contemplated in Section 6.6.
Section 6.2    Indemnification Procedure.
(a)    Notice of Claims. Any Buyer Indemnified Person or Seller Indemnified Person, as applicable, claiming indemnification hereunder (each, a “Claiming Party”) will deliver, in the case of a claim against either Seller, to Representative, or in the case of a claim against Buyer, to Buyer (the “Indemnifying Party”) notice (each, a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder as soon as reasonably practicable after Claiming Party has received notice thereof or otherwise becomes aware of such Claim; provided that failure to give timely notice will not limit the indemnification obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced by the delay in giving, or failure to give, such notice. Each Claim Notice will specify the basis under this Agreement for the Claim and set forth in reasonable detail the nature of the Claim and include a copy of any papers or other reasonable supporting documentation in connection therewith.
(b)    Objections to Claims; Resolution of Conflicts.

(i)    Indemnifying Party will have the right to object to Claiming Party’s right to be indemnified pursuant to this ARTICLE VI for any Claim made pursuant to Section 6.1(a) or Section 6.1(b) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within twenty days following Indemnifying Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim will specify in reasonable detail the basis for Indemnifying Party’s objection to such Claim. In the event that Indemnifying Party does not accept a Claim within the Claim Objection Period, Indemnifying Party will be deemed to have rejected the Claim set forth in the Claim Notice.
(ii)    In the event Indemnifying Party timely delivers a Claim Objection Notice to Claiming Party with respect to any particular Claim or does not accept a Claim within the Claim Objection Period pursuant to Section 6.2(b)(i), (A) Claiming Party will have 20 days after receipt of such Claim Objection Notice or expiration of the Claim Objection Period (as applicable) to respond to any Claim Objection Notice (if received) in a written statement or provide written notice that that no Claim Objection Notice has been received, and (B) Claiming Party and Indemnifying Party will attempt in good faith during the 20-day period after Indemnifying Party’s receipt of such written response or notice (as applicable) to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, then Claiming Party’s right to recovery in respect of such Claim (to the extent Claiming Party is the Buyer or a Buyer Indemnified Person, by offset against the Escrow Amount or payment in cash, as applicable, pursuant to Section 6.6) will be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such 20-day period, then either Claiming Party or Indemnifying Party may commence a Legal Proceeding to resolve such Claim in accordance with Section 8.8 and Section 8.9. Any Legal Proceeding commenced by any Buyer Indemnified Person in accordance with this Section 6.2(b) may be commenced against the applicable Seller or, in lieu or of in addition to HK Seller, against Guarantor, and Guarantor hereby acknowledges and agrees that Guarantor and HK Seller shall be deemed to be jointly and severally liable in any such Legal Proceeding and for any Damages awarded in connection therewith.
(iii)    This Section 6.2(b) will not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 8.9(b) or otherwise.
(c)    Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”), then the following provisions will apply:
(i)    Claiming Party will have the right to defend the Third-Party Claim with counsel of Claiming Party’s choice; provided that Claiming Party must conduct the defense of the Third-Party Claim diligently and must keep the Indemnifying Party reasonably informed of the status of the Third-Party Claim (and, in any event, Claiming Party shall provide prompt written notice of such Claim to Indemnifying Party and acknowledge that Claiming Party is assuming the defense thereof not later than 20 days following receipt of the Claim); and provided, further, that Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third-Party Claim. If Claiming Party elects not to defend such Third-Party Claim, fails to notify the Indemnifying Party in writing of its election to defend as provided in this Agreement, or fails to diligently defend such Third-Party Claim, the Indemnifying Party may pay, compromise, or defend such Third-Party Claim.
(ii)    Claiming Party shall not enter into settlement of any claim, action, suit or proceeding asserted or initiated against Claiming Party constituting the subject matter of a Claim or, as the case may be, having resulted from any such claim, action, suit or proceeding, without the prior written consent of the Indemnifying Party unless such settlement unless involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief upon the Indemnifying Party or impose any future limitations on the Indemnifying Party’s business or operations, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnifying Party of a release (in form and substance reasonably satisfactory to the Indemnifying Party) from all Liability in respect of such Third-Party Claim. If an offer is made in writing to Claiming Party to settle any matter giving rise to the Indemnifying Party’s liability under this Article VI, (A) Claiming Party shall promptly notify the Indemnifying Party in writing of such offer (such notice to include the material terms thereof) and (B) if the Indemnifying Party, but not Claiming Party, is willing to accept, Claiming Party (as applicable) shall not be obligated to enter into such settlement and may commence or continue litigation, at Claiming Party’s own expense provided that, if the Indemnifying Party timely gives written notice to Claiming Party with respect to its willingness to accept, the Indemnifying Party’s indemnification liability with respect to such Claim shall be limited to the amount of the proposed settlement.

(iii)    If Claiming Party elects not to defend any Third-Party Claim, fails to notify the Indemnifying Party in writing of its election to defend or fails to diligently defend such Third-Party Claim then (A) the Indemnifying Party will assume and diligently conduct the defense of such Third-Party Claim and will keep Claiming Party reasonably informed of the status of such Third-Party Claim, (B) Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third-Party Claim, and (C) Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of Claiming Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by Indemnifying Party, does not impose an injunction or other equitable relief upon Claiming Party or any of its Affiliates or impose any future limitations on Claiming Party’s or any of its Affiliate’s business or operations, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to Claiming Party and its Affiliates of a release (in form and substance reasonably satisfactory to Claiming Party) from all Liability in respect of such Third-Party Claim. If Indemnifying Party fails to defend such Third-Party Claim as provided above in this Section 6.2(c)(iii), then Claiming Party may pay, settle, compromise and defend such Third-Party Claim and will be entitled to indemnification hereunder for any Damages based upon, arising from or relating to such Third-Party Claim and its defense thereof, including fees and disbursements of its counsel, experts and other agents and all amounts paid in settlement thereof or as a result of any judgment related thereto.
(iv)    Claiming Party and Indemnifying Party will cooperate with each other in the defense of any Third-Party Claim and will make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person.
(v)    Indemnifying Party will reimburse Claiming Party, upon final determination of any Third-Party Claim or at such earlier time and frequency as reasonably requested by Claiming Party, for its reasonable and documented out-of-pocket costs and expenses incurred in defending such Third-Party Claim in accordance with this Section 6.2(c).
(vi)    Notwithstanding the foregoing or anything to the contrary in this Agreement, Tax Proceedings shall be governed solely by Section 5.3(e).
Section 6.3    Survival.
(a)    General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification will survive the Closing as set forth in this Section 6.3.
(b)    Survival Periods.
(i)    all Claims based on Section 6.1(a)(i) or Section 6.1(b)(i), other than such Claims with respect to any Fundamental Representation, any Specified IP Representation, and the representations and warranties covered by those sections, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the date that is 18 months after the Closing Date;
(ii)    all Claims based on (A) Section 6.1(a)(i) with respect to any Fundamental Representation or any Specified IP Representation (and the Fundamental Representations and the Specified IP Representations), (B) Section 6.1(a)(ii), (C) Section 6.1(a)(iii), (D) Section 6.1(a)(iv), (E) Section 6.1(a)(v) or (F) Section 6.1(b)(ii) will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the third (3rd) anniversary of the Closing Date; and
(iii)    all Claims based on Section 6.1(a)(vi) will survive the Closing and the consummation of the transactions contemplated hereby for the applicable statute of limitations.
(c)    Survival of Claims Until Final Determination. For each Claim for indemnification hereunder for which a Claim Notice is given before the applicable expiration date set forth in this Section 6.3, such Claim and associated rights to indemnification will not terminate until the final determination and satisfaction of such Claim.
Section 6.4    Limitations on Indemnification Obligations

(a)    Deductibles and Individual Claim Threshold.
(i)    Except as provided in Section 6.4(a)(iv) and Section 6.4(a)(v) and after first applying the limitation in Section 6.4(a)(iii), the Buyer Indemnified Persons will not be entitled to indemnification pursuant to any Claims based on Section 6.1(a)(i), other than such Claims with respect to any Fundamental Representation or Specified IP Representation, unless and until the aggregate amount of all Damages of the Buyer Indemnified Persons pursuant to Section 6.1(a)(i) exceeds $12,500,000 (the “General Deductible”). If the aggregate amount of all Damages of the Buyer Indemnified Persons pursuant to any Claims based on Section 6.1(a)(i) exceed the General Deductible, then Seller will be obligated for any Damages pursuant to Section 6.1(a)(i) (other than such Damages with respect to any Fundamental Representation or Specified IP Representation) only in excess of the General Deductible (subject to the other express limitations set forth in this ARTICLE VI).
(ii)    Except as provided in Section 6.4(a)(iv) and after first applying the limitation in Section 6.4(a)(iii), the Buyer Indemnified Persons will not be entitled to indemnification pursuant to any Claims based on breach of any Specified IP Representation, unless and until the aggregate amount of all Damages of the Buyer Indemnified Persons pursuant to Section 6.1(a)(i) exceed $1,000,000 (the “IP Deductible”). All Claims made pursuant to Section 6.1(a)(i) will be taken into account in determining whether the IP Deductible has been satisfied, without regard to whether such Claim relates to any Specified IP Representation. If the aggregate amount of all Damages of the Buyer Indemnified Persons pursuant to any Claims based on Section 6.1(a)(i) with respect to breach of any Specified IP Representation exceed the IP Deductible, then Sellers will be obligated for any Damages pursuant to Section 6.1(a)(i) with respect to breach of any Specified IP Representation only in excess of the IP Deductible (subject to the other express limitations set forth in this ARTICLE VI).
(iii)    No Buyer Indemnified Persons will assert, or be entitled to, Damages for any claims for indemnification pursuant to any Claims based on Section 6.1(a)(i), other than such Claims with respect to any Fundamental Representation, in respect of any Damage incurred or suffered by such Buyer Indemnified Person that is not equal to or in excess of $50,000.
(iv)    The limitations set forth in Section 6.4(a)(i) and (ii) will not apply to or otherwise affect the Buyer Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for (A) a breach or inaccuracy of any Fundamental Representation (or any inaccuracy of any Seller Closing Certificate with respect to Fundamental Representations), (B) Fraud, or, for the avoidance of doubt, (C) indemnification under Sections 6.1(a)(ii), (iii), (iv), (v) or (vi).
(v)    The limitations set forth in Section 6.4(a)(i) will not apply to or otherwise affect the Buyer Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for a breach or inaccuracy of any Specified IP Representation (or any inaccuracy of any Seller Closing Certificate with respect to any Specified IP Representations).
(b)    Caps.
(i)    Other than any Claims with respect to any Fundamental Representation or Specified IP Representation, Sellers’ obligations to provide indemnification under Section 6.1(a)(i) will not exceed the amount that remains in the Escrow Account; provided, however, that if the Escrow Account has been reduced as a result of the payment of a Claim made pursuant to Section 6.1(a)(v), then Sellers’ obligations to provide indemnification for Damages under Section 6.1(a)(i) (other than any Claims with respect to any Fundamental Representation or Specified IP Representation) will not exceed in the aggregate an amount equal to $125,000,000.
(ii)    Sellers’ obligations to provide indemnification under Section 6.1(a)(i) with respect to any Specified IP Representations in the aggregate will not exceed an amount equal to $175,000,000 plus the amount that remains in the Escrow Account.
(iii)    Sellers’ obligations to provide indemnification under Section 6.1(a)(v) will not exceed the applicable amounts set forth on Exhibit J.
(iv)    Notwithstanding anything to the contrary in this Agreement and without limiting Sections 6.4(b)(i) through (iii), Sellers’ maximum liability with respect to any indemnification obligations in the aggregate pursuant to Sections 6.1(a)(ii), (iii) and (iv) shall in no event exceed an amount equal to $2,000,000,000.
(v)    Notwithstanding anything to the contrary in this Agreement, Sellers’ maximum liability with respect to any indemnification obligations in the aggregate pursuant to Section 6.1(a) shall in no event exceed an amount equal to $2,500,000,000.
(vi)    Other than any Claims with respect to a breach of a Buyer Fundamental Representation, Buyer’s obligations to provide indemnification under Section 6.1(b)(i), in the aggregate, will not exceed an amount equal to $125,000,000. Buyer’s obligations to provide indemnification under Section 6.1(b)(i) and Section 6.1(b)(ii), in the aggregate, will not exceed an amount equal to $2,500,000,000.
(c)    Other Recovery; Mitigation.
(i)    All Damages will be net of any amounts actually recovered by the Buyer Indemnified Persons under insurance policies or other sources of indemnification with respect to such Damages (net of expenses incurred in connection with such recovery and any related premium adjustments).
(ii)    If Buyer receives, directly or indirectly, a Tax Benefit (as defined below) after the related indemnification payment is made to it within the year of such payment is made or in either of the next two (2) succeeding years, Buyer shall promptly pay the amount of such Tax Benefit (net of any Tax liability to the indemnitee or any of its Affiliates attributable to the related indemnification payment) to the applicable Seller. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes actually received in cash or any reduction in the amount of Taxes which otherwise would have been paid by Buyer, in each case that results, directly or indirectly, from being able to deduct the Damages for Tax purposes.
(iii)    In no event shall any Buyer Indemnified Person be entitled to duplicate recovery with respect to the same Damage under more than one provision of this Agreement and the Related Agreements, or to the extent a Buyer Indemnified Person received the benefits of an adjustment to the Purchase Price pursuant to Section 1.4 hereof.
(iv)    Each Buyer Indemnified Person shall take commercially reasonable steps to mitigate Damages that are indemnifiable or recoverable pursuant to this Agreement to the extent required by applicable Law.
(d)    Materiality Qualifiers. For purposes of (i) determining the amount of Damages arising out of, relating to or resulting from any breach of or inaccuracy in any representation or warranty in Section 3.1 or Section 3.2, and (ii) determining whether a breach of any representation or warranty in Section 3.1 or Section 3.2 has occurred, all Materiality Qualifiers in such representation or warranty will be disregarded and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifier.
Section 6.5    Exclusive Remedy for Monetary Damages. With regard to any Claims for monetary Damages related to any breach or inaccuracy of the representations and warranties in this Agreement, Claiming Party’s right to indemnification under this ARTICLE VI will be Claiming Party’s exclusive remedy for any such Claims, and Claiming Party will not be entitled to any other monetary remedy from either Seller with regard thereto.
Section 6.6    Recourse.
(a)    Payments required to be made with respect to any Claim resulting from Section 6.1(a) shall be satisfied first by recovering from the Escrow Account, and to the extent any remaining amounts in the Escrow Account are not sufficient to cover all payments required to be made with respect to a Claim resulting from a breach of any Fundamental Representation or Specified IP Representations or indemnification pursuant to Sections 6.1(a)(ii), (iii), (iv), or (v), except as otherwise provided in the proviso in Section 6.4(b)(i), or the Escrow Amount has been released, then Buyer Indemnified Parties may recover from each Seller by demanding cash payment of monetary Damages (subject to the limitations on indemnification set forth in this Article VI) from such Seller with respect to any Damages owed by such Seller pursuant to such Seller’s indemnification obligations under this Article VI, and such Seller shall pay such Damages by wire transfer of immediately available funds to Buyer.

(b)    The remedies set forth in Section 6.6(a) are not exclusive of any non-monetary remedies the Buyer Indemnified Persons may exercise at law or in equity to satisfy Sellers’ indemnification obligations hereunder.
Section 6.7    Knowledge and Investigation. All representations and warranties of Sellers and regarding the Acquired Companies contained in this Agreement are deemed relied upon by the Buyer Indemnified Persons, regardless of any knowledge, investigation or representation made by any Buyer Indemnified Person, and will not be waived by any failure to pursue any action or the consummation of the transactions contemplated hereunder.
Section 6.8    Effect of Indemnification Payments. Any indemnification payment or offset pursuant to this ARTICLE VI will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.
Section 6.9    References to “Indemnification Obligations”. For purposes of this ARTICLE VI and any other provision of this Agreement, any reference to the “indemnification obligations” of either Party under this ARTICLE VI or words of like import will be deemed to refer to all of the obligations of such Party under Section 6.1, including the obligations to indemnify, defend, reimburse, hold harmless and pay.
Section 6.10    Investigation; No Other Representation; Non-Reliance.
(a)    Buyer acknowledges and agrees that the Buyer and its Affiliates and its and their respective advisors, representatives and agents (“Buyer Persons”) have independently conducted a due diligence review and analysis of the business, operations, properties, technology, assets, liabilities, results of operations and condition (financial or otherwise) of the Acquired Companies and, in connection therewith, had access to personnel, properties, premises and records of the Acquired Companies for such purpose. In entering into this Agreement, Buyer acknowledges and agrees that the Buyer Persons have relied solely on the aforementioned due diligence review and analysis and not on any factual representations or other statements, promises, projections or opinions of the Acquired Companies, Sellers, Guarantor or any of their Affiliates, advisors, representatives or agents or any other Person, except for the representations and warranties made by Sellers in Sections 3.1 and 3.2, in each case, as qualified by the Disclosure Schedule. Buyer acknowledges and agrees that, except for the representations and warranties made by Sellers in Sections 3.1 and 3.2: (i) none of Sellers, Guarantor, any Acquired Company, or any other Person is making and has not made any representation and warranty, express or implied, at law or in equity, in respect of Sellers, the Acquired Companies or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Acquired Companies furnished or made available to any Buyer Person in any data room, management presentation or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; and (ii) (x) no Buyer Person is relying on, and no Buyer Person has relied on, any representations and warranties that may have been made by Sellers, or the Acquired Companies and (y) Seller disclaims any representation and warranty made by Sellers the Acquired Companies or any other Person. Without limiting the generality of any of the foregoing, Buyer acknowledges and agrees that: (A) none of Sellers, Guarantor or the Acquired Companies makes any representation or warranty regarding any third party beneficiary rights or other rights which any Buyer Person might claim under any studies, reports, tests or analyses prepared by any third parties for either Seller, Guarantor, the Acquired Companies or any of their Affiliates, even if the same were made available for review by the Buyer Persons and (B) none of the documents, information or other materials provided to any Buyer Person by or on behalf of the Acquired Companies or by Sellers or Guarantor or any of their respective Affiliates, advisors, representatives and agents constitutes legal advice and Buyer waives all rights to assert that it received any legal advice therefrom or that it had any sort of attorneyclient relationship with any of such Persons.
ARTICLE VII.
TERMINATION
Section 7.1    Rights to Terminate. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by the written consent of Buyer and Representative;
(b)    by Buyer, on the one hand, or Representative, on the other hand, if the Closing will not have occurred on or before June 30, 2022 (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose action or failure to act in violation of this Agreement is the cause of or resulted in the failure of the Closing to occur on or before the End Date, and such action or failure to act constitutes a breach by such Party of any of its representations, warranties, covenants or agreements contained in this Agreement;
(c)    by Buyer (so long as it is not in material breach of its obligations under this Agreement and its actions or failure to act in violation of this Agreement have not caused or resulted in the failure of the transactions contemplated by this Agreement or any Related Agreement to be consummated), if either Seller breaches any representation, warranty, covenant, obligation, or agreement hereunder, or if any representation or warranty is breached or becomes inaccurate, in either case, such that the conditions set forth in Section 2.2(a) or Section 2.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty became inaccurate, and such breach or inaccuracy has not been cured, or by its nature cannot be cured, within 30 days following receipt by Representative of written notice of such breach or inaccuracy;
(d)    by Representative (so long no Seller nor any Acquired Company is in material breach of its obligations under this Agreement and no actions or failure to act by either Seller or any Acquired Company in violation of this Agreement have caused or resulted in the failure of the transactions contemplated by this Agreement or any Related Agreement to be consummated), if Buyer breaches any representation, warranty, covenant, obligation or agreement hereunder, or if any representation or warranty of Buyer is breached or becomes inaccurate, in either case, such that the conditions set forth in Section 2.3(c) or Section 2.3(d) would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes inaccurate, and such breach or inaccuracy has not been cured, or by its nature cannot be cured, within 30 days following receipt by Buyer of written notice of such breach or inaccuracy;
(e)    by Buyer, on the one hand, or Representative, on the other hand, if any permanent injunction or other Order of a court or other Governmental Authority of competent jurisdiction preventing or making illegal the consummation of the transactions contemplated by this Agreement or any Related Agreement becomes final and non-appealable; and
(f)    by Buyer if a Material Adverse Effect has occurred prior to the Closing.
Section 7.2    Effect of Termination. The termination of this Agreement pursuant to Section 7.1 will not be deemed to release any Party from any Liability for willful or intentional breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise; provided, that if this Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) and the failure of the transaction to be consummated prior to such termination arises out of or results from the breach by Buyer of Section 3.3(g), such breach of this Agreement shall be deemed to be a willful breach of that Section 3.3(g) by Buyer. The exercise of a right of termination of this Agreement is not an election of remedies. The provisions of Section 5.2 (Confidential Information), this Section 7.2, ARTICLE VI (Certain Remedies) and ARTICLE VIII (Miscellaneous) will remain in full force and effect and survive any termination of this Agreement.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1    Press Releases and Public Announcements. Except as otherwise required by Law, neither Party will without the consent of the other party, nor will any Party permit any of its respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement or any announcements to employees, distributors, customers or suppliers of the Acquired Companies with respect to the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding anything in this Agreement to the contrary, following the Closing, Buyer or any of its Affiliates, representatives or advisors may issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Representative; provided, Buyer agrees that (a) Buyer shall provide a copy of any such press release or public announcement to Representative for Representative’s review and comment, and shall consider any reasonable comments of Representative in good faith and (b) except for any public filings required under applicable Laws and security exchange rules, neither Buyer nor any of its Affiliates shall disclose the financial terms contained in this Agreement without the prior written consent of Representative.
Section 8.2    Notices. All notices and other communications permitted or required to be given or delivered hereunder will be sent to the Parties at the addresses or email addresses set forth in this Section 8.2 (or at such other addresses or email addresses for a Party as may be specified by like notice) in writing by email and will be deemed received (a) if sent by email at or before 5:00 p.m. Mountain Time on a Business Day, then on such Business Day and (b) if sent by email after 5:00 pm Mountain Time on a Business Day or at any time on a day that is not a Business Day, then on the immediately following Business Day.
(A)    If to Buyer or the Acquired Companies after the Closing, then to:
Crocs, Inc.
13601 Via Varra
Broomfield, Colorado 80020
Attention: Daniel Hart, Executive Vice President, Chief Legal & Risk Officer
Email Address: dhart@crocs.com
        with a copy to (not constituting notice):
Perkins Coie LLP
1900 Sixteenth Street
Suite 1400
Denver, Colorado 80202
Attention: Jason Day and Jeff Beuche
Email Address: jday@perkinscoie.com and jbeuche@perkinscoie.com

(B)    If to HK Seller, Guarantor or to any HK Acquired Company prior to the Closing, then to:
Mr. Alessandro Rosano,
Flat A, 1/F – Kennedy Terrace, 20 Kennedy Road, Mid-levels,
Hong Kong
Email Address: alessandro@heydudeshoes.com

        with a copy to:
Chiomenti Studio Legale
Via Giuseppe Verdi, n. 4
20121 – Milan (Italy)
Attention: Marco Nicolini; Arnaldo Cremona
Email: marco.nicolini@chiomenti.net; arnaldo.cremona@chiomenti.net

And

Cozen O’Connor
3 WTC, 175 Greenwich Street, 55th Floor
New York, NY 10007
Attention: Christian Moretti; Larry Laubach; David Kirchblum
E-mail Address: CMoretti@cozen.com; LLaubach@cozen.com; DKirchblum@cozen.com

(C)    If to US Seller or to any US Acquired Company prior to the Closing, then to:
Mr. Daniele Guidi
2467 Ping Drive, Henderson, NV 89074
Email: daniele.guidi@gmail.com

        with a copy to:
Chiomenti Studio Legale
Via Giuseppe Verdi, n. 4
20121 – Milan (Italy)
Attention: Marco Nicolini; Arnaldo Cremona
Email: marco.nicolini@chiomenti.net; arnaldo.cremona@chiomenti.net

And

Cozen O’Connor
3 WTC, 175 Greenwich Street, 55th Floor
New York, NY 10007
Attention: Christian Moretti; Larry Laubach; David Kirchblum
E-mail Address: CMoretti@cozen.com; LLaubach@cozen.com; DKirchblum@cozen.com

And

CROON LAW GROUP LLC
10 Barclay Street #55B
New York, New York 10007
Attention of: C. M. Segarra García
Email: cms@croonlawgroup.com

Section 8.3    Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section in which they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; “either Seller” is used in the sense of “either Seller or both Sellers”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (j) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (k) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; (l) the phrase “the date hereof” means the date of this Agreement; (m) any reference to “U.S.” or “U.S.A.” means the United States or the United States of America; and (n) any reference to “New York” or the “State of New York” means the State of New York in the United States of America. All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. Any exchange rate necessary for the calculation of any amounts that are to be calculated or paid hereunder shall be the applicable rate published by the Federal Reserve of the United States as of such date of calculation or payment. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Buyer, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Buyer and Buyer’s representatives for their review by posting to the folder titled “Project HD” hosted on behalf of Seller on intralinks.com at or before 10:00 a.m., Mountain Time, on the date hereof (the “Data Room”).
Section 8.4    Counterparts; Electronic Signatures. This Agreement may be executed and delivered in one or more counterparts (including electronic portable document format (.PDF) or other electronic format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when and only when each Party delivers a counterpart hereof to each other Party, it being understood that all Parties need not sign the same counterpart. Any counterpart signature page will be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only. This Agreement may be executed by .PDF signature or other electronic signature, and a .PDF signature or other electronic signature will constitute an original signature for all purposes.
Section 8.5    Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule), (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, excluding, prior to the Closing, the NDA, (b) will not be assigned to any other Person, except Buyer may assign this Agreement or any Related Agreement to any Affiliate of Buyer, including Buyer’s right to acquire any of the Purchased Securities, without discharging Buyer’s obligations under this Agreement, and (c) will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than (i) the Buyer Indemnified Persons, (ii) the beneficiaries of the release set forth in Section 5.4, (iii) the Covered Persons in Section 5.7 and (iv) the Debt Financing Sources with respect to Section 8.12. Any assignment made in violation of the provisions of this Section 8.5 will be void.
Section 8.6    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 8.7    Extension; Waiver; Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, obligations, agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party will not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. This Agreement can be amended only by execution of an instrument in writing signed on behalf of each of the Parties.
Section 8.8    Governing Law. This Agreement and all Legal Proceedings arising out of, or relating to, this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of New York without reference to such state’s principles of conflicts of Law.
Section 8.9    Arbitration; Rights to Specific Performance; Jurisdiction.
(a)    Subject to Section 8.9(b), any controversy, claim or other Legal Proceeding arising out of or relating to this Agreement, the breach hereof, or the transactions contemplated hereby, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its then-current International Arbitration Rules. In such arbitration, the number of arbitrators shall be three, the arbitration shall be conducted in New York City, New York, and the arbitration will be conducted in the English language. Judgment upon any arbitral award rendered may be entered in and enforced by any court having jurisdiction over the Party against which enforcement of such award is sought. Each of the Parties acknowledges that (i) such arbitration provides only limited discovery and (ii) courts will enforce an arbitral award without reviewing for errors of fact or law.
(b)    Notwithstanding Section 8.9(a) or anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, a Party will be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity.
(c)    In connection with any controversy, claim or other Legal Proceeding arising out of or relating to this Agreement, the breach hereof, or the transactions contemplated hereby brought in accordance with Section 8.9(b), each of the Parties irrevocably consents and shall submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, agrees that process may be served upon them in the manner for providing notices specified in Section 8.2 or any other authorized by the Laws of the State of New York for such Persons, and waives and covenants not to assert or plead any objection that it might otherwise have to such jurisdiction (including based on improper venue or forum non conveniens).
(d)    Subject to Section 8.12, Each of the Parties agrees not to commence any Legal Proceeding arising out of, or relating to, this Agreement, the breach thereof, or the transactions contemplated hereby, except in the manner set forth in this Section 8.9.
Section 8.10    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL IMPAIR THE EXPRESS AGREEMENT OF THE PARTIES TO RESOLVE ALL DISPUTES BY ARBITRATION AS SET FORTH IN SECTION 8.9(a), AND TO THE EXTENT THERE IS ANY PERCEIVED CONFLICT BETWEEN THIS SECTION 8.10 AND SECTION 8.9(a), SECTION 8.9(a) SHALL CONTROL.
Section 8.11    Attorney’s Fees. Should any Party institute any Legal Proceeding to enforce any provision hereof or for indemnification or for Damages by reason of alleged breach or non-performance of any provision of this Agreement, the prevailing Party will be entitled to receive from the non-prevailing Party such reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing Party in connection with any such Legal Proceeding.
Section 8.12    Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each Seller, each of the HK Acquired Companies, and each of the US Acquired Companies on behalf of itself, and its Affiliates hereby: (a) agrees that any Legal Proceeding involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Commitment Letters, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof and each party hereto irrevocably submits itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court, (b) agrees that any such action or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters or any other agreement entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal (to the extent permitted by law) or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon either Seller, any Acquired Company, and each of its Subsidiaries or controlled Affiliates in any such action or proceeding shall be effective if notice is given in accordance with Section 8.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, (F) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) hereby waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or any other agreement entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.12, and (i) agrees that the provisions of this Section 8.12 and the definitions of “Debt Financing Sources” and “Debt Financing” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended or waived in any manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters.
Section 8.13    Expenses. Except as otherwise expressly provided for in this Agreement, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including (a) fees and expenses of legal counsel and financial advisors and accountants, (b) brokers’ or finders’ fees, and (c) fees and expenses associated with obtaining necessary waivers, consents or approvals or the release and termination of any Encumbrances) (in the aggregate, “Transaction Expenses”) will be paid by the Party incurring such expense; provided, however, that the Transaction Expenses of the Acquired Companies will be paid by Seller.
Section 8.14    Provisions Regarding Legal Representation.
(a)    Each of the Parties hereby agrees, on its own behalf, on behalf of its Affiliates and on behalf of their respective directors, managers, members, shareholders, partners, officers and employees, that, following consummation of the transactions contemplated by this Agreement, Chiomenti, Sullivan and Cromwell, Cozen O’Connor and Deacons (or any of their respective successors) may serve as counsel to Sellers, Guarantor (and each of its and their respective equity holders, officers, members, managers, directors, employees, agents advisors and other representatives) or any individual member thereof or any Affiliate thereof, in connection with any action, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding representation of any of the Acquired Companies prior to Closing, and each of the Parties (including the Buyer on behalf of the Acquired Companies) hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
(b)    It is acknowledged by each of the Parties that Chiomenti, Sullivan and Cromwell, Cozen O’Connor and Deacons and other legal counsel have represented Sellers, Guarantor, and the Acquired Companies prior to the Closing in connection with the transactions contemplated by this Agreement (including matters that may arise in connection with the preparation of the documentation for and the negotiation and execution of the transactions contemplated by this Agreement). The Parties agree that any attorney-client privilege or attorney work-product protection attaching as a result of Chiomenti’s, Sullivan and Cromwell’s, Cozen O’Connor’s, Deacon’s or such other legal counsel’s representation of Sellers and Guarantor and pre-Closing representation of the Acquired Companies, in each case, in connection with the transactions contemplated by this Agreement and all information and documents subject to such privilege or protection, shall belong and be assigned to and be controlled by Sellers, and may be waived only by Sellers, and shall not pass or be claimed, asserted or used by the Buyer or any of the Acquired Companies; provided, however, that in the event of a dispute between any Acquired Companies and a third party after the Closing Date, such Acquired

Companies may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party.
(c)    Buyer hereby acknowledges and agrees that any disclosure to, or access by, the Buyer of information that may be subject to a claim of attorney-client privilege or attorney work-product protection attaching as a result of Chiomenti’s, Sullivan and Cromwell’s, Cozen O’Connor’s, Deacon’s or such other legal counsel’s representation of Sellers and Guarantor and pre-Closing representation of the Acquired Companies will not prejudice or otherwise constitute a waiver of any claim of such privilege or protection.
Section 8.15    Guarantor’s obligations. By executing this Agreement, Guarantor guarantees the performance by HK Seller of its obligations under this Agreement and Buyer shall be entitled to initiate a Legal Proceeding against Guarantor pursuant to Section 8.9 in accordance with Section 6.2(b).
Section 8.16    Representative.
(a)    Full Fortune Wealth Limited, a company with limited liability incorporated under the Laws of Hong Kong is hereby constituted and appointed as agent and attorney in fact for and on behalf of each Seller (“Representative”). Without limiting the generality of the foregoing, Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to (i) interpret the terms and provisions of this Agreement; (ii) execute and deliver all Contracts, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated hereby; (iii) receive service of process in connection with any claims under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of Representative for the accomplishment of the foregoing; (v) give and receive notices and communications; (vi) engage counsel, and such accountants and other advisors for the Sellers and incur such other expenses on behalf of Sellers in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby as Representative may deem appropriate; and (vii) take all actions necessary or appropriate in the judgment of Representative on behalf of Sellers in connection with this Agreement or any Related Agreement.
(b)    If a Person serving as Representative for any reason ceases to serve in such capacity, then by written notice to Buyer, signed by both Sellers, a successor Representative named in such notice will be substituted for the Person who ceased to serve. Expenses incurred by Representative will be allocable among and paid by the Sellers in accordance with their Relevant Percentages. Each Seller grants unto Representative, as attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully as such Seller might or could do in person, hereby ratifying and confirming all actions that Representative may lawfully take or cause to be taken by virtue hereof. Each Seller further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by Representative of any documents executed by Representative pursuant to this Section 8.16, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents. Representative shall receive no compensation for its services; provided, however, Representative shall be entitled to reimbursement from Sellers, in accordance with their Relevant Percentages, for reasonable expenses incurred in connection with its duties hereunder.
(c)    Each Seller acknowledges and agrees that Representative shall not be obligated to take any actions and shall be entitled to take such actions as Representative deems appropriate in Representative’s sole discretion. No Person serving as Representative shall have any liability in connection with any act or omission as Representative, except for such Person’s willful misconduct or gross negligence. Representative shall not have any implied duties or obligations. Representative may rely upon any instrument that Representative in good faith believes to be genuine. Representative may consult legal counsel selected by it in the event of any dispute or question relating to this Agreement, any Related Agreement or the transactions contemplated hereby and thereby, or in connection with the conduct of Representative’s duties. Each Seller further agrees to hold Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as Representative, except for any liability for gross negligence or willful misconduct.
(d)    A decision, act, consent or instruction of Representative shall constitute a decision of both Sellers and shall be final, binding and conclusive upon each such Seller, and Buyer and its Affiliates may rely upon any decision, act, consent or instruction of Representative as being the decision, act, consent or instruction of each Seller. Each of Buyer and its Affiliates is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Representative. In furtherance of the foregoing, any reference to a power of Sellers under this Agreement, to be exercised or otherwise taken, shall also be a power vested in Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth in the Preamble of this Agreement.

BUYER: CROCS, INC. By: /s/ Andrew Rees Name: Andrew Rees Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

HK ACQUIRED COMPANIES:

FULL FORTUNE WORLDWIDE LIMITED

By: /s/ Alessandro Rosano
Name: Alessandro Rosano
Title: Director

FULL FORTUNE INTELLECTUAL LIMITED

By: /s/ Alessandro Rosano
Name: Alessandro Rosano
Title: Director

FULL FORTUNE ONLINE LIMITED

By: /s/ Alessandro Rosano
Name: Alessandro Rosano
Title: Director

HK SELLER:

FULL FORTUNE WEALTH LIMITED

By: /s/ Alessandro Rosano
Name: Alessandro Rosano
Title: Director

US ACQUIRED COMPANIES:

LUCKY TOP INC.

By: /s/ Daniele Guidi
Name: Daniele Guidi
Title: Director

HAPPY ONE LLC

By: /s/ Daniele Guidi
Name: Daniele Guidi
Title: Member

US SELLER:

By: /s/ Daniele Guidi
Name: Daniele Guidi

REPRESENTATIVE:

FULL FORTUNE WEALTH LIMITED

By: /s/ Alessandro Rosano
Name: Alessandro Rosano
Title: Director

SOLELY FOR THE PURPOSES OF SECTION 6.2(B) AND ARTICLE VIII

GUARANTOR

By: /s/ Alessandro Rosano
Name: Alessandro Rosano

[Signature Page to Securities Purchase Agreement]

EXHIBIT A
DEFINITIONS

“Account(s)” has the meaning set forth in Section 3.1(m)(ii).
“Accounting Expert” has the meaning set forth in Section 1.4(c).
“Accounting Principles” means the accounting principles, methodologies, procedures and policies set forth on Exhibit K.
“Accounts Receivable” has the meaning set forth in Section 3.1(f)(iv).
“Acquired Companies” means, collectively, the HK Acquired Companies, the US Acquired Companies and Hey Dude B.V.
“Adjustment Holdback Amount” has the meaning set forth in Section 1.3(b)(i).
“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Corruption Laws” means any applicable Laws that prohibit bribery or corruption (governmental or commercial), including without limitation, the U.S. Foreign Corrupt Practices Act (FCPA), the U.K. Bribery Act, Hong Kong’s Prevention of Bribery Ordinance (Chapter 201), the PRC Criminal Law, the PRC Anti-Unfair Competition Law, and the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions and its local country enabling legislation.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other U.S. federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other applicable Law that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Audit” has the meaning set forth in Section 4.3(b).
“Baseline Cash Purchase Price” means $2,050,000,000.
“Benefit Plan” means any retirement, pension, Mandatory Provident Fund, profit sharing, stock bonus, deferred compensation, savings, bonus, incentive, cafeteria, medical, dental, vision, prescription drug, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, welfare, dependent care assistance, disability, sick leave and sick pay, holiday and holiday pay, vacation and vacation leave pay, maternity leave and maternity leave pay, paternity leave and paternity leave pay, paid or unpaid leave, retention, severance, transaction, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, loan, tuition reimbursement, fringe benefit, employment, consulting, independent contractor, personal services or other compensation or benefit plan, scheme, fund, policy, practice, program, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, or funded or unfunded, (a) that is sponsored, maintained, contributed to or required to be contributed to by any Acquired Company or any ERISA Affiliate and that covers or benefits any current or former employee, director, manager, officer, consultant, independent contractor or other service provider of or to any Acquired Company (or any spouse, domestic partner, dependent or beneficiary of any such individual), or

(b) with respect to which any Acquired Company has (or could have) any current or future Liability (including any contingent Liability and including by reason of an ERISA Affiliate).
“Business” has the meaning set forth in the Recitals.
“Business Day” means a day on which banks are open for business in Broomfield, Colorado and Hong Kong but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of Colorado or Hong Kong.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Balance Sheet” has the meaning set forth in Section 3.3(d)(iii).
“Buyer Closing Certificate” has the meaning set forth in Section 2.3(e)(i).
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 3.3(a) (Organization; Standing and Power), Section 3.3(b) (Authorization and Non-Contravention), Section 3.3(e) (Capitalization), and Section 3.3(f) (Brokers).
“Buyer Indemnified Person” has the meaning set forth in Section 6.1(a).
“Buyer Persons” has the meaning set forth in Section 6.10(a).
“Buyer Released Liabilities” has the meaning set forth in Section 5.4(a).
“Buyer Released Person” has the meaning set forth in Section 5.4(a).
“Buyer SEC Documents” has the meaning set forth in Section 3.3(d)(i).
“Buyer Shares” means the common stock, par value $0.001 per share, of Buyer.
“Buyer Unreleased Claims” has the meaning set forth in Section 5.4(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, as may be amended from time to time, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11, and the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260, and the American Rescue Plan Act of 2021, Pub. L. No. 117-2) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-United States Law and including any related or similar orders or declarations from any Governmental Authority).
“Cash” means, with respect to any Acquired Company, (a) all cash and cash equivalents, in each case, in accordance with GAAP or HKFRS (as applicable) (including marketable securities, checks, ACH transactions and other wire transfers, bank deposits, short term investments, restricted cash and security deposits) of such Acquired Company, less (b) issued but uncleared checks of such Acquired Company, plus (c) checks, ACH transactions, other wire transfers, cash-in-transit and drafts which have been received by such Acquired Company but not yet deposited or cleared, in each case, as of as of the Measurement Time.
“Cash Purchase Price” has the meaning set forth in Section 1.2(a)(ii).
“Cash Purchase Price Relevant Percentage” means, with respect to HK Seller, 58.5366%, and, with respect to US Seller, 41.4634%.
“CBP” has the meaning set forth in Section 3.1(w)(xi).

“Change of Control Expenses” means any compensation, change in control payments or bonuses payable by any Acquired Company to any employee, officer, director, or consultant and which becomes payable as a direct consequence of the consummation of the transaction contemplated by this Agreement that are unpaid as of immediately prior to the Closing and the employer’s share of any payroll, employment or similar Taxes arising in connection therewith.
“Claim” has the meaning set forth in Section 6.2(a).
“Claim Notice” has the meaning set forth in Section 6.2(a).
“Claim Objection Notice” has the meaning set forth in Section 6.2(b)(i).
“Claim Objection Period” has the meaning set forth in Section 6.2(b)(i).
“Claiming Party” has the meaning set forth in Section 6.2(a).
“Closing” has the meaning set forth in Section 2.1.
“Closing Date” has the meaning set forth in Section 2.1.
“Code” means the Internal Revenue Code of 1986.
“Company Data” has the meaning set forth in Section 3.1(n)(ii).
“Company Databases” has the meaning set forth in Section 3.1(n)(i).
“Company IP” means all Intellectual Property that is owned by, or purported to be owned by any Acquired Company, or has been developed for or Exploited in, held for Exploitation in or related to, or that may be Exploited in, held for Exploitation in, related or useful to the operation of, the business of any of the Acquired Companies (including the Business) or any Products.
“Company Released Liabilities” has the meaning set forth in Section 5.4(b).
“Company Released Person” has the meaning set forth in Section 5.4(b).
“Company Unreleased Claims” has the meaning set forth in Section 5.4(b).
“Confidential Information” has the meaning set forth in Section 5.2.
“Consideration” has the meaning set forth in Section 1.2(a).
“Consulting Agreement” has the meaning set forth in the Recitals.
“Contaminants” has the meaning set forth in Section 3.1(m).
“Continuing Employee” has the meaning set forth in Section 5.5(a).
“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding right or obligation.
“Corporate Records” has the meaning set forth in Section 3.1(d).
“Covered Persons” has the meaning set forth in Section 5.7(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.
“Damages” means any losses, costs, damages, Liabilities, Taxes, expenses, Legal Proceedings and Orders (including reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims.
“Data Room” has the meaning set forth in Section 8.3.
“Debt Commitment Letters” means (a) any executed Term B loan facility commitment letter and the related fee letter between Buyer and Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or such other lender approved by Buyer to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein and (b) any executed Backstop Revolver commitment letter and the related fee latter between Buyer and Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or such other lender approved by Buyer to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein.
“Debt Financing” has the meaning set forth in Section 4.6(a).
“Debt Financing Sources” means the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing, including the Debt Commitment Letters, and the parties to any joinder agreements or any definitive documentation entered into pursuant thereto or relating thereto together with their respective Affiliates and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their successors and assigns.
“Disclosure Schedule” has the meaning set forth in Section 3.1.
“Disputed Components” has the meaning set forth in Section 1.4(c).
“EEI” has the meaning set forth in Section 3.1(w)(xii).
“Employment and Services Agreements” has the meaning set forth in the Recitals.
“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, license, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.
“End Date” has the meaning set forth in Section 7.1(b).
“Environmental, Health and Safety Requirements” means all Laws, Orders and Contracts concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, labeling, notification, reporting, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, noise or radiation.
“EPCRS” has the meaning set forth in Section 3.1(q)(iv).

“Equity Consideration Shares” has the meaning set forth in Section 1.2(a)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with any Acquired Company, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“Escrow Account” has the meaning set forth in Section 1.3(b)(iii).
“Escrow Agent” shall mean Wilmington Trust, N.A., or its permitted successors and assigns.
“Escrow Agreement” means the escrow agreement by and among Buyer, Sellers, Representative and the Escrow Agent, dated as of the Closing Date, to be in substantially the form set forth on Exhibit L.
“Escrow Amount” has the meaning set forth in Section 1.3(b)(iii).
“Exploit” or “Exploitation” means to use, possess, reproduce, modify, display, market, offer as a service, perform, publish, transmit, broadcast, sell, offer to sell, license or sublicense, distribute, design, develop, manufacture, import, provide, or otherwise exploit.
“FFCRA” means Families First Coronavirus Response Act, Pub. L. No. 116-127.
“FF Intellectual” has the meaning set forth in the Preamble.
“FF Online” has the meaning set forth in the Preamble.
“Final Cash Purchase Price” has the meaning set forth in Section 1.4(a).
“Final Closing Statement” has the meaning set forth in Section 1.4(a).
“Financial Statements” has the meaning set forth in Section 3.1(f)(i).
“Fraud” means, with respect to the making by a Party, to another Party, of an express representation or warranty contained in this Agreement by the first such Party, (i) such representation or warranty was false or inaccurate, (ii) such Party had actual knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was false or inaccurate, (iii) in making such representation or warranty the Person(s) with knowledge that such representation or warranty was false or inaccurate had the intent to deceive the other Party or to induce such other Party to act or refrain from acting, and (iv) such other Party acted or refrained from acting in reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness that do not require an actual intent to defraud. The Parties agree that any information or documentation that is disclosed in the Data Room at or before 10:00 a.m. Mountain Time, on the date of this Agreement shall not form the basis of a claim of, or otherwise constitute in any way, Fraud (including, without limitation, if such information or documentation is not disclosed on the Disclosure Schedule) with respect to any representation or warranty in Section 3.1 or Section 3.2 or on any applicable section of the Disclosure Schedule.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization; Standing and Power), Section 3.1(b)(i) and clauses (A) and (B) of Section 3.1(b)(ii) (Authorization and Non-Contravention), Section 3.1(c) (Capitalization), Section 3.1(x) (Brokers), Section 3.2(a) (Power, Authority and Capacity), Section 3.2(b) (Authorization and Non-Contravention), Section 3.2(c) (Title to Purchased Securities), and Section 3.2(e) (Brokers).
“GAAP” means generally accepted accounting principles in the United States.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.
“General Deductible” has the meaning set forth in Section 6.4(a)(i).
“Global Trade Laws” means any applicable economic sanctions or import or export control Laws, including the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules, regulations and executive orders administered by the U.S. Treasury Department, including the Office of Foreign Assets Control (OFAC); the USA PATRIOT Act; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies and any other restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under applicable Laws.
“Governmental Authority” means any nation, state, province, special administrative region or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body.
“Guarantor” has the meaning set forth in the Preamble.
“Guarantor Employment Agreement” has the meaning set forth in the Recitals.
“Guarantor Restrictive Covenants Agreement” has the meaning set forth in the Recitals.
“Happy One” has the meaning set forth in the Preamble.
“Hey Dude B.V.” means HEYDUDE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands and its registered address at Zuidplein 126, 1077XV Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce with registration number 82884447.
“HK Acquired Companies” has the meaning set forth in the Preamble.
“HK Financial Statements” has the meaning set forth in Section 3.1(f)(i)(B).
“HK Purchased Securities” has the meaning set forth in the Recitals.
“HK Seller” has the meaning set forth in the Preamble.
“HK Seller Closing Certificate” has the meaning set forth in Section 2.2(e)(i).
“HK Seller’s Knowledge” means the knowledge of Mr. Alessandro Rosano, after reasonable inquiry.
“HKFRS” means Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which any Acquired Company is authorized or otherwise permitted to Exploit any other Person’s Intellectual Property.

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable), including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including any letter of credit to the extent drawn); (c) surety bond; (d) swap, hedging, foreign currency exchange or similar Contract (including breakage costs with respect thereto) determined on the basis of actual, not notional, Liabilities; (e) leases required to be capitalized under GAAP or HKFRS (as applicable); (f) all Liabilities arising from cash or book overdrafts to the extent not taken into account in the determination of Cash; (g) banker acceptance; (h) all Liabilities owed to Seller or Seller’s Affiliates; (i) any off-balance sheet Liabilities (but excluding operating leases); (j) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (k) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise (including earn-out payments and seller notes); (l) Indemnified Taxes; (m) any Liability secured by any Encumbrance on any asset or property, in each case, other than Permitted Encumbrance; and (n) all guarantees of the Liabilities of any Person with respect to the foregoing; provided, however, that in no event shall “Indebtedness” include any amounts that are included in Net Working Capital or Seller Transaction Expenses and included in the calculation of the Cash Purchase Price.
“Indemnifying Party” has the meaning set forth in Section 6.2(a).
“Indemnified Taxes” means any and all Taxes (a) of any Acquired Company (or for which any Acquired Company is liable) arising out of or relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period (including any Taxes imposed under Section 965 of the Code or relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or any other COVID-19 Measures), (b) that are Transfer Taxes for which Sellers are responsible pursuant to Section 5.3(f), (c) of another member (other than an Acquired Company) of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, combined, consolidated or unitary group for Tax purposes under state, local or non-United States Law, of which any Acquired Company (or any predecessor thereof) is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-United States Law), or (d) of any Person (other than an Acquired Company) that is imposed on any Acquired Company as a transferee or successor, by Contract, by operation of Law or otherwise, to the extent such Liability is related to an event occurring, or Contract entered into, on or prior to the Closing Date; provided, for the avoidance of doubt, that Indemnified Taxes shall not include the amount of any income arising under Section 951 or 951A of the Code with respect to any Acquired Company.
“Infringement” or “Infringes” means that (or an assertion that) a given item, information or activity directly or indirectly infringes, misappropriates, dilutes or constitutes unauthorized use of, or otherwise violates or conflicts with the Intellectual Property of, or unfairly competes with, any Person; or otherwise constitutes unfair trade practices or false advertising.
“Insurance Policy” has the meaning set forth in Section 3.1(o)(i).
“Intellectual Property” means, collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iii) domain names, uniform resource locators, social media addresses, hashtags and identifiers, and other names and locators associated with the internet; (iv) telephone numbers; (v) Trademarks; (vi) all technology, ideas, research and development, inventions, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, Trade Secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, computer architecture, and documentation; (vii) all other intangible assets, properties or rights; and (viii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“IP Agreements” means, collectively: (a) all Inbound Licenses; (b) all Outbound Licenses; and (c) each other Contract between any Acquired Company, on the one hand, and any other Person, on the other hand, relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property.
“IP Deductible” has the meaning set forth in Section 6.4(a)(ii).
“IRS” means the United States Internal Revenue Service.
“Key Person Employment Agreement” has the meaning set forth in the Recitals.
“Law” has the meaning set forth in Section 3.1(e)(ii).
“Leased Real Property” has the meaning set forth in Section 3.1(i)(ii).
“Legal Proceeding” has the meaning set forth in Section 3.1(e)(i).
“Liability” means any indebtedness, loss, damage, fine, penalty, Tax, liability or monetary obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.
“Lock-up” has the meaning set forth in Section 5.6(a).
“Lock-up Period” has the meaning set forth in Section 5.6(b)(i).
“Lucky Top” has the meaning set forth in the Preamble.
“Material Adverse Effect” means any result, occurrence, fact, change, event, circumstance, development or effect with respect to the Acquired Companies which, when considered either individually or in the aggregate together with all other results, occurrences, facts, changes, events, circumstances, developments or effects, that is or would reasonably be expected to be materially adverse to (i) the Business, assets, liabilities, employees, business relationship, capitalization, condition (financial or otherwise), operations or results of operations of the Acquired Companies taken as a whole or (ii) either Seller’s or any Acquired Company’s ability to consummate the transactions contemplated hereunder, in each case, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions or credit, financial or capital markets, including changes in interest rates, (b) changes affecting generally the industries or markets in which the Acquired Companies operate, (c) flood, earthquake, other natural disaster, acts of war, sabotage or terrorism, military actions or the escalation thereof, virus, epidemic or pandemic (including COVID-19), (d) any changes in applicable Laws or GAAP, (e) any action required to be taken or omitted to be taken by the Acquired Companies pursuant to this Agreement or consented to by Buyer, (f) the announcement of this Agreement and the transactions contemplated hereunder, or (g) any failure to meet any internal or published projections, forecasts, budgets, or other  predictions (provided that the underlying causes of such failures will not be excluded), but, in the case of any change described in clauses (a) through (d), only if such change does not affect the Acquired Companies taken as a whole in a substantially disproportionate manner as compared with the effect of such change on other Persons engaged in a similarly situated business to the Business).

“Material Contract” has the meaning set forth in Section 3.1(s)(i).

“Material Customers” has the meaning set forth in Section 3.1(u)(i).
“Material Suppliers” has the meaning set forth in Section 3.1(u)(ii).
“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.
“Measurement Time” means (i) with respect to the HK Acquired Companies and Hey Dude B.V., 11:59 p.m., Hong Kong Time and (ii) with respect to the US Acquired Companies, as of 11:59 p.m. Pacific Time (i.e., the end of the day in the applicable time zone), on the day immediately prior to the Closing Date.
“Most Recent Balance Sheets” means the balance sheets of the Acquired Companies as of September 30, 2021.
“NDA” means that certain Non-Disclosure Agreement, dated as of October 25, 2021, by and between Crocs, Inc. and Seller.
“Net Working Capital” means (a) the current assets of the Acquired Companies (other than any Cash of the Acquired Companies), minus (b) the current liabilities of the Acquired Companies, in each case determined in accordance with the Accounting Principles, consistently applied; provided, however, that in no event shall “Net Working Capital” include any amounts that constitute Indebtedness, Change of Control Expenses or Seller Transaction Expenses to the extent included in the Cash Purchase Price. For the avoidance of doubt, “Net Working Capital” may be a positive or negative number.
“New Plan” has the meaning set forth in Section 5.5(b).
“Non-U.S. Benefit Plan” means any Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (whether or not United States Law also applies) or is sponsored, maintained or contributed to primarily for the benefit of current or former employees, officers, directors, consultants, independent contractors or other service providers of or to any Acquired Company or any ERISA Affiliate who reside or work primarily outside of the United States.
“Objection Notice” has the meaning set forth in Section 1.4(b).
“Objection Period” has the meaning set forth in Section 1.4(b).
“Offering Documentation” has the meaning set forth in Section 4.6(a).
“Order” has the meaning set forth in Section 3.1(e)(i).
“Ordinary Course of Business” means, with respect to the Acquired Companies, the ordinary course of business of the Acquired Companies consistent with past practice, including, as applicable, with respect to quantity and frequency.
“Outbound License” means any Contract, covenant not to sue, settlement, or forbearance to which any Acquired Company is a Party pursuant to which any Person (other than an Acquired Company) has rights to access or Exploit any Company IP.
“Owned IP” means all Company IP other than Intellectual Property (a) licensed to an Acquired Company pursuant to an Inbound License or (b) properly used by an Acquired Company pursuant to the doctrine of fair use, first sale or exhaustion.
“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Indebtedness” means any Indebtedness of the Acquired Companies of the type in clauses (a) through (f) of the definition thereof.
“Payoff Letters” means payoff letters from holders of Payoff Indebtedness, in each case, that list all obligations of the Acquired Companies to the applicable lender as of the Closing Date, in which the applicable lender (i) agrees that payment of such amounts will satisfy all outstanding obligations of the Acquired Companies, (ii) agrees that all Encumbrances on the properties or assets of any Acquired Company with respect to such Payoff Indebtedness will automatically be released upon the satisfaction of the conditions in such letter and authorizes the Acquired Companies or their respective designee to prepare and file the applicable documents and take any other actions reasonably necessary to evidence such releases, and (iii) providing payment instructions, including, if applicable, wire transfer instructions for the applicable lender.
“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body.
“Permitted Encumbrances” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Acquired Company and for which there are adequate reserves on the Financial Statements; (b) mechanic’s, materialmen’s, carriers’, workers’, repairers’, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable; (c) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, retirement, social security and similar legislation; (d) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the affected Leased Real Property; (e) other encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of the Leased Real Property; (f) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (g) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the affected physical asset which do not materially impair the occupancy or use of such affected asset for the purposes for which it is currently used or proposed to be used in connection with the Acquired Company’s Business; or (h) Encumbrances on goods in transit incurred pursuant to documentary letters of credit.
“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.
“Personal Data” means any information (in any form, including paper, electronic or other forms) that specifically identifies, or is capable of identifying, any individual Person (including a current, prospective or former customer or employee of any Acquired Company), whether a living or dead, including: (a) information that identifies, could be used to identify (alone or jointly with other information) or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) biometric information relating to measurable biological (anatomical and physiological) or behavioral characteristics used for identification of an individual (e.g., fingerprints, retinal scans, facial scans, signatures, handwriting analysis and voice pattern recognition); (c) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (d) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); (e) internet protocol addresses, unique device identifiers or other persistent identifiers; and (f) any other information about a natural person which is combined with or linked to any of the foregoing information, and including all de-identified data and all aggregated data derived from any of the foregoing information.
“Pre-Closing Statement” has the meaning set forth in Section 1.3(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.3(c).
“Pre-Closing Tax Period” has the meaning set forth in Section 5.3(b).
“Privacy Law” means (a) all Laws regarding the privacy, protection, Processing or security of Personal Data throughout the world, including, to the extent applicable to any Acquired Company: (i) the California Consumer Privacy Act, California Civil Code Title 1.81.5, as currently in effect; (ii) the GDPR and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018); (iii) Laws relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM, unsolicited advertising or communications Laws; (iv) Laws regarding the “right to be forgotten”; (v) any U.S. state Laws concerning privacy policies, including the California Online Privacy Protection Act (CalOPPA) and the Delaware Online Privacy and Protection Act (DOPPA); (vi) U.S. state Laws concerning required disclosures for marketing purposes, including the California Shine the Light Law; and (vii) any regulations or regulatory requirements applicable to the Processing of Personal Data (as amended or replaced from time to time); and (b) any rules of self-regulatory, industry or other organizations with which any Acquired Company is required to comply depending on the nature of its Processing activities or by virtue of the industry to which it belongs, including in accordance with the Payment Card Industry Data Security Standard (PCI DSS) and any other supported payment application data security standard and any commitments to comply with industry self-regulatory standards (e.g., DAA, NAI), and guidance from the Federal Trade Commission or any regulatory or administrative body.
“Privacy Obligation(s)” has the meaning set forth in Section 3.1(n)(ii)
“Pro Forma Financial Statements” has the meaning set forth in Section 3.1(f)(i)(C).
“Processing” means any operation performed on data or information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of data or information.
“Product” means, collectively, all products or services that are or have been marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by any Acquired Company.
“Purchased Securities” has the meaning set forth in the Recitals.
“Real Property Lease” has the meaning set forth in Section 3.1(i)(ii).
“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright, mask work or Trademark.
“Regulation S” means Regulation S promulgated by the SEC under the Securities Act.
“Related Agreements” means all documents, agreements and instruments executed and delivered in connection with this Agreement, including the Escrow Agreement, the Employment and Services Agreements and the Restrictive Covenants Agreements.
“Releasors” means, with respect to any Person, collectively, such Person’s predecessors, successors, assigns, next-of-kin, representatives, administrators, executors, trusts, agents and any other Person claiming by, through or under any of the foregoing.
“Relevant Percentage” means, with respect to HK Seller, 66%, and, with respect to US Seller, 34%.
“Representative” has the meaning set forth in the Preamble.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC or the European Union within the past five years (including, as of the date hereof, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Restricted Party” means any Person on one or more of the Restricted Party Lists, or any Person owned at a 50% or greater level or controlled by or acting on behalf of a Person on one or more of the Restricted Party Lists.
“Restricted Party List” means the list of sanctioned Persons maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, groups and entities subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the lists of Persons, groups and entities contained in the regulations to the United Nations Act (including the schedules to such regulations); and similar lists of Restricted Parties maintained by other Governmental Authorities.
“Restrictive Covenants Agreements” has the meaning set forth in the Recitals.
“Rule 144” has the meaning set forth in Section 4.9.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Closing Certificates” has the meaning set forth in Section 2.2(e)(i).
“Seller Closing Payment” has the meaning set forth in Section 1.3(b)(vii).
“Seller Final Closing Payment” means the aggregate amount that would have been payable to Seller pursuant to Section 1.3(b)(vii) if such amount were determined using the Final Cash Purchase Price.
“Seller Indemnified Person” has the meaning set forth in Section 6.1(b).
“Seller’s Knowledge” means, or words of similar import mean, with respect to the HK Acquired Companies or Hey Dude B.V., HK Seller’s Knowledge and with respect to the US Acquired Companies, US Seller’s Knowledge, as applicable.
“Seller Transaction Expenses” means, collectively, (a) the Transaction Expenses of Seller for which any Acquired Company may be liable and (b) the Transaction Expenses of the Acquired Companies.
“Seller Stamp Duty” means the amount of any Stamp Duty for which Sellers are responsible pursuant to Section 5.3(f).
“Services Agreement” has the meaning set forth in the Recitals.
“Shortfall Amount” has the meaning set forth in Section 1.4(g)(iii).
“Software” means all computer programs (including any software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any websites.

“Specified IP Representations” means the representations and warranties set forth in Sections 3.1(m)(i), (iii), (iv) and (vii) to the extent that any breach or inaccuracy thereof arises from, occurs in or relates in any way to any of the following countries, including (a) any Legal Proceedings occurring in, arising from or relating to any such country, or (b) any Damages arising from or relating to (i) any transaction, business, activities or rights touching or arising from any such country, or (ii) the Exploitation, registration, assertion or existence of any Intellectual Property or Product in any such country: United States, Canada, Mexico, Brazil, Germany, Netherlands, United Kingdom, France, Italy, Austria, United Arab Emirates, Spain, Greece, Poland, Turkey, China, Korea, Japan, Singapore, Australia, Philippines, Thailand, Indonesia, and Malaysia.
“Stamp Duty” means the total amount of stamp duty payable to the Stamp Office pursuant to the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) on the instruments of transfer and bought and sold notes relating to the transfer of the HK Purchased Securities hereunder which, subject to final adjudication by the Stamp Office, shall be calculated at 0.26% of the value of the Equity Consideration Shares plus the amount of Final Cash Purchase Price payable to HK Seller as reasonably determined by Buyer in accordance with applicable Law.
“Stamp Office” means the Stamp Office of the Inland Revenue Department of the HKSAR Government.
“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.
“Systems” has the meaning set forth in Section 3.1(m)(ix).
“Tail Policy” has the meaning set forth in Section 5.7(b).
“Target Net Working Capital Amount” means $85,000,000.
“Tax” means all federal, state, municipal, provincial, local, non-U.S. or other taxes, charges, fees, duties, customs, levies or other assessments, however denominated, imposed by any Governmental Authority, including income or profit, gains, capital stock, gross receipts, goods and services, net proceeds, ad valorem, alternative or add-on minimum, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, franchise, excise, stamp, registration, premium, leasing, lease, business license, user, transfer, estimated, withholding, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance, employees’ income withholding, employment, payroll, termination payments, disability, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment or Social Security (or similar) taxes, Liabilities under escheat and unclaimed property Laws, and other obligations of any kind whatsoever of the same or of a similar nature to any of the foregoing, whether disputed or not, together with any interest, penalties, fines or additions to tax related thereto.
“Tax Benefit” has the meaning set forth in Section 6.4(c)(ii).
“Tax Proceeding” has the meaning set forth in Section 5.3(e).
“Tax Proceeding Disputed Issue” has the meaning set forth in Section 5.3(e).
“Tax Return” means any return, declaration, report, filing, estimate, claim for refund or information return or statement or other document filed or required to be filed with a Governmental Authority or provided or required to be provided to a payee relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Tax Return Disputed Issue” has the meaning set forth in Section 5.3(a)(ii).
“Terms” has the meaning set forth in Section 3.1(m)(ii).
“Third-Party Claim” has the meaning set forth in Section 6.2(c).
“Third-Party Processor” has the meaning set forth in Section 3.1(n)(iii).
“Trade Licenses” has the meaning set forth in Section 3.1(w)(vii).
“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.
“Trademarks” means any trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore.
“Transaction Expenses” has the meaning set forth in Section 8.13.
“Transaction Proposal” has the meaning set forth in Section 4.5.
“Transfer” has the meaning set forth in Section 5.6(b)(ii).
“Transfer Taxes” has the meaning set forth in Section 5.3(f).
“Treasury Regulations” means regulations promulgated under the Code.
“US Acquired Companies” has the meaning set forth in the Preamble.
“US Financial Statements” has the meaning set forth in Section 3.1(f)(i)(A).
“US Purchased Securities” has the meaning set forth in the Recitals.
“US Seller” has the meaning set forth in the Preamble.
“US Seller Closing Certificate” has the meaning set forth in Section 2.2(e)(ii).
“US Seller Restrictive Covenants Agreement” has the meaning set forth in the Recitals.
“US Seller’s Knowledge” means the knowledge of Mr. Daniele Guidi, after reasonable inquiry.
“WARN Act” has the meaning set forth in Section 3.1(p)(xv).